Exhibit 2.1

 CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GLOBAL BUSINESS TRAVEL GROUP, INC.,

CAPE MERGER SUB I LLC,

CAPE MERGER SUB II LLC,

CWT HOLDINGS, LLC

AND

REDWOOD DRAWDOWN PARTNERS III, LLC, AS MEMBER REPRESENTATIVE

Dated as of March 24, 2024

Annex A – Definitions

Exhibits:

A-	Requisite Company Approval
B-	Accounting Principles and Sample Calculation of Closing Working Capital
C-	Form of Letter of Transmittal
D-	Form of Escrow Agreement
E-	Form of Exchange Agent Agreement
F-	Form of Registration Rights Agreement
G-	Company Group Debt and Debt-Like Example Calculation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated March 24, 2024 (this “Agreement”), is made and entered into by and among Global Business Travel Group, Inc., a Delaware corporation (“Parent”), Cape Merger Sub I LLC, a Delaware limited liability company and an indirect subsidiary of Parent (“Merger Sub I”), Cape Merger Sub II LLC, a Delaware limited liability company and an indirect subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), CWT Holdings, LLC, a Delaware limited liability company (the “Company”), and Redwood Drawdown Partners III, LLC, a Delaware limited liability company, solely in its capacity as the representative of the equityholders of the Company (the “Member Representative”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Certain other capitalized terms used in this Agreement are defined below or in Annex A.

WHEREAS, the Parties intend that, on the terms and subject to the conditions of this Agreement, (a) at the First Merger Effective Time, Merger Sub I shall merge with and into the Company, with the Company surviving the merger as an indirect subsidiary of Parent (the “First Merger Surviving Company”) and (b) at the Second Merger Effective Time, the First Merger Surviving Company shall merge with and into Merger Sub II, with Merger Sub II surviving the merger as an indirect subsidiary of Parent;

WHEREAS, the respective boards of directors, board of managers and managing members (or equivalent governing bodies or person(s)) of each of Parent, Merger Sub I, Merger Sub II and the Company have each (a) determined that the transactions contemplated by this Agreement, including the First Merger and the Second Merger, and the Ancillary Documents (the “Transactions”), as applicable to each, are in the best interests of such Party and its respective equityholders, (b) approved and declared advisable this Agreement and the Transactions, on the terms and subject to the conditions set forth herein and (c) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, on the terms and subject to the conditions set forth herein;

WHEREAS, as of the date hereof, (a) Members holding at least sixty percent (60%) of the issued and outstanding Voting Units have (i) irrevocably approved and adopted this Agreement and the Ancillary Documents and the consummation of the Transactions and (ii) approved certain amendments to the Company LLC Agreement pursuant to, and in accordance with, Section 14.1 thereof, and (b) Members holding at least sixty percent (60%) of the issued and outstanding Preferred Units have (i) irrevocably approved and adopted this Agreement and the Ancillary Documents and the consummation of the Transactions and (ii) approved certain amendments to the Company LLC Agreement pursuant to, and in accordance with, Section 14.1 thereof (collectively, the “Requisite Company Approval”), pursuant to a written consent executed by such Members, a copy of which is attached hereto as Exhibit A;

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that the Mergers, taken together, shall be treated as a single integrated transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent and the Merger Subs entering into this Agreement, each of the Key Investors has entered into a support agreement (the “Investor Support Agreement”), which shall become effective as of the Closing and shall be null and void if this Agreement is terminated;

WHEREAS, in partial consideration of the Transactions, each Member will be required to execute and deliver a Letter of Transmittal in the form attached hereto as Exhibit C on the terms hereinafter set forth in order to receive its applicable portion of the consideration payable hereunder; and

WHEREAS, the Parties, desire to make certain representations, warranties, covenants and other agreements in connection with this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1           The Mergers; Effects of the Mergers.

(a)          On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DLLCA, at the First Merger Effective Time, (i) Merger Sub I shall merge with and into the Company (the “First Merger”) and (ii) the separate limited liability company existence of Merger Sub I shall cease, and the Company shall continue its existence as a limited liability company under the DLLCA as an indirect subsidiary of Parent. Without limiting the generality of the foregoing, from and after the First Merger Effective Time, by virtue of the First Merger and without further act or deed, all of the rights, privileges, powers and interests in property of the Company and Merger Sub I shall vest in the First Merger Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Merger Surviving Company.

(b)         As soon as practicable following the First Merger Effective Time, and in any case, on the same day as the First Merger Effective Time, and on the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DLLCA, at the Second Merger Effective Time, (i) the First Merger Surviving Company shall merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”) and (ii) the separate limited liability company existence of the First Merger Surviving Company shall cease, and Merger Sub II shall continue its existence as a limited liability company under the DLLCA as an indirect subsidiary of Parent (sometimes referred to herein as the “Second Merger Surviving Company” and together with the First Merger Surviving Company, the “Surviving Companies”). Without limiting the generality of the foregoing, from and after the Second Merger Effective Time, by virtue of the Second Merger and without further act or deed, all of the rights, privileges, powers and interests in property of the First Merger Surviving Company and Merger Sub II shall vest in the Second Merger Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub II shall become the debts, liabilities and duties of Second Merger Surviving Company.

Section 1.2         Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall be effected via the electronic exchange of documents and executed signature pages thereto (a) on the earlier of (i) the third (3rd) Business Day following the date on which all of the conditions set forth in Article VI shall have been satisfied or, to the extent permitted by applicable Law, waived (in either case, other than those conditions to be satisfied at the Closing itself (but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions)) (provided, however, if such third (3rd) Business Day is within fifteen (15) days prior to the end of the last day of Parent’s fiscal quarter, then on the first (1st) Business Day of the first month of the immediately following fiscal quarter) or (ii) the Drop Dead Date (as extended in accordance in accordance with Section 7.1(b)), if all of the conditions set forth in Article VI shall have been satisfied or, to the extent permitted by applicable Law, waived (in either case, other than those conditions to be satisfied at the Closing itself (but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions)), or (b) at such other place or on such other date or at such other time as shall be agreed upon by Parent and the Company (the day on which the Closing actually occurs is referred to herein as the “Closing Date”). Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously.

Section 1.3           Closing Deliverables.

(a)          At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent the following:

(i)          executed copies of all Ancillary Documents to which any member of the Company Group or the Member Representative is party or signatory;

(ii)        a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying that each of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied;

(iii)     evidence of termination or settlement of the Affiliate Transactions pursuant to Section 4.9;

(iv)         evidence of the resignations contemplated by Section 4.3;

(v)          an executed copy of each Payoff Letter;

(vi)     a duly authorized and executed certificate in form and substance reasonably acceptable to Parent, certifying that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and otherwise satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3); and

(vii)       a certificate, dated the Closing Date, certifying that the Consideration Spreadsheet is a complete and accurate statement of the information contained therein.

(b)          At or prior to Closing, Parent shall deliver, or cause to be delivered, to the Company, or such other Person as may be specified below, the following:

(i)          executed copies of all Ancillary Documents to which any of Parent or the Merger Subs is party or signatory;

(ii)         evidence of shares in book-entry form representing the shares of Parent Class A Common Stock issuable pursuant to the terms of this Agreement in exchange for the outstanding Company Equity;

(iii)    payment to the Exchange Agent by wire transfer of immediately available funds of an amount equal to (A) the Closing Cash Consideration and (B) Fractional Share Cash Equivalent Amount, for deposit into the Payment Fund Account in accordance with the terms of this Agreement and the Exchange Agent Agreement;

(iv)        payment to the Escrow Agent by wire transfer of immediately available funds of the Purchase Price Adjustment Escrow Amount for deposit into the Purchase Price Adjustment Escrow Account, in accordance with the terms of this Agreement and the Escrow Agreement;

(v)         payment to the applicable financial institution account designated by the Member Representative to Parent in writing five (5) Business Days prior to the Closing Date, by wire transfer of immediately available funds, of the Member Representative Expense Amount for deposit into the Member Representative Account in accordance with the terms of this Agreement;

(vi)       payment to third parties by wire transfer of immediately available funds of the Estimated Closing Transaction Expenses and the Estimated Closing Debt in accordance with the Funds Flow and Payoff Letters; provided, however, that (A) to the extent Taxes are included in such Estimated Closing Transaction Expenses, they shall instead be timely paid over to the applicable Governmental Authority in accordance with applicable Tax Law and (B) if certain Estimated Closing Transaction Expenses to be paid to current or former employees of the Company Group are included in such Estimated Closing Transaction Expenses, then, solely to the extent determined by the Company, they shall instead be paid directly to the Company or its applicable Subsidiary to subsequently be paid through the applicable payroll system of the Company and its applicable Subsidiaries at such time(s) as prescribed by the Company; and

(vii)       a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, certifying that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 1.4          Effective Times.

(a)        On the terms and subject to the conditions of this Agreement, at the Closing, the Parties shall cause a certificate of merger (the “First Merger Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA, including Section 18-209 of the DLLCA, and shall take all such other actions as may be required by applicable Laws to make the First Merger effective as promptly as practicable. The First Merger shall become effective at such time as the First Merger Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the First Merger Certificate of Merger in accordance with the DLLCA (the effective time of the First Merger being herein referred to as the “First Merger Effective Time”).

(b)        On the terms and subject to the conditions of this Agreement, at the Closing, the Parties shall cause a certificate of merger (the “Second Merger Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA, including Section 18-209 of the DLLCA, and shall take all such other actions as may be required by applicable Laws to make the Second Merger effective as promptly as practicable. The Second Merger shall become effective at such time as the Second Merger Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Second Merger Certificate of Merger in accordance with the DLLCA (the effective time of the Second Merger being herein referred to as the “Second Merger Effective Time”).

Section 1.5          Organizational Documents of the Surviving Companies.

(a)         At the First Merger Effective Time, by virtue of the First Merger and without further act or deed, unless otherwise agreed by Parent and the Company prior to the First Merger Effective Time, (i) the certificate of formation of the Company shall be the certificate of formation of the First Merger Surviving Company and (ii) the limited liability company agreement of Merger Sub I shall be the limited liability company agreement of the First Merger Surviving Company, in each case, subject to Section 4.5, until thereafter amended in accordance with the terms thereof and applicable Law.

(b)         At the Second Merger Effective Time, by virtue of the Second Merger and without further act or deed, unless otherwise agreed by Parent and the Company prior to the Second Merger Effective Time, (i) the certificate of formation of Merger Sub II shall be the certificate of formation of the Second Merger Surviving Company and (ii) the limited liability company agreement of Merger Sub II shall be the limited liability company agreement of the Second Merger Surviving Company, in each case, subject to Section 4.5, until thereafter amended in accordance with the terms thereof and applicable Law; provided, however, Article 1 of the certificate of formation of the Second Merger Surviving Company shall read as follows: “The name of the limited liability company is CWT Holdings, LLC.” and each reference that would otherwise be to Cape Merger Sub II LLC in the limited liability company agreement of the Second Merger Surviving Company shall read “CWT Holdings, LLC.”

Section 1.6          Managers and Officers.

(a)        Except as otherwise determined by Parent prior to the First Merger Effective Time, the managers and officers of Merger Sub I, in each case, immediately prior to the First Merger Effective Time shall, from and after the First Merger Effective Time, be the managers and officers, respectively of the First Merger Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the First Merger Surviving Company.

(b)         Except as otherwise determined by Parent prior to the Second Merger Effective Time, the managers and officers of Merger Sub II, in each case, immediately prior to the Second Merger Effective Time shall, from and after the Second Merger Effective Time, be the managers and officers, respectively, of the Second Merger Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the Second Merger Surviving Company.

Section 1.7          Effect of Mergers on the Equity of the Constituent Companies.

(a)         First Merger. At the First Merger Effective Time, as a result of the First Merger and without any action on the part of Parent, the Merger Subs, the Company, or any holder of any equity interests of Parent, the Merger Subs or any member of the Company Group, the following shall occur:

(i)         Effect on Equity Interests of Merger Sub I. The limited liability company interests of Merger Sub I issued and outstanding immediately prior to the First Merger Effective Time shall be automatically converted, in the aggregate, into all of the limited liability company interests of the First Merger Surviving Company, with the same rights, privileges, powers and interests in property as the interests so converted, and which interest shall constitute the only issued and outstanding limited liability company interests of the First Merger Surviving Company.

(ii)         Effect on Class A Units. Each Class A Unit issued and outstanding immediately prior to the First Merger Effective Time (A) shall be automatically converted into the right of each holder thereof (collectively, the “Class A Unitholders”) to receive, less any applicable withholding Taxes as provided in Section 1.9, such portion of the Closing Cash Consideration, Fractional Share Cash Equivalent Amount and Closing Stock Consideration reflected on the Consideration Spreadsheet as being payable to such Class A Unitholders with respect to such Class A Units in connection with the First Merger, together with any amounts that may become payable in respect of such Class A Units in the future (1) from the Purchase Price Adjustment Escrow Account or the Member Representative Account as provided in this Agreement or (2) resulting from any purchase price adjustment or release of any Released Cash Amount pursuant to Section 1.10, in each case, in cash, without interest and to the extent actually payable to the Class A Unit and (B) shall be automatically cancelled and cease to exist. Except as set forth in this Section 1.7(a)(ii), at the First Merger Effective Time, each Class A Unitholder shall cease to have any rights with respect to the Class A Units. Notwithstanding anything to the contrary herein, no amounts payable hereunder shall be distributed in respect of any Class A Units unless and until the holder thereof shall have properly completed, executed and delivered the Exchange Documents (as defined below) in accordance with this Agreement.

(iii)       Effect on Class B Units. Each Class B Unit issued and outstanding immediately prior to the First Merger Effective Time (A) shall be automatically converted into the right of each holder thereof (collectively, the “Class B Unitholders”) to receive, less any applicable withholding Taxes as provided in Section 1.9, such portion of the Closing Cash Consideration, Fractional Share Cash Equivalent Amount and Closing Stock Consideration reflected on the Consideration Spreadsheet as being payable to such Class B Unitholders with respect to such Class B Units in connection with the First Merger, together with any amounts that may become payable in respect of such Class B Units in the future (1) from the Purchase Price Adjustment Escrow Account or the Member Representative Account as provided in this Agreement or (2) resulting from any purchase price adjustment or release of any Released Cash Amount pursuant to Section 1.10, in each case, in cash, without interest and to the extent actually payable to the Class B Unitholders and (B) shall be automatically cancelled and cease to exist. Except as set forth in this Section 1.7(a)(iii), at the First Merger Effective Time, each Class B Unitholder shall cease to have any rights with respect to the Class B Units. Notwithstanding anything to the contrary herein, no amounts payable hereunder shall be distributed in respect of any Class B Units unless and until the holder thereof shall have properly completed, executed and delivered the Exchange Documents (as defined below) in accordance with this Agreement.

(iv)        Effect on Class B-1 Units. Each Class B-1 Unit issued and outstanding immediately prior to the First Merger Effective Time (A) shall be automatically converted into the right of each holder thereof (collectively, the “Class B-1 Unitholders”) to receive, less any applicable withholding Taxes as provided in Section 1.9, such portion of the Closing Cash Consideration, Fractional Share Cash Equivalent Amount and Closing Stock Consideration reflected on the Consideration Spreadsheet as being payable to such Class B-1 Unitholders with respect to such Class B-1 Units in connection with the First Merger, together with any amounts that may become payable in respect of such Class B-1 Units in the future (1) from the Purchase Price Adjustment Escrow Account or the Member Representative Account as provided in this Agreement or (2) resulting from any purchase price adjustment or release of any Released Cash Amount pursuant to Section 1.10, in each case, in cash, without interest and to the extent actually payable to the Class B-1 Unitholders and (B) shall be automatically cancelled and cease to exist. Except as set forth in this Section 1.7(a)(iv), at the First Merger Effective Time, each Class B-1 Unitholder shall cease to have any rights with respect to the Class B-1 Units. Notwithstanding anything to the contrary herein, no amounts payable hereunder shall be distributed in respect of any Class B-1 Units unless and until the holder thereof shall have properly completed, executed and delivered the Exchange Documents (as defined below) in accordance with this Agreement.

(v)        Effect on Class B-2 Units. Each Class B-2 Unit issued and outstanding immediately prior to the First Merger Effective Time (A) shall be automatically converted into the right of each holder thereof (collectively, the “Class B-2 Unitholders”) to receive, less any applicable withholding Taxes as provided in Section 1.9, such portion of the Closing Cash Consideration, Fractional Share Cash Equivalent Amount and Closing Stock Consideration reflected on the Consideration Spreadsheet as being payable to such Class B-2 Unitholders with respect to such Class B-2 Units in connection with the First Merger, together with any amounts that may become payable in respect of such Class B-2 Units in the future (1) from the Purchase Price Adjustment Escrow Account or the Member Representative Account as provided in this Agreement or (2) resulting from any purchase price adjustment or release of any Released Cash Amount pursuant to Section 1.10, in each case, in cash, without interest and to the extent actually payable to the Class B-2 Unitholders and (B) shall be automatically cancelled and cease to exist. Except as set forth in this Section 1.7(a)(v), at the First Merger Effective Time, each Class B-2 Unitholder shall cease to have any rights with respect to the Class B-2 Units. Notwithstanding anything to the contrary herein, no amounts payable hereunder shall be distributed in respect of any Class B-2 Units unless and until the holder thereof shall have properly completed, executed and delivered the Exchange Documents (as defined below) in accordance with this Agreement.

(vi)       Effect on Class C Units. Each Class C Unit issued and outstanding immediately prior to the First Merger Effective Time (A) shall be automatically converted into the right of each holder thereof (collectively, the “Class C Unitholders”) to receive, less any applicable withholding Taxes as provided in Section 1.9, such portion of the Closing Cash Consideration, Fractional Share Cash Equivalent Amount and Closing Stock Consideration reflected on the Consideration Spreadsheet as being payable to such Class C Unitholders with respect to such Class C Units in connection with the First Merger, together with any amounts that may become payable in respect of such Class C Units in the future (1) from the Purchase Price Adjustment Escrow Account or the Member Representative Account as provided in this Agreement or (2) resulting from any purchase price adjustment or release of any Released Cash Amount pursuant to Section 1.10, in each case, in cash, without interest and to the extent actually payable to the Class C Unitholders and (B) shall be automatically cancelled and cease to exist. Except as set forth in this Section 1.7(a)(vi), at the First Merger Effective Time, each Class C Unitholder shall cease to have any rights with respect to the Class C Units. Notwithstanding anything to the contrary herein, no amounts payable hereunder shall be distributed in respect of any Class C Units unless and until the holder thereof shall have properly completed, executed and delivered the Exchange Documents (as defined below) in accordance with this Agreement.

(vii)       Effect on Preferred Units. Each Preferred Unit issued and outstanding immediately prior to the First Merger Effective Time (A) shall be automatically converted into the right of each holder thereof (collectively, the “Preferred Unitholders”) to receive, less any applicable withholding Taxes as provided in Section 1.9, such portion of the Closing Cash Consideration, Fractional Share Cash Equivalent Amount and Closing Stock Consideration reflected on the Consideration Spreadsheet as being payable to such Preferred Unitholders with respect to such Preferred Units in connection with the First Merger, together with any amounts that may become payable in respect of such Preferred Units in the future (1) from the Purchase Price Adjustment Escrow Account or the Member Representative Account as provided in this Agreement or (2) resulting from any purchase price adjustment or release of any Released Cash Amount pursuant to Section 1.10, in each case, in cash, without interest and to the extent actually payable to the Preferred Unitholders and (B) shall be automatically cancelled and cease to exist. Except as set forth in this Section 1.7(a)(vii), at the First Merger Effective Time, each Preferred Unitholder shall cease to have any rights with respect to the Preferred Units. Notwithstanding anything to the contrary herein, no amounts payable hereunder shall be distributed in respect of any Preferred Units unless and until the holder thereof shall have properly completed, executed and delivered the Exchange Documents (as defined below) in accordance with this Agreement.

(b)         Second Merger. At the Second Merger Effective Time, as a result of the Second Merger and without any action on the part of Parent, the Merger Subs, the First Merger Surviving Company, the Company or any holder of any equity interests of Parent, the Merger Subs or any member of the Company Group, the following shall occur:

(i)         Effect on Equity Interests of the First Merger Surviving Company. The limited liability company interests of the First Merger Surviving Company issued and outstanding immediately prior to the Second Merger Effective Time shall be automatically canceled and shall cease to exist.

(ii)   Effect on Equity Interests of Merger Sub II. The limited liability company interests of Merger Sub II issued and outstanding immediately prior to the Second Merger Effective Time shall remain unchanged and continue to remain validly issued and non-assessable limited liability company interests of the Second Merger Surviving Company. At the Second Merger Effective Time, GBT Travel Services UK Limited shall continue as the sole member of the Second Merger Surviving Company and the Second Merger Surviving Company shall continue without dissolution.

(c)   No Appraisal. No Member or any other Person shall be entitled to any “dissenter’s rights,” “appraisal rights” or any similar rights or remedies under the DLLCA or any other applicable Law or Contract in connection with the Mergers.

Section 1.8          Closing Payments for the Mergers.

(a)          Escrow Account, Member Representative Account and Payment Fund Account.

(i)         At or prior to the Closing, Parent and the Member Representative shall enter into the Escrow Agreement with the Escrow Agent, pursuant to which the Escrow Agent will establish an escrow account to receive and distribute the Purchase Price Adjustment Escrow Amount (the “Purchase Price Adjustment Escrow Account”) in order to support the payment obligations pursuant to Section 1.10 hereof and hold all interest (if any) and other amounts (if any) earned thereon in escrow until such amount is distributed, in accordance with the terms of this Agreement and the Escrow Agreement.

(ii)        At or prior to the Closing, Parent and the Member Representative shall enter into the Exchange Agent Agreement with the Exchange Agent, pursuant to which the Exchange Agent (A) will establish an account to receive and distribute (on Parent’s behalf) the portion of the Closing Cash Consideration and Fractional Share Cash Equivalent Amount funded pursuant to Section 1.3(b)(iii) and Released Cash Amount funded pursuant to Section 1.10(g) (the “Payment Fund Account”) and (B) deliver the Closing Stock Consideration to the Members in accordance with the terms of this Agreement. Any payments made to a Member in accordance with this Agreement shall be made in accordance with the instructions set forth on such Member’s Letter of Transmittal. All evidence of shares of Parent Class A Common Stock in book-entry form shall be referred to in this Agreement as the “Exchange Fund.”

(iii)       At or prior to the Closing, the Member Representative will establish an account to receive and distribute the Member Representative Expense Amount (the “Member Representative Account”) to be used for the purposes of paying or reimbursing the Member Representative for any third-party expenses incurred by the Member Representative pursuant to this Agreement. As soon as practicable following the determination by the Member Representative, in its sole discretion, that the funds remaining in the Member Representative Account are no longer necessary to pay any anticipated Representative Losses, the Member Representative shall distribute and release from the Member Representative Account all remaining, unused amounts in the Member Representative Account to the Members in accordance with their respective Allocation Percentage. The Parties agree that (x) none of Parent, Merger Subs or the Surviving Companies shall be responsible for, or have any liability with respect to, the Member Representative Account or the determination by the Member Representative regarding the release and distribution of the funds in the Member Representative Account and (y) the Members shall only look to the Member Representative for recourse for all matters related to the Member Representative Account and the release and distribution of the funds therefrom.

(iv)        For U.S. federal and applicable income Tax purposes, (A) Parent shall be treated as the owner of the Purchase Price Adjustment Escrow Account, and (B) the Member Representative Expense Amount shall be treated as having been received by the Members on the Closing Date and then set aside by the Members in the Member Representative Account. Any release of the Purchase Price Adjustment Escrow Amount or the Member Representative Expense Amount and interest (if any) and other amounts earned thereon (if any) to the Members shall be made to the Members in accordance with their respective Allocation Percentages.

(v)        The amounts in the Purchase Price Adjustment Escrow Account, the Payment Fund Account shall be invested by the Escrow Agent and the Exchange Agent in accordance with the Escrow Agreement and the Exchange Agent Agreement, as applicable, pending payment of the amounts therein by the Escrow Agent and the Exchange Agent. Parent and the Company shall each bear fifty percent (50%) of the fees and expenses of the Escrow Agent and the Exchange Agent under the Escrow Agreement and the Exchange Agent Agreement, and Parent shall pay, or cause to be paid, one hundred percent (100%) of such fees and expenses on behalf of the Parties and fifty percent (50%) shall be counted as a Closing Transaction Expense.

(b)          Exchange Procedures.

(i)         Subject to the conditions set forth in this Agreement, as soon as commercially practicable, but in any event no later than three (3) Business Days prior to the anticipated Closing Date, after the date of this Agreement, the Parties shall cause the Exchange Agent to mail or otherwise deliver to each Member a letter of transmittal in substantially the form attached as Exhibit C (a “Letter of Transmittal”) and any other customary documents that the Exchange Agent may reasonably require to effectuate and make payments and issue Parent Class A Common Stock as required under this Agreement (the “Exchange Documents”). The Parties agree and acknowledge that the terms of the Letter of Transmittal are a condition and inducement to Parent and the Merger Subs to enter into this Agreement.

(ii)       Subject to the Closing, following delivery by a Member to the Exchange Agent of the Exchange Documents, duly executed and properly completed in accordance with the instructions thereto:

(1)        the Parties shall cause the Exchange Agent to, (A) if such delivery is made to the Exchange Agent prior to the Closing, as soon as reasonably practicable, but in any event no later than five (5) Business Days, after the Closing, or (B) if such delivery is made to the Exchange Agent after the Closing, no later than five (5) Business Days after receipt by the Exchange Agent of such Exchange Documents, pay from the Payment Fund Account to such Member, an amount of cash equal to such portion of the Closing Cash Consideration and Fractional Share Cash Equivalent Amount reflected on the Consideration Spreadsheet as being payable to such Member in connection with the First Merger, without interest; and

(2)         The Exchange Agent shall issue, or cause to be issued, to each Member that has properly submitted all duly completed Exchange Documents, the number of shares of Parent Class A Common Stock as reflected on the Consideration Spreadsheet as being due to such Member in connection with the First Merger; provided that such shares of Parent Class A Common Stock shall be uncertificated.

(iii)       If any portion of the consideration due hereunder is to be paid to a Person other than the Person who is the applicable holder of the Company Equity as set forth in the Consideration Spreadsheet, it shall be a condition to such payment that such Person requesting such payment shall (A) duly execute and properly complete the Exchange Documents and (B) pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than such holder of Company Equity, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c)   No Liability; Unclaimed Property. Any portion of the amounts held in the Payment Fund Account or the Exchange Fund that remains unclaimed by any Person entitled to payment under this Agreement, the Escrow Agreement and the Exchange Agent Agreement and undistributed to such Person twelve (12) months after the Closing Date shall, to the extent permitted by applicable Law, be returned to, and become the property of, Parent and shall be promptly released by the Escrow Agent and the Exchange Agent to an account designated by Parent (and the Member Representative agrees to reasonably cooperate as necessary to effectuate such release). Thereafter, any Person entitled to such payment shall look only to Parent as a general creditor or, after delivery to a public official pursuant to any applicable abandoned property, escheat or similar Law, such public official, for payment of such Person’s entitlements hereunder. Notwithstanding anything to the contrary in this Agreement, none of the Escrow Agent, Exchange Agent, Parent, Merger Subs, the Surviving Companies, the Member Representative, the Members or any of their respective Affiliates shall be liable to any Person for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d)   No Further Ownership; Transfer Books. From and after the First Merger Effective Time, there shall be no further registrations of transfers of Company Equity on the records of the Company.

Section 1.9      Withholding Rights. Each of the Parties and its respective Affiliates and Representatives shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or shares of Parent Class A Common Stock, as determined by Parent). To the extent that amounts are so deducted and withheld by such Person and remitted to the applicable Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipient in respect of which such Person made such deduction and withholding. If withholding is taken in Parent Class A Common Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to their fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Taxing Authority. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, except in respect of any payment constituting wages or compensation, or a requirement to withhold Taxes pursuant to Section 1445 of the Code as a result of a failure by the Company to comply with Section 1.3(a)(vi), Parent shall provide notice to the Member Representative of Parent’s intention to withhold in respect of any payment, together with the basis for such withholding, at least five (5) Business Days prior to any such withholding (unless a change in Law prevents Parent from providing such advance notice, in which case Parent shall use reasonable best efforts to provide notice as soon as possible following Parent becoming aware of such change in Law) and Parent shall reasonably cooperate with the Member Representative to minimize or eliminate such withholding.

Section 1.10         Adjustment to Purchase Price.

(a)          Closing Adjustment.

(i)          At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent, with a copy to the Member Representative, a statement setting forth its good faith estimate of Closing Cash (the “Estimated Closing Cash”), Closing Working Capital (the “Estimated Closing Working Capital”), Closing Debt (the “Estimated Closing Debt”), Closing Debt-Like Items (the “Estimated Closing Debt-Like Items”) and Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), which statement shall contain a calculation of the Estimated Purchase Price (the “Estimated Closing Statement”), in each case, prepared in accordance with the Accounting Principles, the underlying definitions and the terms of this Agreement, and with reasonable supporting detail and documentation with respect to the calculation of all amounts included therein. Parent shall have the right to comment on the Estimated Closing Statement or any component thereof, including drafts thereof.

(ii)         The Company shall, and shall cause the other members of the Company Group to, give Parent and its accountants and counsel full access to the books and records of the Company Group, the personnel of, and work papers prepared by, the Company Group and/or their respective independent accountants (subject to the execution of customary work paper access letters in form and substance reasonably satisfactory to such independent accountants, if so requested) to the extent that they relate to the Estimated Closing Statement and to such historical financial information (to the extent in the Company Group’s possession) relating to the Estimated Closing Statement (and drafts thereof) as Parent may reasonably request; provided, however, that any access shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with normal operations of Company Group. The Company shall cooperate in good faith with the objective that Parent and the Company shall mutually agree upon the Estimated Closing Statement for purposes of Closing; provided, however, that if Parent and the Company are not able to reach a mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by the Company to Parent (as revised with respect to any items for which the Company and Parent have reached mutual agreement) shall be used for purposes of calculating the Estimated Purchase Price at Closing. Notwithstanding the foregoing, in no event will any of Parent’s rights under this Section 1.10 or the remaining provisions of this Agreement be considered waived, impaired or otherwise limited as a result of Parent not raising objections, comments or modifications prior to the Closing or Parent having raised an objection, comment or modification that is not implemented, in whole or in part, prior to the Closing.

(iii)       If the Company and Parent agree to any modification of the calculations set forth in the Estimated Closing Statement, the Company shall promptly as reasonably practicable prepare and deliver, or cause to be prepared and delivered, to Parent, with a copy to the Member Representative, a version of the Estimated Closing Statement and Consideration Spreadsheet that reflects such modifications, which shall constitute the Estimated Closing Statement and the Consideration Spreadsheet hereunder.

(b)          Post Closing Adjustment.

(i)   Within seventy-five (75) days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Member Representative a statement setting forth its calculation of Closing Cash, Closing Working Capital, Closing Debt, Closing Debt-Like Items, Closing Transaction Expenses, Final Purchase Price and the proposed Post-Closing Adjustment, which statement shall contain a calculation of the Final Purchase Price and the proposed Post-Closing Adjustment (the “Closing Statement”), in each case, prepared in accordance with the Accounting Principles, the underlying definitions and the terms of this Agreement, and with reasonable supporting detail and documentation with respect to the calculation of all amounts included therein.

(ii)        The “Post-Closing Adjustment” shall be an amount (which may be a positive or negative number) equal to the difference of (A) the Final Purchase Price (as finally determined pursuant to this Section 1.10) minus (B) the Estimated Purchase Price (as set forth in the Estimated Closing Statement).

(c)          Examination and Review.

(i)         The Member Representative shall have a period of thirty (30) days after the date it receives the Closing Statement from Parent (the “Review Period”) to review the Closing Statement. During the Review Period, the Member Representative and its accountants shall have full access to the books and records of the Surviving Companies, the personnel of, and work papers prepared by, Parent and/or its independent accountants (subject to the execution of customary work paper access letters in form and substance reasonably satisfactory to such independent accountants, if so requested) to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Statement as the Member Representative may reasonably request for the purpose of reviewing the Closing Statement and preparing a Statement of Objections; provided, however, that any access shall be conducted during normal business hours upon reasonable advance notice to Parent, under the supervision of Parent’s personnel and in such a manner as not to interfere with normal operations of Parent and its Affiliates (including the Company Group). Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates (including, after the Closing, the Company Group) shall be required to disclose any information to the Member Representative if such disclosure would, in Parent’s reasonable judgment, (x) jeopardize any work product protection, attorney-client or other privilege or (y) contravene any applicable Law (including Privacy and Data Security Obligations, Antitrust Laws or Foreign Investment Laws), fiduciary duty or binding Contract (provided that Parent shall use commercially reasonable efforts (A) to allow for such disclosure in a manner that would not violate any such privilege or conflict with any such obligations or applicable Law and (B) to develop an alternative method to providing such information so as to address such matters that are reasonably acceptable to the Member Representative and Parent).

(ii)     On or prior to the last day of the Review Period, the Member Representative may object to the Closing Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, the dollar amount in dispute, the reasons supporting the Member Representative’s position and the resulting calculation of the items set forth in the Closing Statement (the “Statement of Objections”). If the Member Representative accepts such Closing Statement or fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement, the Final Purchase Price and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Member Representative and be final and binding on the Parties and the Members. If the Member Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Member Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement, with such changes as may have been previously agreed in writing by Parent and the Member Representative, shall be final and binding on the Parties and the Members.

(iii)        If Parent and the Member Representative are unable to resolve all the disputed items set forth in the Statement of Objections prior to the expiration of the Resolution Period (or such longer period as Parent and the Member Representative may mutually agree in writing), then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted to and resolved by a nationally recognized accounting firm mutually agreed upon by Parent and the Member Representative or, if Parent and the Member Representative cannot agree on an accounting firm prior to the expiration of the Resolution Period, each of Parent and the Member Representative shall select a nationally recognized accounting firm and such two accounting firms shall designate a third nationally recognized accounting firm that is not then engaged by any Party or their respective Affiliates. The accounting firm so agreed to by Parent and the Member Representative or the third accounting firm so selected by the two accounting firms (the “Accounting Firm”), acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Statement. Upon the appointment of the Accounting Firm, the Accounting Firm shall set a schedule for written submissions, which submissions shall be transmitted simultaneously to the Accounting Firm and Parent or the Member Representative, as the case may be, and there shall be no ex parte communications with the Accounting Firm. The Accounting Firm’s determination shall be consistent with the provisions of this Agreement. The Parties hereto agree that all adjustments shall be made without regard to materiality.

(iv)        The costs and expenses of the Accounting Firm shall be borne by Parent and the Member Representative (solely on behalf of the Members) based on the percentage which the portion of the contested amount not awarded to such Party bears to the amount actually contested by such Party, as finally determined by the Accounting Firm; provided that any initial engagement fee shall be borne fifty percent (50%) each by the Member Representative, on the one hand, and Parent, on the other hand.

(v)         Parent and the Member Representative shall cause the Accounting Firm to resolve all Disputed Amounts as soon as practicable and in any event within thirty (30) days (or such other time as the Parties shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon and non-appealable by the Parties and the Members (absent manifest error or any mathematical error, which shall be promptly corrected by the Accounting Firm), and judgment thereon may be entered and enforced in any court of competent jurisdiction. The Member Representative and Parent shall not authorize the Accounting Firm to modify or amend any term or provision of this Agreement or modify terms previously agreed between the Parties. Parent and the Member Representative shall request that the Accounting Firm’s report be in writing, set forth the calculations made in reaching its decision and describe the manner in which such calculations were made. In resolving any Disputed Amounts, the Accounting Firm may not assign a value to such Disputed Amount greater than the greatest value for such Disputed Amount claimed by either the Member Representative or Parent or less than the smallest value for such item claimed by either the Member Representative or Parent, in each case, in the Closing Statement or the Statement of Objections. The Accounting Firm must resolve the Disputed Amounts in accordance with the terms and provisions of this Agreement and the Accounting Firm will have no authority to make any adjustments to any financial statements or amounts other than the Disputed Amounts.

(d)        Payment of Post-Closing Adjustment. Within five (5) Business Days following the earlier of (i) the Accounting Firm’s determination of the Closing Statement and Post-Closing Adjustment in accordance with Section 1.10(c)(v) or (ii) the date the Closing Statement and Post-Closing Adjustment has become final and binding on the Parties and the Members pursuant to the second (2nd) or third (3rd) sentences of Section 1.10(c)(ii):

(i)       If the Post-Closing Adjustment is a negative number, the Member Representative and Parent shall first jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Account by wire transfer of immediately available funds to an account or accounts designated by Parent, the absolute value of the Post-Closing Adjustment, and then, if the absolute value of the Post-Closing Adjustment is less than the funds available in the Purchase Price Adjustment Escrow Account, the Member Representative and Parent shall jointly instruct the Escrow Agent to distribute to each Member, by wire transfer of immediately available funds, in accordance with their Allocation Percentages, an amount equal to such Member’s portion of all funds then remaining in the Purchase Price Adjustment Escrow Account (after giving effect to the release of funds to Parent as set forth above). If the absolute value of the Post-Closing Adjustment is greater than the funds then remaining in the Purchase Price Adjustment Escrow Account, then the Escrow Agent shall disburse all of the funds then in the Purchase Price Adjustment Escrow Account to an account or accounts designated by Parent. Notwithstanding anything to the contrary in this Agreement, the Members and the Member Representative shall not have any liability for any amounts due to Parent pursuant to this Section 1.10 in excess of the funds available in the Purchase Price Adjustment Escrow Account.

(ii)         If the Post-Closing Adjustment is a positive number, (A) Parent shall, at its option, either (x) deposit, or cause to be deposited, with the Exchange Agent, an amount of cash equal to the Post-Closing Adjustment or (y) direct the Exchange Agent to issue, or cause to be issued, an aggregate number of shares of Parent Class A Common Stock equal to (1) the Post-Closing Adjustment, divided by (2) the Parent Trading Price, in each case, for distribution to the Members in accordance with their Allocation Percentages, and (B) the Member Representative and Parent shall jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Account by wire transfer of immediately available funds to the Exchange Agent, for further distribution by the Exchange Agent to each Member, by wire transfer of immediately available funds, in accordance with their Allocation Percentages, an amount equal to such Member’s portion of all funds then remaining in the Purchase Price Adjustment Escrow Account. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent, Merger Subs or the Surviving Companies be liable under this Section 1.10 for any amount in excess of $15,000,000.

(e)          Adjustments for Tax Purposes. Any payments made pursuant to this Section 1.10 shall be treated as an adjustment to the Enterprise Value by the Parties for Tax purposes, unless otherwise required by Law.

(f)   Cash / Stock Election. Notwithstanding anything in this Agreement to the contrary, if the Estimated Closing Cash reduced by Estimated Closing Transaction Expenses is less than the Minimum Cash Amount (such amount, the “Cash Shortfall”), the Parties agree Parent has the right to elect, at its sole option, the Closing Cash Consideration be decreased, on a dollar-for-dollar basis in an amount equal to the Cash Shortfall, with a corresponding increase to the Closing Stock Consideration issued at Closing; provided that, for the avoidance of doubt, such adjustment shall not increase or decrease the Estimated Purchase Price and Final Purchase Price.

(g)         Trapped Cash and Deposits. Notwithstanding anything to the contrary contained in this Agreement, if any Trapped Cash or Deposits of the Company Group cease to be Trapped Cash and/or Deposits (sixty percent (60%) of the amount of the aggregate of such Trapped Cash and Deposits, the “Released Cash Amount”) at any time during the sixty (60) day period following the First Merger Effective Time (the date on which such time occurs, the “Release Date”) after the First Merger Effective Time, then promptly, but in any event no later than ten (10) Business Days following the Release Date, Parent shall pay, or cause to be paid, the Released Cash Amount by wire transfer of immediately available funds to the Exchange Agent, for further distribution by the Exchange Agent to each Member, by wire transfer of immediately available funds in accordance with their Allocation Percentages, an amount equal to such Member’s portion of such Released Cash Amount. From the First Merger Effective Time and continuing for a period of sixty (60) days thereafter, Parent shall, and shall cause the members of the Company Group to, use (and shall provide the Member Representative, upon reasonable request, with reasonable information with respect to) their commercially reasonable efforts to cause any Trapped Cash and Deposits of the Company Group to cease to be Trapped Cash and Deposits.

Section 1.11       Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Class A Common Stock shall be issued hereunder and, each Member shall be entitled to receive, in lieu thereof, an amount in cash equal to (a) the fractional number of shares of Parent Class A Common Stock for each Member multiplied by (b) the Parent Trading Price (the aggregate amount of such cash, the “Fractional Share Cash Equivalent Amount”).

Section 1.12         Adjustments.

(a)        Without limiting the other provisions of this Agreement, if, at any time from the date hereof until the Closing there is, any reclassification, recapitalization, stock/share split, reverse stock split, share consolidation, share subdivision, stock/share dividend (including any dividend or distribution of securities convertible into Parent Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange, readjustment of shares, or other like change with respect to the number of shares, in each case, of Parent Class A Common Stock (prior to the First Merger Effective Time), then the Closing Stock Consideration shall be appropriately adjusted to reflect such change.

(b)         If the aggregate number of shares of Parent Class A Common Stock to be issued in connection with the Transactions would exceed 19.9% of the number of shares of Parent Class A Common Stock outstanding or 19.9% of the voting power of Parent outstanding, in each case, immediately prior to the First Merger Effective Time (the “Maximum Share Number”), then (i) the aggregate number of shares of Parent Class A Common Stock to be issued in connection with the Transactions shall be reduced by a number of shares of Parent Class A Common Stock such that the total number of shares of Parent Class A Common Stock to be issued in connection with the Transactions does not exceed the Maximum Share Number and (ii) cash in an amount equal to such reduction of the number of shares of Parent Class A Common Stock pursuant to the preceding clause (i), multiplied by the Parent Trading Price for each share issued as part of the Closing Stock Consideration shall be payable in lieu of such reduced number of shares of Parent Class A Common Stock, at the same time and on the same terms as such reduced amount would have been payable.

(c)         In the event that a Parent M&A Transaction is announced (i) within six (6) months following the date of this Agreement and (ii) prior to the Closing (and the definitive agreement providing for such Parent M&A Transaction is not terminated prior to the Closing) pursuant to which the consideration that holders of Parent Class A Common Stock would receive would exceed $10.00 per share of Parent Class A Common Stock, then the number of shares of Parent Class A Common Stock to be issued to each Member hereunder shall be reduced such that, if the Parent M&A Transaction is consummated, the total consideration payable to such Member as result of its holdings of Parent Class A Common Stock in such Parent M&A Transaction is equal to $10.00 multiplied by the number of shares of Parent Class A Common Stock that such Member would be issued hereunder in the absence of this Section 1.12(c). If the definitive agreement providing for such Parent M&A Transaction is terminated following the Closing, Parent shall promptly issue a number of shares of Parent Class A Common Stock to each Member such that it will have been issued the total number of shares of Parent Class A Common Stock that it would have been issued hereunder if the modifications contemplated by this Section 1.12(c) did not occur.

Section 1.13        Consideration Spreadsheet; Funds Flow. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent, with a copy to the Member Representative, the following:

(a)        a spreadsheet (the “Consideration Spreadsheet”), which shall set forth, as of the Closing Date and immediately prior to the First Merger Effective Time, the following: the (A) names and addresses and/or email addresses of each Member as of such date, (B) number of units and class of Company Equity held by each Member as of such date (and, if applicable, the distribution threshold for such class of Company Equity), (C) amount of Closing Cash Consideration, Fractional Share Cash Equivalent Amount and Closing Stock Consideration to be allocated to each Member in respect of each such class of Company Equity held by such Member (for the avoidance of doubt, after giving effect to the full equitization and satisfaction of the Second Lien Payoff Amount) and (D) the Allocation Percentage for each Member, in each case, determined in accordance with Article 11 of the Company LLC Agreement (and the defined terms therein);

(b)        a funds flow memorandum in form and substance reasonably acceptable to Parent setting forth with respect to each Person to whom any payment pursuant to Section 1.3(b) is due at the Closing, the amount payable to such payee, along with payment instructions and call back information for each such payee (the “Funds Flow”).

The Parties agree that Parent, the Merger Subs, the Surviving Companies, the Exchange Agent and the Escrow Agent shall be entitled to rely on the Consideration Spreadsheet and the Funds Flow in making payments and issuing Parent Class A Common Stock under this Article I. None of Parent, Merger Subs, the Surviving Companies, the Exchange Agent or the Escrow Agent shall be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet or liable for any losses or damages to any Person, including any holders of Company Equity, for any inaccuracy, error or omission in the Consideration Spreadsheet, or any act performed or omission in good faith reliance thereon. Except as set forth in Section 1.8(c) with respect to Parent, once any payment is made pursuant to the Consideration Spreadsheet and the Funds Flow, none of Parent, Merger Subs, the Surviving Companies, the Member Representative or any of their respective Affiliates shall have any liability related thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Except as set forth in the Disclosure Schedule (subject to Section 8.14), the Company represents and warrants to Parent and the Merger Subs as of the date hereof and as of the Closing Date:

Section 2.1         Organization; Good Standing; Power. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority required to own, operate and lease all of its properties and assets and to conduct the Company Business as presently conducted. The Company has made available to Parent true, correct and complete copies of the Company’s Organizational Documents, each as amended on or prior to the date of this Agreement and presently in full force and effect, and the Company is not in violation of any such Organizational Document. The Company has properly kept and maintained in all material respects its unit transfer ledger and other similar records and reports that it is required to keep and maintain by applicable Law. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Company Business or the ownership, leasing or operation of the Company Group’s properties and assets requires such qualification, except where such failure would not reasonably be expected, individually or in the aggregate, to (a) be material to the Company Group, taken as a whole or (b) prevent, materially impair or materially delay (i) the ability of the Company to perform its obligations under this Agreement and the Ancillary Documents or (ii) the consummation of the Transactions. The Company is qualified or registered to do business in the jurisdictions listed in Section 2.1 of the Disclosure Schedule.

Section 2.2          Authority; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each other Ancillary Document to which the Company is or will be a party and to perform the Company’s obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Ancillary Document to which the Company is or will be a party and the performance of the Company’s obligations contemplated hereby and thereby has been duly and validly authorized and approved by all requisite action on behalf of the Company, and no other proceedings on the part of the Company are necessary to approve and authorize this Agreement or the other Ancillary Documents to which the Company is or will be a party and to consummate the Transactions, other than the filing of the First Merger Certificate of Merger. The Requisite Company Approval is the only approval of the equityholders of the Company necessary to approve and adopt this Agreement and the Ancillary Documents and to consummate the Transactions. On or prior to the execution and delivery of this Agreement, the Requisite Company Approval has been validly obtained in accordance with the DLLCA and the Company LLC Agreement and a true, correct and complete copy of the Requisite Company Approval has been delivered to Parent. This Agreement and each other Ancillary Document to which the Company is or will be a party constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

Section 2.3          Consents; Absence of Conflicts.

(a)          The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation of the Transactions: (i) do not conflict with or violate the Company’s Organizational Documents, (ii) assuming compliance with the matters referred to in Section 2.3(b), do not conflict with or violate any Law or Governmental Order to which the Company Group is subject or by which any property or asset of the Company Group is bound or affected, (iii) except as set forth in Section 2.3(a) of the Disclosure Schedule, do not conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would reasonably be expected to become a default) under, or require any consent, approval, authorization, waiver or other action of any Person pursuant to, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation or to a loss of any benefit under any Material Contract or (iv) result in the creation or imposition of any Lien on any asset of the Company Group (other than Permitted Liens), except, the case of clauses (ii), (iii) and (iv), for any such conflicts, violations or defaults that would not reasonably be expected, individually or in the aggregate, to (x) be material to the Company Group, taken as a whole or (y) prevent, materially impair or materially delay (i) the ability of the Company to perform its obligations under this Agreement and the Ancillary Documents or (ii) the consummation of the Transactions.

(b)         The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation of the Transactions, do not require the Company to file, seek or obtain any notice, authorization, approval, Governmental Order, Permit or consent of or with any Governmental Authority, except for (i) compliance with the applicable requirements of the HSR Act and the expiration or termination of the applicable waiting period thereunder, (ii) permits, approvals, clearances, non-objections and consents of the Governmental Authorities listed on Section 6.1(a) of the Disclosure Schedule and (iii) the filing of the First Merger Certificate of Merger with the Secretary of State of the State of Delaware.

Section 2.4          Capitalization.

(a)          As of the date hereof, the authorized Equity Interests of the Company consists only of Class A Units, Class B Units, Class B-1 Units, Class B-2 Units and Preferred Units. As of the date hereof, there are issued and outstanding: 100,000,000 Class A Units, 36,139,538 Class B Units, 6,717,605 Class B-1 Units, 6,717,605 Class B-2 Units and 100,000,000 Preferred Units. Section 2.4(a) of the Disclosure Schedule sets forth a true, correct and complete list of all holders of the Company Equity, including the name of the record owner thereof and the number of Equity Interests held thereby. Except as set forth in Section 2.4(a) of the Disclosure Schedule, no Person owns, directly or indirectly, beneficially or of record, or has any contractual right to, any Company Equity. During the three (3) years preceding the date of this Agreement, there have been no Proceedings pending or, to the Knowledge of the Company, threatened, with respect to any Person’s ownership or purported ownership of Company Equity, or directly or indirectly, alleging or claiming any rights with respect to the Company Equity. All of the issued and outstanding Company Equity has been duly authorized, is validly issued and are fully paid and non-assessable and were issued in compliance with applicable Law and not in violation of any preemptive rights, purchase options, call options, rights of first refusal, subscription right or similar right under any provision of the Company’s Organizational Documents or any other Contract to which the Company is a party or is otherwise bound. No Person is entitled to receive any consideration from the Company or in respect of its ownership of Company Equity in connection with the consummation of the Transactions except as set forth on the Consideration Spreadsheet.

(b)         Except as set forth in Section 2.4(b) of the Disclosure Schedule, there are no Contracts, contingent or otherwise (including options, warrants, convertible securities, calls, puts, preemptive rights or similar agreements) obligating the Company Group to: (i) issue, sell, transfer, pledge, dispose of or encumber any Equity Interests of any member of the Company Group; (ii) redeem, purchase or acquire in any manner any Equity Interests of any member of the Company Group; or (iii) make any dividend or distribution of any kind with respect to any Equity Interests of any member of the Company Group. Except for the Company LLC Agreement, there is no Contract to which the Company or any Member is a party or by which the Company or any Member is otherwise bound relating to the voting or transfer of any Company Equity. There are no Contracts obligating the Company with respect to any stock appreciation, phantom stock or similar arrangements.

(c)         Except as set forth in Section 2.4(c) of the Disclosure Schedule, there are no outstanding obligations of the Company Group to provide funds to, or make any investment (in either case, in the form of a loan, advance, capital contribution, purchase of an Equity Interest or otherwise) in, any other Person outside of the Company Group. There are no declared and unpaid dividends or distributions with respect to the Company Equity.

(d)        Except as set forth in Section 2.4(d) of the Disclosure Schedule, there are no Debt or Debt-Like Items of the Company Group having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters which the equity owners of the Company Group may vote. At the Closing upon the consummation of the Transactions, Parent will acquire the Company Equity free and clear of all Liens.

Section 2.5          Subsidiaries. Section 2.5 of the Disclosure Schedule sets forth the names, jurisdictions of incorporation, formation or organization and the issued share capital and beneficial ownership of each Subsidiary of the Company. Except as set forth therein, the Company does not own or control, or have any equity or other ownership interest in, directly or indirectly, any other Person. Each Subsidiary of the Company is duly formed, organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation, organization or incorporation with full power and authority under such Laws to own, operate and lease all of its properties and assets and to conduct its business as currently conducted, except where such failure would not reasonably be expected, individually or in the aggregate, to (a) be material to the Company Group, taken as a whole, or (b) prevent, materially impair or materially delay (i) the ability of the Company to perform its obligations under this Agreement and the Ancillary Documents or (ii) the consummation of the Transactions. Each of the Company’s Subsidiaries is duly qualified to do business under the Laws of each jurisdiction in which the ownership or leasing of its properties or the conduct of its business in the manner and in the places where such properties are owned or leased or such business is currently conducted requires such qualification, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. True, correct and complete copies of the Organizational Documents of each of the Company’s Subsidiaries, each as amended on or prior to the date of this Agreement and presently in full force and effect, and, if applicable, minute books, certificates representing the equity interests of such Subsidiary, and equity transfer ledgers, have been made available to Parent. None of the Subsidiaries of the Company are in default under, or in violation of, any provision of their Organizational Documents (other than with respect to non-wholly owned Subsidiaries, in any material respect or except as would not reasonably be expected, individually or in the aggregate, to prevent, materially impair or materially delay the consummation of the Transactions), and except as set forth in Section 2.5 of the Disclosure Schedule, all such documents are in full force and effect.

Section 2.6          Financial Statements; No Undisclosed Liabilities.

(a)         Attached hereto as Section 2.6(a) of the Disclosure Schedule are complete copies of (i) the audited consolidated balance sheets and statements of operations for CWT Travel Holdings, Inc. and its Subsidiaries at and for the years ended December 31, 2022 and December 31, 2021 (the “Annual Financial Statements”), (ii) the unaudited consolidated balance sheet for CWT Travel Holdings, Inc. and its Subsidiaries (the “CWT Travel Interim Balance Sheet”) as of September 30, 2023 and the related unaudited statement of operations for the nine-month period then ended and (iii) the preliminary and unaudited consolidated balance sheet for CWT Holdings, LLC and its Subsidiaries (together with the CWT Travel Interim Balance Sheet, collectively, the “Interim Balance Sheet”) as of December 31, 2023 (the “Balance Sheet Date”) and the related preliminary and unaudited statement of operations for the twelve-month period then ended (the financial statements described in clause (ii) and this clause (iii), collectively, the “Interim Financial Statements”). The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements.” The Financial Statements (including any related notes thereto) (A) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (B) fairly present, in all material respects, the financial condition and results of operations of the Company Group as of the respective dates thereof and for the respective periods covered thereby (except in the case of Interim Financial Statements, subject to normal and recurring year-end audit adjustments (which would not be material, individually or in the aggregate) and to the absence of notes and other textual disclosure required by GAAP) (which if presented would not differ materially from those presented in the latest Annual Financial Statements) and (C) have been prepared from the financial books and records of the Company Group.

(b)         All accounts and notes and other receivables of the Company Group are in accordance with GAAP and (i) arose out of valid and bona fide arm’s length transactions entered into by the Company Group in the Ordinary Course of Business, (ii) are reflected on the Company Group’s books and records, (iii) are the valid and legally binding obligations of the parties owing such amounts to the Company Group, (iv) are not subject to counterclaim or setoff and (v) are not in dispute. Section 2.6(b) of the Disclosure Schedule contains an aged schedule of accounts receivable reflected on the Interim Financial Statements. During the past twelve (12) months, no member of the Company Group has agreed to any material deduction, free goods or services, discounts or other deferred price or quantity adjustment with respect to any of accounts receivable of the Company Group. Except as set forth in Section 2.6(b) of the Disclosure Schedule, all of the accounts receivable of the Company Group relate solely to sales of goods or services to customers of the Company Group, none of whom are Members, any of their Affiliates or any Related Persons.

(c)         No member of the Company Group has any Liabilities that are required under GAAP to be accrued, reflected or reserved on the financial statements of the Company other than Liabilities that (i) are accrued or specifically reflected and adequately reserved against in the Interim Balance Sheet, (ii) have arisen after the Balance Sheet Date in the Ordinary Course of Business of the Company Group (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, violation of Law, misappropriation, or that relates to any Proceeding), (iii) are incurred in connection with the Transactions and in accordance with the express terms of this Agreement, or (iv) have arisen from any matter set forth in Section 2.6(c) of the Disclosure Schedule.

(d)         The Company Group maintains accurate books and records that reflect its respective assets and Liabilities and has maintained for all periods reflected in the Financial Statements, proper and adequate internal accounting controls over financial reporting that applies to the Company Group that provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets and (ii) proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a reasonably current and timely basis. Except as set forth in Section 2.6(d) of the Disclosure Schedule, no auditor or Representative of any member of the Company Group, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, claim, weakness or deficiency, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Group or its internal accounting controls, including any material complaint, allegation, assertion or claim that any member of the Company Group has engaged in materially deficient accounting or auditing practices.

(e)        The assets, properties, employees and rights of the Company Group comprise all of the assets, properties, employees and rights that (i) were held by CWT Travel Holdings, Inc. and its consolidated Subsidiaries and its and their joint ventures prior to the Restructuring, in all material respects, and (ii) are necessary to operate the Company Business as presently conducted in substantially the same manner as the Company Business was operated prior to the Restructuring.

(f)          Section 2.6(f) of the Disclosure Schedule sets forth the Company’s good faith estimates of the Company Group’s Cash, Trapped Cash, Restricted Cash and Debt, in each case, as of one (1) Business Day prior to the date of this Agreement.

Section 2.7         Affiliate Transactions. Except (a) as set forth in Section 2.7 of the Disclosure Schedule and (b) for rights under existing employment agreements or Employee Benefit Plans, or other customary and immaterial employment-related (and related compensation) arrangements entered into in the Ordinary Course of Business, no Related Person of the Company Group: (i) owes any amount to any member of the Company Group, nor does any member of the Company Group owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other commercial or business relationship, including being a party to any transaction or Contract, with any member of the Company Group or, to the Knowledge of the Company, any other director, officer, employee or owner of any member of the Company Group, (iii) owns any asset, property or right, tangible or intangible, that is used by any member of the Company Group, (iv) has any claim or cause of action which has been asserted, or, to the Knowledge of the Company, threatened, against any member of the Company Group, (v) to the Knowledge of the Company, owns any direct or indirect, interest of any kind in any Person which is a competitor, supplier, customer, landlord, tenant, creditor, debtor of, or other Person having a material business relationship with any member of the Company Group or (vi) has made any material claim against the Company Group (collectively, “Affiliate Transactions”).

Section 2.8          Real Property.

(a)         Except as set forth on Section 2.8(a) of the Disclosure Schedule, no member of the Company Group owns any fee simple interest in any real property or holds any right to purchase any real property.

(b)         The real property demised by the leases, subleases, licenses or other occupancy agreements, including all amendments, supplements, modifications, extensions, renewals or other agreements with respect thereto (the “Material Leases”) for which the annual rent payment by the Company Group exceeds $200,000 constitutes the top eight (8) real property leased (or the jurisdictional equivalent) by the Company Group (as measured by the expenses incurred by the Company Group to lease such properties during the fiscal year ended December 31, 2023) and used in connection with the conduct of the Company Business as of the date hereof. The Company has made available to Parent true, correct and complete copies of all Material Leases prior to the date hereof and, since such date to the date hereof, such Material Leases have not been amended or modified.

(c)          As of the date hereof, each Lease is in full force and effect and constitutes a legal, valid, enforceable and binding obligation of the applicable member of the Company Group and each other party thereto, subject to the Remedies Exception. Except as set forth on Section 2.8(c) of the Disclosure Schedule, as of the date hereof, (i) the applicable member of the Company Group holds a valid, enforceable and existing leasehold interest under each Lease with respect to the Leased Real Property, subject to the Remedies Exception, unimpaired by any acts or omissions of any member of the Company Group and enjoys peaceful, exclusive and undisturbed possession in all material respects of the Leased Real Property, free and clear of any conditions that would constitute a nuisance or otherwise interfere in any material respect with the operation of the Company Business as currently conducted, (ii) no member of the Company Group has subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property or any portion thereof, (iii) no member of the Company Group nor, to the Knowledge of the Company, any other party to any such Lease is in breach thereof or default thereunder and there does not exist any event or circumstance which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company Group or any other party to such Lease, except for such breaches, defaults, events or circumstances as to which requisite waivers or consents have been obtained or which would not reasonably be expected, individually or in the aggregate, to be material to the member of the Company Group party to such Lease, (iv) there are no material disputes, oral agreements or forbearance programs in effect as to any Lease, and (v) no notice of default or termination under any Lease is outstanding or threatened. The members of the Company Group, as applicable, have the right under the Leases to occupy and use the Premises for the operation of the Company Business as currently conducted.

(d)         The improvements constructed on the Premises by the Company Group are: (i) in good operating condition in all material respects, subject to ordinary wear and tear, (ii) sufficient in all material respects for the operation of the Company Business, in the same manner as currently conducted and (iii) in conformity with Law in all material respects. No improvements constituting a part of any of the Premises encroach on real property not leased by the Company Group to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements. Further no improvements of third parties encroach in any material respect on any portion of the Premises.

(e)          Except for such matters as would not have a Material Adverse Effect on the use or operation of the affected Leased Real Property, (i) no condemnation, zoning or other similar proceeding is pending or, to the Knowledge of the Company, threatened against any of the Leased Real Property, (ii) the present use of the land, buildings, structures and improvements on the Leased Real Property are in conformity with applicable Laws and (iii) there are no material construction or alteration projects currently ongoing with respect to any Leased Real Property.

Section 2.9          Personal Property. Section 2.9 of the Disclosure Schedule sets forth a list of all leases of tangible assets and other personal property of the Company Group that involve annualized rental payment obligations in excess of $200,000. Except as set forth in Section 2.9 of the Disclosure Schedule, the Company Group has good and marketable title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in, all of the tangible assets and other personal property that are used by the Company Group, in each case, free and clear of all Liens (other than Permitted Liens) (such assets, the “Personal Property”). The Personal Property is in good operating condition and repair, normal wear and tear excepted. The Personal Property currently owned by the Company Group is sufficient for the continued conduct of the Company Business after the Closing in the same manner as conducted prior to the Closing, and constitutes all of the rights, property, and assets necessary to conduct the Company Business as currently conducted without violating any material Law or contractual, legal, title, property or other right of any Person.

Section 2.10        Permits. Section 2.10 of the Disclosure Schedule lists all material permits, registrations, waivers, filings, franchises, notices, consents, clearances, qualifications, licenses, certificates, authorizations and approvals granted by any Governmental Authority (each, a “Permit”) held by the Company Group (the “Scheduled Permits”). No Permits other than the Scheduled Permits are necessary for the operation of the Company Business as currently conducted. The Scheduled Permits are valid and in full force and effect and no member of the Company Group is in material default under, or material violation of, and no condition exists that with notice or lapse of time or both would constitute a material default under, or material violation of, or require a modification, revocation, suspension, limitation or termination of any of the Scheduled Permits. Except as set forth in Section 2.10 of the Disclosure Schedule, the Company Group and, to the Knowledge of the Company, any authorized Person acting on the Company Group’s behalf (a) is, and has been, in compliance with all Scheduled Permits and (b) has not received any notice or allegation of any breach, non-compliance, cancellation, suspension, revocation, invalidation or non-renewal of any Scheduled Permit, except where such non-compliance or notice with respect thereto would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole.

Section 2.11         Contracts.

(a)       Section 2.11(a) of the Disclosure Schedule identifies each of the following Contracts, other than Employee Benefit Plans, to which any member of the Company Group is a party or by which any member of the Company Group or any of the assets or properties of any member of the Company Group is bound that is in effect as of the date hereof (each such Contract, a “Material Contract”):

(i)          any Contract relating to the acquisition by any member of the Company Group of any business, division or product line, or Equity Interest, of another Person, or any assets with a value in excess of $500,000, (A) with respect to which any member of the Company Group has any outstanding rights or obligations, (B) during the three (3) year period prior to the date hereof or (C) which such acquisition is pending as of the date hereof;

(ii)          any Contract for the sale of any assets or properties, for consideration in excess of $500,000, of any member of the Company Group (other than the sale of the Company Group’s Products to customers in the Ordinary Course of Business);

(iii)     other than the Organizational Documents of the Company Group, any Contract relating to the acquisition, issuance, voting, registration, sale or transfer of any Equity Interests issued by any member of the Company Group; providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any Equity Interests issued by any member of the Company Group; relating to the payment of dividends or other distributions or the establishment of funds for the payment thereof, or providing any member of the Company Group with the right of first refusal, first offer or similar preferential right with respect to, or right to repurchase or redeem, any Equity Interests issued by any member of the Company Group;

(iv)        any Contract evidencing Debt or Debt-Like Items in amounts in excess of $2,500,000;

(v)        any Contract under which the Company or any Subsidiary of the Company (A) receives a license or other right under any material Third-Party Intellectual Property (other than (x) licenses for COTS (with annual license and acquisition fees of less than $1,500,000) and (y) Contracts primarily relating to the nondisclosure of Confidential Information entered into in the Ordinary Course of Business under which no payments are made by or to any member of the Company Group) (“In-Bound IP Licenses”), or (B) grants a third party a license or other right under any material Company Owned Intellectual Property (other than non-exclusive licenses granted to users of the Products or in which such grants are incidental to and not material to performance under the Contract, in each case, in the Ordinary Course of Business pursuant to agreements substantially in such forms as have been made available to Parent) (“Out-Bound IP Licenses” and together with In-Bound IP Licenses, the “IP Licenses”), in each case, whether such license or other grant is present or contingent;

(vi)        any Contract that (A) is for the purchase or sale of real property or (B) provides for the lease (including any master lease covering multiple items of personal property) of any item or items of personal property, in each case, with a purchase or sale price, or, in the case of any lease, an annual rental expense, exceeding $200,000;

(vii)       any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement which remains outstanding;

(viii)       any Contract providing for sign on bonuses or other incentives paid or payable by any member of the Company Group, in each case, not paid exceeding $500,000;

(ix)         any Contract concerning or consisting of a partnership, joint venture or similar agreement or otherwise involving the sharing of any profits or losses with any other Person;

(x)         any Contract granting or creating a Lien or restricting the granting or creating of a Lien (in each case, other than a Permitted Lien) on any properties or assets that are material to the Company Business;

(xi)        any Contract with a Key Customer;

(xii)       any Contract with a Key Supplier;

(xiii)     other than Contracts with travel suppliers and travel-related service providers, any Contract within the top thirty-five (35) Contracts for the purchase, lease or sale of supplies, products or other Personal Property, or for the furnishing or receipt of services, based on expenditures by the Company Group during the twelve-month period ended December 31, 2023;

(xiv)       any Contract with respect to an Affiliate Transaction;

(xv)      any Labor Agreement or other Contract (whether at the national, industry or sector level) with any labor or trade union or association, works council, employee representative body, other labor organization, or other Person representing or seeking to represent any employee of the Company Group or any other individual who provides services to the Company Group (collectively, “Labor Organization”);

(xvi)     any Contract for the advancement or loan of any cash or other property with a value in excess of $100,000 to any of its equityholders, directors, managers, officers or employees;

(xvii)    any Contract with any staffing agency, temporary employee agency, professional employer organization, employer of record or similar company or service provider;

(xviii)    any Contract with the top twelve (12) global partner network travel partners of the Company Group, based on traffic volumes during the fiscal year ended December 31, 2023;

(xix)   any Contract with any Governmental Authority, including any Government Contract;

(xx)     any Contract with Airlines Reporting Corporation or International Airlines Travel Association or, to the extent such Contract is material to the Company Business and necessary to conduct the Company Business in a particular jurisdiction, any Contract with a trade association;

(xxi)     any Contract that is material to the Company Business, including any Material Contract, (A) containing covenants relating to the operation of the Company Business that would prohibit or materially restrict the ability of the Company Business or any member of the Company Group from competing in any line of business in any geographical region or with any Person, (B) providing for “exclusivity” or any similar requirement in favor of any other Person, (C) granting “most favored nation” or similar status to any other Person (or provisions in which pricing, discounts or benefits are based on those provided to another Person), (D) containing a non-solicitation or non-hire provision (other than customary non-solicitation and non-hire restrictions in favor of customers and consultants of the Company Business in the ordinary course) or (E) granting to the counterparty any rights of first refusal, first negotiation, first offer or similar right;

(xxii)     [reserved;]

(xxiii)   any Contract requiring any member of the Company Group to indemnify or hold harmless any Person (other than commercial agreements entered into the Ordinary Course of Business);

(xxiv)   any Contract involving the settlement of any Proceeding or threatened Proceeding during the past three (3) years which requires payment by any member of the Company Group of more than $100,000 in any calendar year during the term of the Contract and under which any such payment is still owing;

(xxv)     any Contract relating to capital expenditure obligations which exceed $100,000 in the aggregate; and

(xxvi)    any Contract to enter into any of the foregoing.

(b)        The Company has made available to Parent true, correct and complete copies (including all amendments and supplements thereof) of each Material Contract. Each Material Contract constitutes a legal, valid and binding obligation in accordance with its terms with respect to the applicable member of the Company Group and, to the Knowledge of the Company, each other Person party thereto, in each case subject to the Remedies Exception. Each Material Contract is in full force and effect and no Material Contract has been terminated, and no member of the Company Group or, to the Knowledge of the Company, any other Person party thereto, is in material breach or material default thereunder and no event has occurred with respect to the applicable member of the Company Group or, to the Knowledge of the Company, any other Person party thereto, that with notice or lapse of time or both, would reasonably be expected to constitute a material breach or material default of a Material Contract or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation or to a loss of any benefit under, or in any manner release any party thereto from any obligation under, any such Material Contract. Except as set forth in Section 2.11(b) of the Disclosure Schedule, there has been no cancellation, non-renewal, expiration or modification of any Material Contract that is materially adverse to any member of the Company Group, and to the Knowledge of the Company, no Person has threatened in writing any cancellation, non-renewal, expiration or modification of any Material Contract.

Section 2.12         Intellectual Property; Information Technology.

(a)          Rights to Company Intellectual Property. Except as set forth in Section 2.12(a) of the Disclosure Schedule, the Company Group has full title to, and sole and exclusive ownership of, or are duly licensed under or otherwise authorized to use, all Company Intellectual Property, free and clear of any Liens (other than Permitted Liens). The Company Intellectual Property constitutes all Intellectual Property that is necessary for the operation and conduct of the Company Business as it is presently conducted and intended to be conducted after the date hereof. Neither the Company nor its Subsidiaries have transferred ownership of, nor agreed to transfer ownership of, any Company Owned Intellectual Property to any third party (including upon the occurrence of any event). The consummation of the Transactions will not result in the termination or any alteration of the Company Group’s rights in any Company Intellectual Property, and will not immediately following the Closing result in any Liens being granted under or imposed on any Company Intellectual Property.

(b)          Company Owned Intellectual Property.

(i)          Section 2.12(b)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all of the (A) issued Patents and Patent applications; (B) registrations and applications for Copyrights; (C) registrations and applications for Trademarks; (D) domain names (items (A) through (D) collectively, “Registered Company Intellectual Property”); and (E) material unregistered Intellectual Property, in each case ((A) through (E)), that are Company Owned Intellectual Property, and including for each item of Registered Company Intellectual Property (x) the current owner and in the case of domain names, the current recorded registrant, (y) the jurisdiction in which such Registered Company Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed and (z) the application, registration and issue number (as applicable).

(ii)      Each item of Registered Company Intellectual Property is valid, subsisting, and enforceable and all necessary maintenance and renewal fees, documents and certificates in connection with such Registered Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Company Intellectual Property. No applicant for any Registered Company Intellectual Property has misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Company Intellectual Property that would constitute fraud with respect to such application for Registered Company Intellectual Property.

(c)       Third-Party Intellectual Property. The Company Group has performed in all material respects all of its obligations under each IP License and, accordingly, each IP License is in full force and effect in all respects with respect to the Company or its Subsidiary (as applicable). To the Knowledge of the Company, no third party is in default of any IP License. The Transactions will not result in a breach or right to terminate any IP License. Except for the Out-Bound IP Licenses and non-exclusive license rights granted to users of the Products or in which such grants are incidental to and not material to performance under the Contract, in each case, in the Ordinary Course of Business pursuant to agreements substantially in such forms as have been made available to Parent, no member of the Company Group has assigned, licensed, sublicensed or otherwise transferred any right (whether present or contingent) under any Company Owned Intellectual Property to any third party. Neither the Company, its Subsidiaries, nor any Company Owned Intellectual Property, is subject to any Contract containing any covenant or other provision that materially limits or restricts the ability of the Company Group to, in any way, use, assert, enforce, or otherwise exploit any such Intellectual Property anywhere in the world. Except as set forth in Section 2.11(a)(v) or Section 2.12(c) of the Disclosure Schedule or in Contracts with customers entered in the Ordinary Course of Business and substantially in such form as has been made available to Parent, no member of the Company Group is a party to any Contract that requires them to indemnify any third party for or against any infringement, dilution, misappropriation, or violation of any Intellectual Property.

(d)          Non-Infringement.

(i)          There is no material infringement, dilution or misappropriation by any third party of any Company Owned Intellectual Property. No member of the Company Group has brought any action, suit or proceeding against any third party for infringement, dilution or misappropriation of any Company Owned Intellectual Property.

(ii)       The conduct of the Company Business is not materially infringing, diluting, misappropriating or violating, and has not infringed, misappropriated or violated, the Intellectual Property of any third party. No member of the Company Group has been sued in any Proceeding, or received any written communications alleging that any Company Intellectual Property or Product or that the Company Group has materially violated or, by conducting the Company Business, would materially violate, any Intellectual Property of any third party. No Company Owned Intellectual Property or Product is subject to any Proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by the Company Group, or which affects the validity, use or enforceability of any such Company Owned Intellectual Property or Product.

(e)        Invention Assignment. The Company Group, pursuant to a written and enforceable assignment agreement (or equivalent provision by operation of Law), irrevocably secured from all consultants, advisors, founders, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material Company Owned Intellectual Property on behalf of the Company or such Subsidiary (each an “Author”), unencumbered and unrestricted exclusive ownership of all of the Authors’ Intellectual Property in such contribution. Without limiting the foregoing, the Company has obtained, to the extent permitted by applicable Laws, waivers of any moral rights from all current and former Authors. No Author has any right to payment (other than salaries and bonuses payable to employees, and fees payable to independent contractors, in the Ordinary Course of Business and in connection with the development of such Intellectual Property) with respect to the use of, or interest in, any Company Owned Intellectual Property.

(f)          No Governmental Assistance. At no time was any Author operating under any grants from any Governmental Authority or agency or private source, performing research sponsored by any Governmental Authority or agency or private source, or subject to any employment agreement, invention assignment, nondisclosure agreement, or other obligation with any third party, in each case, that adversely affects the Company’s rights in any Company Owned Intellectual Property.

(g)          Confidentiality.

(i)          The Company Group has taken all commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets of the Company or provided by any third party to the Company Group (“Confidential Information”). All current and former employees and contractors of the Company Group and third parties having access to Confidential Information have executed and delivered to the Company Group (as applicable) a written legally binding agreement regarding the protection of such Confidential Information. The Company Group has implemented and maintains a reasonable security plan consistent with industry practices of companies offering similar products or services.

(ii)        No member of the Company Group has disclosed, delivered or licensed to any third party, or agreed or obligated itself to disclose, deliver or license to any third party (whether such agreement or obligation is present or contingent), or permitted the disclosure or delivery to any escrow agent or other third party of, any Trade Secret included in the Company Intellectual Property (including, for clarity, Source Code), other than disclosures to employees and consultants involved in the development of Products. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license of any such Trade Secrets, other than disclosures to employees and consultants involved in the development of Products. Without limiting the foregoing, neither the execution of this Agreement nor any of the Transactions will result in a release from escrow or other delivery to a third party of any Source Code.

(h)         Software. The Software used in the provision of any Product: (i) has sufficiently documented Source Code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize the related technology without reference to other sources of information; (ii) is complete and no other material computer hardware, Software, system, or other information technology is needed in order to carry on the Company Business; (iii) is free from known, material defects or deficiencies, errors in design, and operating defects; (iv) except as set forth in Section 2.12(h) of the Disclosure Schedule, does not require a material upgrade or replacement as of the Closing Date and none are planned; and (v) does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which a Product is used or stored or installed or damage or destroy any data or file without the user’s consent.

(i)         Open Source Materials. The Company Group is in compliance with the terms and conditions of all Contracts for Open Source Software used by the Company Group in any Product or the development thereof. No Software included in the Company Owned Intellectual Property contains or is derived from any source code that is subject to the provisions of any Open Source Software license that requires, as a condition of use, modification and/or distribution of such Open Source Software that such Software incorporated into, derived from or distributed with such Open Source Software (i) is subject to any restrictions on its use by any member of the Company Group, (ii) be disclosed or distributed in source code form, (iii) be licensed for the purpose of making derivative works, or (iv) be redistributable at no charge.

(j)         Product Performance. No Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.

(k)         IT Systems. The Company IT Systems are adequate for the operation of the Company Business as currently conducted, and contemplated to be conducted and are sufficient for the current needs of the Company Business (including a sufficient number of license seats for all licensed Software). Except as set forth in Section 2.12(k) of the Disclosure Schedule, with respect to the Company IT Systems, (i) there has not been any material malfunction that has not been remedied and for which the root cause of such malfunction has not been identified and resolved; (ii) the Company Group has implemented in a timely manner all security patches or security upgrades that are generally available for the Company IT Systems; (iii) the Company Group has taken reasonable steps and implemented reasonable procedures to ensure that the Company IT Systems are free from contaminants, including the use of commercially available antivirus Software with the intention of protecting the Company IT Systems from becoming infected by viruses and other harmful code; (iv) the Company Group has implemented security, back-ups, disaster recovery arrangements, and hardware and Software support and maintenance which, in each case, is reasonably sufficient to minimize the risk of material error, breakdown, failure, or security breach occurring; (v) the Company Group has conducted vulnerability testing, risk assessments or external audits of, and tracked security incidents related to, the Company IT Systems; (vi) the Company Group has in place data backup, business continuity and disaster recovery plans and encryption and other security procedures, protocols and technologies in relation to the Company IT Systems which, in each case, are regularly tested and updated and are reasonably sufficient to minimize the risk of material error, breakdown, failure, or security breach occurring; and (vii) the Company Group has, as soon as reasonably practicable, corrected any material vulnerabilities identified in such testing, assessments and audits.

Section 2.13        Data Privacy and Security.

(a)          The Company Group has at all times complied in all material respects with all applicable Privacy and Data Security Obligations. Neither (i) the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement, nor (ii) the consummation of any of the Transactions, will result in violation of any applicable Privacy and Data Security Obligations or any Privacy Policy.

(b)        Without limiting the foregoing: (i) to the extent required by any Privacy and Data Security Obligations (A) the Company Group has maintained and posted Privacy Policies providing adequate notice of its privacy, data protection and data security practices regarding the Processing of information, including Personal Information, and (B) the Company Group has at all times posted such Privacy Policies in a clear and conspicuous location on the Company’s external websites and on internal Company websites (as relevant); (ii) true, correct and complete copies of all Privacy Policies (including all available prior and superseded versions thereof) have been provided to Parent; and (iii) no member of the Company Group has made any false or misleading statements in its Privacy Policy or marketing materials. No member of the Company Group has received any written complaint or inquiry, nor is any Proceeding pending or threatened in writing against the Company Group, alleging any breach by the Company Group of any applicable Privacy and Data Security Obligations.

(c)         The Company Group has at all times implemented and maintained in place appropriate (i) technical and organizational measures; (ii) administrative security programs, policies, procedures; and (iii) such other measures, in each case, that protect Company IT Systems and Personal Information in the possession or under the control of the Company Group against reasonably anticipated threats and hazards to their security and the unauthorized use or disclosure thereof, and include comprehensive plans, policies, procedures and administrative, technical and physical safeguards to protect the Company IT Systems and Personal Information and other material data in the possession or under the control of the Company Group from destruction, loss, alteration, damage, unauthorized access or disclosure or illegal or unauthorized Processing (“Security Policies”). The Company Group has at all times been in compliance with all applicable Security Policies.

(d)         Except as set forth in Section 2.13(d) of the Disclosure Schedule, during the last three (3) years, there has not been (i) any material breach, unauthorized access or other actual or suspected non-compliance related to Privacy and Data Security Obligations, (ii) any information security or privacy breach event that has resulted in or would require notification to any Governmental Authority or other Person by or on behalf of the Company Group under any Privacy and Data Security Obligations, or (iii) any use, access or disclosure by any Person of any Company IT Systems or any Personal Information in the possession or under the control of the Company Group for any illegal or unauthorized purpose.

(e)         No member of the Company Group has received notice of any claims, and there is no Proceeding pending or, to the Knowledge of the Company, being threatened or reasonably likely to be brought against the Company Group alleging either a material violation of any Person’s rights under, or non-compliance, breach or compromise of, any Privacy and Data Security Obligations.

(f)          The Company Group has at all times established legal basis, made all required disclosures to, and obtained all consents from, users, customers, employees, contractors, governmental bodies and other applicable third parties required by all applicable Privacy and Data Security Obligations and as necessary for their respective Processing of Personal Information in connection with the conduct of their business as it has been conducted and currently planned to be conducted, and has filed any and all required registrations with the applicable data protection authority.

(g)         Except as set forth in Section 2.13(g) of the Disclosure Schedule, the Company and all other members of the Company Group have entered into written agreements, where required, with all third parties, including subcontractors, third-party vendors, suppliers and customers, that satisfy the requirements of the Privacy and Data Security Obligations, including by correctly identifying the roles and responsibilities of the parties to such agreements and incorporating any contractual provisions mandated by applicable Privacy Laws.

(h)         Without limiting the foregoing, the Company Group has taken steps to limit access to Personal Information to: (i) their respective personnel and to subcontractors and third-party vendors providing services to or on behalf of the Company Group (as applicable), in each case to those who have a need to know such Personal Information in the execution of their duties to the Company Group (as applicable) and (ii) such other Persons permitted to access such Personal Information in accordance with the Privacy Policies, and contractual obligations to which the Company Group is bound. In respect of any international transfers of Personal Information subject to the GDPR or the UK GDPR, the Company Group has valid data transfer safeguards in place that comply with the GDPR or the UK GDPR (as relevant).

Section 2.14        Brokers’ Fees. Except as set forth in Section 2.14 of the Disclosure Schedule, no Person is entitled to any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or commissions in connection with the Transactions based upon arrangements made, directly or indirectly, by or on behalf of the Company or any of its Affiliates.

Section 2.15       Absence of Certain Developments. During the period from the Balance Sheet Date to the date of this Agreement, there has been no Material Adverse Effect. Except in connection with the negotiation, execution and delivery of this Agreement and the other Ancillary Documents, since the Balance Sheet Date, (a) the Company Group has operated the Company Business in the Ordinary Course of Business and (b) no member of the Company Group has taken any action that, if taken during the period between the date of this Agreement and the Closing, would require the consent of Parent under Sections 4.1(a) - (b).

Section 2.16        Legal Compliance. Except as set forth in Section 2.16 of the Disclosure Schedule, the Company Group is, and has been, during the past three (3) years, in compliance in all material respects with all applicable Laws. Except as set forth in Section 2.16 of the Disclosure Schedule, during the past three (3) years, no member of the Company Group has received notice of any alleged material violation of or material non-compliance with any Law from any Governmental Authority or current or former employee and to the Knowledge of the Company, no member of the Company Group is under investigation with respect to the material violation of any Law and there are no facts or circumstances which could reasonably form the basis for any such material violation. No member of the Company Group is in material default under any Governmental Order to which such member of the Company Group is subject. To the Knowledge of the Company, no officer, director, agent, consultant or employee of the Company Group is subject to any Governmental Order that prohibits such officer, director, agent, consultant or employee from engaging in or continuing any conduct, activity or practice relating to the Company Business.

Section 2.17         Taxes.

(a)         Except as set forth in Section 2.17(a) of the Disclosure Schedule, all income Tax Returns and material other Tax Returns required to be filed by or with respect to the Company Group have been duly and timely filed with the appropriate Taxing Authority (taking into account any valid extensions of time to file such Tax Returns), and each such Tax Return was prepared in compliance with all applicable Law and is true, correct and complete in all material respects. All income Taxes and material other Taxes due and payable by the Company Group (whether or not shown on any such Tax Return) have been timely paid in full, whether disputed or not. No member of the Company Group is currently the beneficiary of any extension of time within which to file any income Tax Return or material other Tax Return.

(b)         All material Tax withholding and deposit requirements and all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, imposed on or with respect to the Company Group or its employees have been satisfied in all material respects.

(c)          No member of the Company Group is, nor has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(d)          There are no material Tax Liens (other than Permitted Liens) on any assets of the Company Group.

(e)          Except as set forth in Section 2.17(e) of the Disclosure Schedule, there are no Proceedings pending against a member of the Company Group with respect to a material amount of Taxes, and no material dispute, claim, assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax liability of a member of the Company Group. No written claim has been made in the last six (6) years by an authority in a jurisdiction where a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction. No member of the Company Group (i) has a permanent establishment (within the meaning of any applicable Tax treaty) in a country other than the country in which it is organized in and resident of, or (ii) is subject to a direct tax based on net income in any country other than the country in which it is organized in and resident of.

(f)          The Company has delivered to Parent true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by each member of the Company Group in the past three (3) years. Except as set forth in Section 2.17(f) of the Disclosure Schedule, no member of the Company Group has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business or waivers or extensions that have already expired).

(g)         Except as set forth in Section 2.17(g) of the Disclosure Schedule, no member of the Company Group is a party to or bound by any Tax allocation or sharing agreement (other than pursuant to a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes, such as a lease or loan agreement).

(h)         Except as set forth in Section 2.17(h) of the Disclosure Schedule, no member of the Company Group (i) has been a member of an affiliated group (within the meaning of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law) filing a consolidated federal income Tax Return (other than a group of which the members of the Company Group are the only members) or (ii) has any material liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than pursuant to a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes, such as a lease or loan agreement).

(i)          Except as set forth in Section 2.17(i) of the Disclosure Schedule, no member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:

(i)          change in method of accounting for a taxable period ending on or prior to the Closing Date, including under Section 481 of the Code (or any corresponding or similar provision of state, local, foreign or other Law);

(ii)          use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)        “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) entered into or executed prior to the Closing;

(iv)        intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) entered into or created prior to the Closing;

(v)         installment sale or open transaction disposition made on or prior to the Closing Date, or application of the completed contract method of accounting or the cash method of accounting to any transaction occurring on or prior to the Closing Date; or

(vi)        prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date outside the Ordinary Course of Business.

(j)          Within the last two (2) years, no member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)         The Company Group is in material compliance with transfer pricing requirements in all jurisdictions in which it is required to comply with applicable transfer pricing regulations, and all material transactions between any members of the Company Group have been effected on an arm’s length basis.

(l)          No member of the Company Group is, or has been, a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(m)      No private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or requested by or related to a member of the Company Group that would be terminated or adversely affected as a result of the Transactions contemplated by this Agreement.

(n)         No member of the Company Group has taken or agreed to take any action that would (or is aware of any fact, event, agreement, plan or other circumstance that would) prevent the Intended Tax Treatment.

Section 2.18        Litigation. Except as set forth in Section 2.18 of the Disclosure Schedule, (a) there are no Proceedings seeking injunctive relief or damages in excess of $100,000 pending or, to the Knowledge of the Company, threatened, against any member of the Company Group or any officer or director of the Company Group (in his or her capacity as such) or any assets or properties owned or used by the Company Group, and (b) there are no, and during the past three (3) years there have been no, (i) outstanding Governmental Orders binding on any member of the Company Group or any of the assets of the Company Group, or (ii) to the Knowledge of the Company, outstanding Governmental Orders that prohibit any officer or director of the Company Group (in his or her capacity as such) from performing his or her services for the Company Group. Except as set forth in Section 2.18 of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority relating to any member of the Company Group or any of their respective properties or assets. There are no, and in the past three (3) years there have been no, material Proceedings pending or, to the Knowledge of the Company, threatened by any member of the Company Group against any other Person.

Section 2.19        Employees; Employee Relations.

(a)        Except as set forth in Section 2.19(a) of the Disclosure Schedule, the Company Group is and has been, during the past three (3) years, in compliance in all material respects with all Laws relating to employment and personnel and labor, including all Laws respecting wages and hours, holiday pay and the calculation of holiday pay, child labor, equal opportunity, collective bargaining, Immigration Reform and Control Act and any other immigration Law, the Worker Adjustment and Retraining Notification Act 29 U.S.C. § 2101 et seq. or any similar foreign, state or local law relating to plant closings, collective redundancies and layoffs (the “WARN Act”), employment discrimination and harassment including sexual harassment, disability rights or benefits, collective dismissals, affirmative action, workers’ compensation, independent contractor and worker classification, labor relations, unemployment insurance, employee leave issues, terms and conditions of employment, plant closings, collective redundancies and mass layoffs, health and safety, and automated employment decision tools and other artificial intelligence (collectively, the “Employment Laws”). During the past three (3) years, the Company Group has not implemented any employee layoffs or plant closures that gave rise to notice obligations under the WARN Act. During the past six (6) years, each member of the Company Group has timely paid all wages, salaries, bonuses, commissions, expenses, wage premiums, or other compensation that has become due and payable to its current and former employees, individual independent contractors, workers, or other individual service providers pursuant to a Law, Contract or employment policy or has otherwise accrued such amounts on the Interim Balance Sheet.

(b)         Except as set forth in Section 2.19(b) of the Disclosure Schedule, during the past three (3) years, the Company Group has not engaged in any unfair labor practice and has not received written notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority. Except as set forth in Section 2.19(b) of the Disclosure Schedule, there are no Proceedings pending, or to the Knowledge of the Company, threatened, or reasonably anticipated, against the Company Group by any current or former employee, worker, director, or individual independent contractors of the Company Group with respect to any Employment Laws, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Proceedings.

(c)         During the past six (6) years, each member of the Company Group has properly classified, pursuant to the Code and all other applicable Laws, all workers and individual independent contractors that have provided services to the Company Group. During the past six (6) years, each member of the Company Group has properly classified all employees under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq., and applicable state wage and hour laws.

(d)         Except as set forth in Section 2.19(d) of the Disclosure Schedule, (i) the Company Group has not agreed to recognize any Labor Organization, nor has any Labor Organization or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of the Company Group, nor is any member of the Company Group a party to, bound by, or in the process of negotiating any Labor Agreement (other than national, industry-wide or sector-specific agreements outside of the United States), nor has any member of the Company Group ever been a party to or bound by nor does the Company Group have any actual or contingent liability or other obligations under any Labor Agreement, or other Contract with a Labor Organization (other than national, industry-wide or sector-specific agreements outside of the United States); (ii) during the past three (3) years, the Company Group has not experienced any strike, slowdown, work stoppage, lockout, unfair labor practice complaint or other employee or labor dispute, nor is such strike, slowdown, work stoppage, lockout, unfair labor practice complaint or other employee or labor dispute pending, or to the Knowledge of the Company, threatened or reasonably anticipated; and (iii) as of the date of this Agreement, there is no organizational effort presently being made, or to the Knowledge of the Company, threatened by or on behalf of any Labor Organization with respect to any employees of the Company Group. Except as set forth in Section 2.19(d) of the Disclosure Schedule, the Company Group is not required under applicable Law or Contract to provide notice to, or to enter into any consultation procedure with, any employee or employees of the Company Group or Labor Organization in connection with the execution of this Agreement or the Transactions. Except as set forth in Section 2.19(d) of the Disclosure Schedule, during the past five (5) years, no member of the Company Group has received notice of (i) any allegations or formal or informal complaints made to or filed with or against any member of the Company Group related to harassment (including sexual harassment, sexual misconduct or other abusive behavior) or discrimination; (ii) any other claims initiated, filed or, to the Knowledge of the Company, threatened, against any member of the Company Group related to harassment (including sexual harassment, sexual misconduct or abusive behavior) or discrimination; (iii) any other allegations, formal or informal complaints or any other claims initiated, filed or, to the Knowledge of the Company, threatened against any Person other than the Company Group related to sexual harassment, sexual misconduct, or discrimination; or (iv) any settlement agreements involving allegations relating to sexual harassment, sexual misconduct or discrimination, in each case, by or against any current or former director or officer of the Company Group.

(e)         To the Knowledge of the Company, no current officer or employee of the Company Group with an annual base salary in excess of $175,000 has provided written notice (including via email or text message) to any member of the Company Group that he or she (i) intends to terminate his or her employment with the Company Group prior to or within six (6) months following the Closing Date, (ii) has received an offer to join a business that is competitive with the Company Business or (iii) is a party to or is bound by any confidentiality agreement, non-competition agreement or other restrictive covenant Contract with any Person (other than the Company and its Affiliates) that may reasonably be expected to have an adverse effect on the performance by such employee of any of his or her duties or responsibilities as an employee of the Company Group. To the Knowledge of the Company, no current officer or employee of the Company Group is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company Group or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company Group or (B) to the knowledge or use of trade secrets or proprietary information.

(f)          Except as set forth in Section 2.19(g) of the Disclosure Schedule, the Company Group is not and has not been during the previous three (3) years: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(g)          To the Knowledge of the Company, all material releases of employment claims in favor of the Company Group and obtained from employees in the past three (3) years, are effective and binding to release all employment claims purported to be released therein for each such employee, subject to applicable Laws.

(h)         Each individual who is currently providing services to the Company Group through a third-party service provider, or who previously during the prior six (6) years provided services to the Company Group through a third-party service provider, is not or was not an employee or worker of the Company Group. The Company Group does not have a single employer, joint employer, alter ego or similar relationship with any other company.

(i)          The Company Group does not use automated employment decision tools or other artificial intelligence in connection with hiring or promotion decisions.

Section 2.20        Employee Benefit Matters.

(a)         With respect to each Employee Benefit Plan, the Company has made available to Parent true, correct and complete copies of each of the following: (i) the plan document together with all amendments thereto (or a summary of all material terms if no written plan exists), and any trust agreements or other funding instrument, (ii) the most recent summary plan descriptions and the summary or summaries of material modifications thereto, (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS, (iv) in the case of any Employee Benefit Plan for which Forms 5500 are required to be filed, the most recently filed Form 5500s (including attached schedules), (v) any current custodial, administrative, investment management, services agreement or other similar agreements and any insurance policies or Contracts, (vi) non-discrimination and top heavy test results for the three (3) most recent plan years, (vii) any material correspondence to or from the IRS or any office or representative of the United States Department of Labor or any Governmental Authority relating to any such Employee Benefit Plan in the past three (3) years and (viii) the most recent actuarial valuation reports with respect to any defined benefit pension plans and other post-retirement benefit plans.

(b)         Section 2.20(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Employee Benefit Plan other than any employment or individual service agreement or offer letter (A) that does not include any severance, equity incentive, retention, transaction bonus or similar benefits or (B) that is consistent in all material respects with the applicable template made available to Parent. The Company Group does not have a Contract, plan or commitment, whether legally binding or not, to create any additional material Employee Benefit Plan or to modify any existing material Employee Benefit Plan.

(c)         No member of the Company Group nor any ERISA Affiliate maintains, sponsors, contributes to or is obligated to contribute to or has within the preceding six (6) years maintained, sponsored, contributed to or been obligated to contribute to (or has or within the preceding six years had any other liability, including current or potential liability, with respect to) (i) a plan subject to Title IV of ERISA or Code Sections 412 or 430, including any “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), (ii) a “multiple employer plan” that is subject to Section 413(c) of the Code or Section 4063 or 4064 of ERISA, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iv) an Employee Benefit Plan that provides for indemnification for or gross-up or similar payment of any Taxes incurred under Code Section 4999 or Section 409A of the Code, (v) “a welfare benefit fund,” as defined in Section 419(e) of the Code, or (vi) an organization described in Section 501(c)(9) of the Code.

(d)         All Employee Benefit Plans (and related trusts and insurance contracts) have been established, operated, maintained, funded and administered in compliance in all material respects with their terms and all applicable Laws, including the applicable requirements of ERISA, the Code and the Affordable Care Act. With respect to each Employee Benefit Plan, in all material respects, all contributions, premiums or payments which are required to have been made or accrued as of the date of this Agreement have been timely paid or accrued by the Company Group in accordance with GAAP, applicable Law and the terms of such Employee Benefit Plan. All material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Employee Benefit Plan participant have been timely filed or distributed.

(e)         Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a currently effective favorable determination letter from the IRS, or, if the Employee Benefit Plan is in the form of a volume submitter or prototype plan, can rely on an opinion letter from the IRS to the volume submitter or prototype plan sponsor, to the effect that the Employee Benefit Plan is so qualified and that the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and to the Knowledge of the Company nothing has occurred or condition exists since the date of such determination or opinion letter that has or could adversely affect qualification of such Employee Benefit Plan.

(f)          Except as required under Section 601 et seq. of ERISA (and at the sole cost of the employee or other service provider, other than the payment of claims and administrative expenses), no Employee Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment or service.

(g)         With respect to each Employee Benefit Plan, (i) no member of the Company Group has engaged in, and to the Knowledge of the Company no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) that would reasonably be expected to result in a material liability to the Company Group and (ii) no member of the Company Group nor, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan.

(h)          As of the date of this Agreement, no Proceeding with respect to (i) the Employee Benefit Plans (other than routine claims for benefits) or (ii) any fiduciaries thereof with respect to their duties to an Employee Benefit Plans is pending, or to the Knowledge of the Company, threatened and to the Knowledge of the Company there are no facts or events that could reasonably be expected to give rise to such Proceeding. No Employee Benefit Plan is the subject of an examination or audit by a Governmental Authority (nor has written notice been received of a potential audit or examination) or is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or other similar program.

(i)          No member of the Company Group has incurred any material liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA that has not been satisfied in full.

(j)         Except as set forth in Section 2.20(j) of the Disclosure Schedule, the execution of, and consummation of the transactions contemplated by, this Agreement will not (either alone or in connection with any other event) (i) entitle any current or former employee, director, manager, officer, consultant, individual independent contractor, contingent worker or leased employee (or any dependents, spouses or beneficiaries thereof) of the Company Group to any payment or benefit, including any severance, retention or change of control payment or benefit, (ii) accelerate the time of payment or vesting or funding, or increase the amount of compensation or benefits due to any such individual described in (i), or result in the forgiveness of any such individual’s indebtedness, (iii) result in the triggering or imposition of any restrictions or limitations on the ability to amend or terminate any Employee Benefit Plan or (iv) result in any breach or violation of, or default under any Employee Benefit Plan. No amount, economic benefit or other entitlement that could be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the Transactions (whether alone or in conjunction with any other event, including any termination of employment or service on or following the Closing Date) by any person who could be a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company could give rise to any “parachute payment,” as defined under Section 280G(b)(2) of the Code and the regulations thereunder or trigger the excise tax under Section 4999 of the Code.

(k)         Each Employee Benefit Plan that is or has ever been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in material documentary compliance with, and the Company Group has materially complied in practice and operation with, all applicable requirements of Section 409A of the Code. The Company Group does not have any obligation to indemnify, hold harmless, reimburse, make whole or otherwise “gross-up” any Person with respect to any penalty, additional income Taxes or excise Taxes incurred under Section 409A, Section 280G or Section 4999 of the Code, or otherwise.

(l)          Each Non-US Employee Benefit Plan required to be registered or approved by any Governmental Authority has been so registered or approved, and has been administered in good standing in all material respects with such Governmental Authority. Each Non-US Employee Benefit Plan that is intended to qualify for favorable Tax benefits under the applicable Laws of any jurisdiction is so qualified and, to the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to adversely affect the preferential Tax treatment ordinarily accorded to any such Non-US Employee Benefit Plan. Each Non-US Employee Benefit Plan that is required to be funded or book reserved is funded or book reserved, as appropriate, to the extent required by applicable Law based on reasonable actuarial assumptions. No Non-US Employee Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with applicable accounting standards.

(m)       No member of the Company Group has ever (i) been an employer in relation to, participated in, or had any Liability to or in respect of a pension scheme which is not a money purchase pension scheme, as defined under section 181(1) of the United Kingdom Pension Schemes Act 1993 or (ii) been an “associate” of or “connected” with (with the meanings given to them in Sections 435 and 249 of the United Kingdom Insolvency Act 1986, respectively) any Person who is or has been an employer in relation to a pension scheme to which Section 32, 43, 47 or 58 of the United Kingdom Pensions Act 2004 applies.

(n)         No Person has previously transferred to any member of the Company Group pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, and there is no such Person who prior to such transfer participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death.

Section 2.21        Environmental Matters. The Company Group is, and has been, during the past three (3) years, in compliance in all material respects with all applicable Environmental Laws. During the past three (3) years or longer if unresolved, no member of the Company Group has received notice of any material alleged violation of or material non-compliance with any Environmental Law from any Governmental Authority or current or former employee and to the Knowledge of the Company, no member of the Company Group is under investigation with respect to the material violation of any Environmental Law and there are no facts or circumstances which could reasonably form the basis for any such material violation. To the Knowledge of the Company, Hazardous Substances are not present at, on, in, under or emanating from any property currently or formerly owned or leased by any member of the Company Group or at any location in a condition or under circumstances that would reasonably be expected to result in a material Liability to the Company Group as a result of any Environmental Law. No member of the Company Group has assumed any Liability or agreed to indemnify any Person for any Liability, in each case, relating to or arising from material violations of or material Liability pursuant to Environmental Laws or Release of or exposure to Hazardous Substances. The Company has made available to Parent true, correct and complete copies of any and all environmental reports, compliance audits, health and safety audits and inspections, written complaints or written complaints or claims, in each case related to compliance with Environmental Laws or the presence or Release of any Hazardous Substances.

Section 2.22         Anti-Corruption and Anti-Bribery Laws.

(a)          The Company Group has, for the past five (5) years, maintained adequate and appropriate written policies and procedures requiring that each such Person and, to the Knowledge of the Company, its Relevant Persons conduct their businesses in conformity with Anti-Corruption Laws, Global Trade Laws and Regulations and Anti-Money Laundering Laws. Except as disclosed in Section 2.22(a) of the Disclosure Schedule, to the Knowledge of the Company, no member of the Company Group nor any of their respective Relevant Persons, has during the past five (5) years, or presently (i) been subject to any internal or external investigation, in relation to any applicable Law, including Anti-Money Laundering Laws, Anti-Corruption Laws and Global Trade Laws and Regulations by any Governmental Authority, or (ii)admitted to or been found to have engaged in any violation of any Anti-Money Laundering Laws, Anti-Corruption Laws or Global Trade Laws and Regulations. To the Knowledge of the Company, there are no actions, conditions, or circumstances pertaining to Anti-Money Laundering Laws, Anti-Corruption Laws or Global Trade Laws and Regulations that would reasonably be expected to give rise to any material future claims.

(b)         Except as disclosed in Section 2.22(b) of the Disclosure Schedule, no member of the Company Group, nor any of their respective Relevant Persons, is or has, in the last five years:

(i)         violated, or directed any third party to perform any activity that would violate, any Anti-Corruption Laws, nor offered, paid, promised to pay or authorized the payment of any money, or offered, given, promised to give, authorized the giving of anything of value, received or solicited (or, in each case, directed any third party to take such action) to or from any government official or to or from any Person under circumstances such that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Person: (A) for the purpose of (1) influencing any act or decision of a government official in their official capacity, (2) inducing a government official to do or omit to do any act in violation of their lawful duties, (3) securing any improper advantage, (4) inducing a government official to influence or affect any act or decision of any Governmental Authority or (5) assisting any member of the Company Group, or any of their respective Relevant Persons, in obtaining or retaining business for or with, or directing business to, any member of the Company Group, or any of their respective Relevant Persons, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks or other unlawful means of obtaining business, or any unlawful advantage; or

(ii)        (A) conducted, initiated or been the subject of any internal or external investigation, or made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Money Laundering Laws, Anti-Corruption Laws or Global Trade Laws and Regulations or (B) to the Knowledge of the Company, been the subject of current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Anti-Money Laundering Laws, Anti-Corruption Laws or Global Trade Laws and Regulations, or otherwise received any notice, request or citation for any actual or potential non-compliance with any Anti-Money Laundering Laws, Anti-Corruption Laws or Global Trade Laws and Regulations.

(c)          With respect to Government Contracts:

(i)          there are no Proceedings against any member of the Company Group, with respect to any Government Contract;

(ii)         no member of the Company Group is in material violation of any Law with respect to its services under any Government Contract to which any member of the Company Group is a party;

(iii)        there is no action pending nor, to the Knowledge of the Company, threatened against any member of the Company Group, their respective predecessors or any of their respective officers or employees with regard to services performed by such member of the Company Group under any Government Contract under the U.S. Federal Criminal or Civil False Claims Acts, the U.S. False Statements Act, the U.S. Major Fraud Act or the U.S. Procurement Integrity Act, the U.S. Federal Acquisition Regulations, or the U.S. Defense Federal Acquisition Supplement;

(iv)        no member of the Company Group nor, to the Knowledge of the Company, any of its Principals (as that term is defined in 48 C.F.R. § 2.101) have been debarred or suspended from participation in the award of contracts with the United States Government or any other Governmental Authority, nor has any debarment, suspension or exclusion proceeding, to the Knowledge of the Company, been threatened or initiated against a member of the Company Group or its Principals (as that term is defined in 48 C.F.R. § 2.101);

(v)        the representations and warranties made by members of the Company Group with respect to any Government Contract and/or any Government Bid were accurate in all material respects when made and members of the Company Group have complied with all such certifications;

(vi)        in the last five (5) years, no member of the Company Group received notice of termination for convenience or default of a Government Contract;

(vii)       no member of the Company Group has been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority or subject to any audit or investigation by any Governmental Authority (other than routine audits by the Defense Contract Audit Agency or the Defense Contract Management Agency) with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid;

(viii)     no member of the Company Group conducted or otherwise directed any audit or investigation, or made any voluntary or mandatory disclosure to any Governmental Authority or other customer, related to any regulatory or statutory disclosure or reporting obligation or related to any suspected, alleged or possible violation of a contract requirement or violation of any applicable Laws with respect to any Government Contract or any Government Bid;

(ix)       to the Knowledge of the Company, no member of the Company Group is in breach of or default under any Government Contract to which it is a party and no event has occurred which would constitute such a breach or default by a member of the Company Group;

(x)         in the last five (5) years, no member of the Company Group has received a less than “Satisfactory” Contractor Performance Assessment Reporting System (CPARS) rating on a Government Contract;

(xi)        no Government Contract or Government Bid is currently the subject of a bid protest before any Governmental Authority;

(xii)       no member of the Company Group has (1) received any written notice from a Governmental Authority raising questions or concerns with regarding the possibility of actual or potential material organizational conflicts of interest (“OCI”) (as defined in 48 C.F.R. § 9.501) concerns, (2) been subject to or bound by any OCI contractual provisions that would reasonably be expected to affect the ability of any member of the Company Group or Parent to perform or seek to perform future Government Contracts, (3) been required to implement any OCI mitigation plan, or (4) agreed or undertaken to refrain from any material business activity for purposes relating to actual or perceived OCI;

(xiii)     no Governmental Authority has rights in any Company Intellectual Property, except for Limited Rights in technical data and/or Restricted Rights in computer software (as each such capitalized term is defined in FAR 52.227-14 and DFARS 252.227-7013 and -7014). No prime contractor or subcontractor at any tier under a Government Contract with a member of the Company Group has been granted or otherwise is entitled to any rights in any Company Intellectual Property pursuant to the terms of such Government Contract;

(xiv)      no Government Contract was awarded to the Company Group, in whole or in part, on the basis of status or qualification as a small-, small disadvantaged-, women-, veteran- or minority-owned business or any other similar status or qualification and, in the case of each Government Contract and Government Bid, the Company Group did not certify themselves as such;

(xv)       in the last five (5) years, no member of the Company Group has sold a product or service to any basis of award customer at a price that would invoke the requirements of the price reductions clause under any Federal Supply Schedule Contract, as defined under Federal Acquisition Regulation part 38, or any other Government Contract, except in accordance with the terms of such Government Contract. The Members of the Company Group have accurately reported sales and timely paid all industrial funding fee payments required under any Federal Supply Schedule Contract or other Government Contract and have otherwise complied at all times and in all material respects with each requirement and Law relating to any Federal Supply Schedule Contract of the Company and its Subsidiaries;

(xvi)      Section 2.22(c)(xvi) of the Disclosure Schedule contains a true, correct and complete list of all Government Bids submitted by a member of the Company Group and for which no award has yet been made, including for each such Government Bid: (1) the customer name, (2) the type and number of the relevant solicitation document, (3) if such Government Bid is for a subcontract or task order under a prime contract, the applicable prime contract number, (4) the date of submission, and (5) the estimated value of the anticipated contract based on the Government Bid; and

(xvii)      no member of the Company Group is a party to any teaming agreements or mentor-protégé agreements.

(d)         Except as would not be material to the Company Business, no member of the Company Group, nor, to the Knowledge of the Company, any of their respective Relevant Persons, is or has:

(i)          violated any Anti-Money Laundering Laws (or instructed any third party to perform any activity that would violate Anti-Money Laundering Laws); or

(ii)         (A) conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Money Laundering Laws or (B) been the subject of current, pending or threatened (in writing) investigation, inquiry or enforcement proceedings for violations of Anti-Money Laundering Laws, or received any notice, request or citation for any actual or potential non-compliance with any Anti-Money Laundering Laws.

Section 2.23        Export Controls. Except as described in Section 2.23 of the Disclosure Schedule, each member of the Company Group is, and at all times during the past five (5) years has been, in compliance with all applicable Global Trade Laws and Regulations. During the past five (5) years, no member of the Company Group, nor any of their respective Relevant Persons, or direct or indirect suppliers, vendors, resellers, marketing partners, consulting partners, development partners, distributors, licensors, licensees, customers, contributors and users, has been or is a Sanctioned Persons or has been or is designated on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of State’s Debarred List (collectively, “Export Restricted Persons”). At all times during the past five (5) years and presently, no member of the Company Group, nor any of their respective Relevant Persons, or direct or indirect suppliers, vendors, resellers, marketing partners, consulting partners, development partners, distributors, licensors, licensees or to the Knowledge of the Company, customers, contributors or users (a) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any Sanctioned Jurisdiction, (b) has participated in any transaction or business dealing with any Sanctioned Person, Export Restricted Person, or in any Sanctioned Jurisdiction, to the extent prohibited by applicable Global Trade Laws and Regulations, (c) has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of applicable Global Trade Laws and Regulations, (d) has been the subject of any internal or external investigations involving Global Trade Laws and Regulations or (e) made any voluntary or involuntary disclosure to a Governmental Authority regarding an actual or alleged violation of Global Trade Laws and Regulations. At all times during the past five (5) years, the Company Group has obtained all applicable import and export licenses and all other necessary consents, notices, waivers, approvals, orders, authorizations, and declarations, and completed all necessary registrations and filings, required under applicable Global Trade Laws and Regulations. The Company Group has, and at all times during the past five (5) years has had, in place written policies, controls and systems reasonably designed to ensure compliance in all material respects with applicable Global Trade Laws and Regulations in each jurisdiction in which the Company Group conducts business. There are no pending or, to the Knowledge of the Company, threatened claims or investigations, internal or external, involving the Company with respect to Global Trade Laws and Regulations. To the Knowledge of the Company, there are no actions, conditions, or circumstances pertaining to Global Trade Laws and Regulations that would reasonably be expected to give rise to any material future claims.

Section 2.24        Insurance. Section 2.24 of the Disclosure Schedule sets forth a true, correct and complete list of all currently in-force material insurance policies maintained by or for the benefit of the Company Group, other than any insurance policy that is part of an Employee Benefit Plan (such policies, the “Insurance Policies”) and for each Insurance Policy, the coverage line(s), policy number, insurer, policyholder, limits of liability, deductible / retention, policy period and premium. The Company has made available to Parent true, correct and complete copies of the Insurance Policies. All premiums due and payable under the Insurance Policies have been paid in full; the Insurance Policies are valid, binding and in full force and effect in accordance with their terms; the Insurance Policies and predecessor insurance policies have been continuously maintained for the past three (3) years without any lapse in coverage; and the limits of the Insurance Policies and predecessor policies in effect during the past three (3) years are fully in place without any exhaustion or erosion. The Company Group is not insured by any captive, fronted or self-insurance policy or program, and the Insurance Policies are maintained in such amounts and against such risks as is sufficient to comply with applicable Law and all Material Contracts. No member of the Company Group is in material breach of or material default under any of the terms or conditions of the Insurance Policies, and no member of the Company Group has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a material breach or material default or permit termination or modification of any of the Insurance Policies. The Company Group has provided timely and valid notice of all material claims, occurrences or other matters under the Insurance Policies and any predecessor insurance policies, and there are no material claims pending under any Insurance Policies or predecessor insurance policies. There has been no written threatened terminations of the Insurance Policies, and the Company Group has not received any written notice of any proposed material increase in the premium payable for coverage or a proposed material reduction in the scope of coverage with respect to the Insurance Policies.

Section 2.25         Debt and Debt-Like Items.

(a)         Section 2.25(a) of the Disclosure Schedule sets forth all Debt and Debt-Like Items of the Company Group as of the date of this Agreement in excess of $2,500,000, the Contract governing such Debt and Debt-Like Items, the principal amount of such Debt and Debt-Like Items as of the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing such Debt and Debt-Like Items (and all Contracts governing all related Liens). No member of the Company Group is (i) in any payment or covenant default with respect to any Contract related to such Debt or Debt-Like Items, or (ii) in any other default which other default has resulted in, or would reasonably be expected to result in an event of default, termination event or such other similar condition or event (howsoever defined or described) pursuant to such Contract. The Company Group does not have any liability in respect of a guarantee of any Debt or Debt-Like Items or other liability of any other Person, except with respect to liabilities of another member of the Company Group disclosed on Section 2.25(a) of the Disclosure Schedule.

(b)          No member of the Company Group has at any time applied for or received any loan (whether repaid or forgiven as of the date hereof) or otherwise incurred any Debt or other obligation in connection with the Small Business Administration’s “Paycheck Protection Program” or under any of the “Main Street Loan Programs” established by the Federal Reserve.

Section 2.26        Solvency. The Company Group (a) is solvent (in that both the fair value of its assets is not less than the sum of its debts and that the present fair saleable value of its assets is not less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) has not incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured and (c) has adequate capital with which to meet its obligations under this Agreement and the other Ancillary Documents. No transfer of property is being made by the Members or the Company Group hereunder and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of each of the Company Group, Parent, Merger Subs or the Surviving Companies.

Section 2.27         Customers and Suppliers.

(a)         Section 2.27(a) of the Disclosure Schedule sets forth a true, correct and complete list of the top forty (40) customers of the Company Group, as measured based on traffic volumes during the fiscal year ended December 31, 2023, including the United States military and government (the “Key Customers”) showing the approximate percentage of traffic from each Key Customer during each such period. Each Key Customer is a party to a customer Contract with the Company Group in the forms provided to Parent. During the last three (3) years, the Company Group has not received notice from any of the Key Customers (i) that such Key Customer will terminate or adversely modify the nature or scope of its business relationship with the Company Group and, to the Knowledge of the Company, no such Key Customer has threatened to take any of the foregoing actions or (ii) of any material dispute with such Key Customer. No Key Customer is, to the Knowledge of the Company, subject to any Law, Governmental Order or other legal restraint that imposes any material restrictions on its operations in a manner that would reasonably be expected to be adverse to the Company Group.

(b)         Section 2.27(b) of the Disclosure Schedule sets forth a true, correct and complete list of the top twenty (20) largest suppliers in the aggregate across air, car, hotel and rail supply to the Company Group (as measured by the revenues earned by the Company and its Subsidiaries on a consolidated basis during the fiscal year ended December 31, 2023) (the “Key Suppliers”). During the last three (3) years, the Company Group has not received notice from any of the Key Suppliers (i) that such Key Supplier will terminate, materially limit the content to which the Company Business has access or cancel its business relationship with the Company Group or will increase by more than 20% the price charged by such Key Supplier in a manner that does not involve a contractual modification, and, to the Knowledge of the Company, no such Key Supplier has threatened to take any of the foregoing actions or (ii) of any material dispute with such Key Supplier. No Key Supplier is, to the Knowledge of the Company, subject to any Law, Governmental Order or other legal restraint that imposes any material restrictions on its operations in a manner that would reasonably be expected to be adverse to the Company Group.

Section 2.28        Bank Accounts. Section 2.28 of the Disclosure Schedule accurately sets forth a list of (a) each bank and other financial institution in which any member of the Company Group maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, (b) the location of such bank or other financial institution, and (c) the name in which such account is maintained and the account number of such account or other applicable identifying information with respect to any lock box or safe deposit box.

Section 2.29      Products and Services. The exhibit contained in Section 2.29 of the Disclosure Schedule (the “Mapping Plan”) reflects and describes all products and services sold or delivered by or on behalf of the Company Business and includes for each such product and service its features and characteristics of the associated money flows. Except as provided in the Mapping Plan, there are no other products or services sold or delivered by or on behalf of the Company Group.

Section 2.30         Investment Representations. The Company, on behalf of the Members, acknowledges and agrees the shares of Parent Class A Common Stock issued as part of the Closing Stock Consideration (a) are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and unless such shares of Parent Class A Common Stock are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities Laws and (b) will bear or reflect, as applicable, restricted legends substantially similar to the following:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE; and

THESE SECURITIES ARE SUBJECT TO A LOCK-UP PERIOD, AS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 24, 2024 BY AND AMONG CWT HOLDINGS, LLC, GLOBAL BUSINESS TRAVEL GROUP, INC. AND THE OTHER PARTIES NAMED THEREIN (THE “MERGER AGREEMENT”), AND SUCH SECURITIES MAY NOT BE TRANSFERRED ABSENT A LETTER OF INSTRUCTION FROM THE ISSUER OR AN OPINION OF COUNSEL THAT SUCH TRANSFER IS NOT PROHIBITED BY THE MERGER AGREEMENT.

Section 2.31        Members. Each Member of the Company is an “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act and it is familiar with the business conducted by Parent and its Subsidiaries (including, after the Closing, the Company Group) and has such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of the receipt of the shares of Parent Class A Common Stock to be issued to such Member in accordance with this Agreement, it has had access to, or has been furnished with, all information as it has considered necessary or appropriate and it has concluded that it is able to bear those risks.

Section 2.32        COVID-19. Section 2.32 of the Disclosure Schedule sets forth a list of each COVID-19 related program offered or maintained by a Governmental Authority that any member of the Company Group, has applied for and not withdrawn, or received benefits under, which program imposes go-forward restrictions or Liabilities on such applicant, which list includes (a) the status of the application thereof, (b) the estimated amount of any loan, subsidy or other benefit applied for or received under such program and any required repayment schedule, and (c) the material restrictions on the Company Group in connection with any such program and the date any such benefits need to be repaid.

Section 2.33        Company Plan. The Company Group’s (a) operating plan set forth on Section 2.33(a) of the Disclosure Schedule and (b) 2024 cost savings plan set forth on Section 2.33(b) of the Disclosure Schedule each was duly authorized and adopted by the Company’s Board of Managers prior to the date hereof.

Section 2.34         Information Supplied. No representation or warranty or other statement made by the Company or its Representatives in this Agreement or any Ancillary Document or otherwise in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or the Ancillary Documents, in light of the circumstances in which they were made, not misleading.

Section 2.35        No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, as qualified by the attached Disclosure Schedule, and in the other Ancillary Documents to which the Company is or will be a party, neither the Company nor any Member or other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, the Company Group or the Company Business, or the operations, assets, liabilities, condition (financial or otherwise) or prospects of any of the foregoing, or with respect to any other information provided to Parent, Merger Subs or any of their respective Affiliates at any time and by any means, and the Company specifically disclaims any other representations or warranties of the Company not contained in this Article II, whether made by the Company or any of its Affiliates or Representatives. Parent will acquire the Company Equity without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition on a “where is” basis at the Closing, except as otherwise expressly represented or warranted by the Company in this Article II, as qualified by the attached Disclosure Schedule, and in any other Ancillary Documents to which the Company is or will be a party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Except as disclosed in any Parent SEC Document and publicly available prior to the date hereof, Parent and each Merger Sub, jointly and severally, represents and warrants to the Company as of the date hereof and as of the Closing Date:

Section 3.1          Organization; Good Standing.

(a)        Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority to own, operate and lease all of its property and to carry on its business as presently conducted.

(b)       The Merger Subs are limited liability companies duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Merger Subs have all requisite limited liability company power and authority to own, operate and lease all of their respective properties and assets and to carry on their businesses as currently conducted.

Section 3.2          Authority; Enforceability. Each of Parent and the Merger Subs has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and each other Ancillary Document to which Parent or the Merger Subs are or will be a party and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Ancillary Document to which Parent and the Merger Subs are or will be a party and the performance of their respective obligations contemplated hereby and thereby has been duly and validly authorized and approved by all requisite action on behalf of Parent and the Merger Subs and no other proceedings on the part of Parent and the Merger Subs are necessary to approve and authorize this Agreement or the other Ancillary Documents to which Parent and the Merger Subs are or will be a party and to consummate the Transactions, other than the filing of the First Merger Certificate of Merger and Second Merger Certificate of Merger. No vote of the equityholders of Parent or the Merger Subs is necessary to approve and adopt this Agreement, the Ancillary Documents and to consummate the Transactions other than the approval of the sole member of the Merger Subs. This Agreement and each Ancillary Document to which Parent and the Merger Subs are or will be a party constitutes the legal, valid and binding obligation of Parent and the Merger Subs, enforceable against Parent and the Merger Subs in accordance with its terms, subject to the Remedies Exception.

Section 3.3          Consents; Absence of Conflicts.

(a)         The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement and the Ancillary Documents to which they are or will be a party and the consummation of the Transactions: (i) do not conflict with or violate the Organizational Documents of Parent or the Merger Subs, as applicable, (ii) assuming compliance with the matters referred to in Section 3.3(b), do not conflict with or violate any Law or Governmental Order to which Parent or the Merger Subs are subject or by which any material property or material asset of Parent or the Merger Subs is bound or affected, (iii) do not conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would reasonably be expected to become a default) under, or require any consent, approval, authorization, waiver or other action of any Person pursuant to, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation or to a loss of any benefit under any material Contract to which Parent or the Merger Subs is a party or (iv) result in the creation or imposition of any Lien on any asset of Parent and the Merger Subs (other than Permitted Liens) except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Parent or the Merger Subs to consummate the Transactions.

(b)         The execution, delivery and performance by Parent and the Merger Subs of this Agreement and the Ancillary Documents to which they are or will be a party and the consummation of the Transactions, do not require Parent and the Merger Subs to file, seek or obtain any notice, authorization, approval, Governmental Order, Permit or consent of or with any Governmental Authority, except for (i) compliance with the applicable requirements of the HSR Act and the expiration or termination of the applicable waiting period thereunder, (ii) permits, approvals, clearances, non-objections and consents of the Governmental Authorities listed on Section 6.1(a) of the Disclosure Schedule, (iii) the filing of the First Merger Certificate of Merger with the Secretary of State of the State of Delaware and (iv) the filing of the Second Merger Certificate of Merger with the Secretary of State of the State of Delaware.

Section 3.4          Capitalization.

(a)         As of the date hereof, the authorized Equity Interests of Parent consists of 3,000,000,000 shares of Parent Class A Common Stock and 3,000,000,000 shares of Parent Class B Common Stock. As of March 18, 2024, there were 472,631,000 shares of Parent Class A Common Stock issued and outstanding and no outstanding shares of Parent Class B Common Stock.

(b)        All of the issued and outstanding Parent Class A Common Stock has been duly authorized, is validly issued and is fully paid and non-assessable and was issued in compliance with applicable Law and not in violation of any preemptive rights, purchase options, call options, rights of first refusal, subscription right or similar right under any provision of Parent’s Organizational Documents or any other Contract to which Parent is a party or is otherwise bound.

(c)          As of the date hereof, Parent indirectly owns all of the issued and outstanding capital stock or other Equity Interests of Merger Sub I and Merger Sub II.

(d)         Except as set forth in this Section 3.4, for Parent’s obligations under the Prior GBT Transaction Documents and for changes since March 18, 2024 resulting from (i) the exercise or vesting and settlement of Parent Equity Awards outstanding on such date or issued after such date or (ii) the issuance of Parent Equity Awards after such date, there are no issued, reserved for issuance or outstanding (A) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (B) securities of Parent or any of its controlled Affiliates convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (C) warrants, calls, options or other rights to acquire from Parent or any of its controlled Affiliates, or other obligations of Parent or any of its controlled Affiliates to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its controlled Affiliates that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (A) through (D) being referred to collectively as the “Parent Securities”).

(e)         There are no bonds, debentures, notes or other Debt of Parent having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters which the equity owners of Parent may vote. There are no outstanding obligations of Parent or any of its controlled Affiliates to repurchase, redeem or otherwise acquire any Parent Securities. Other than the Organizational Documents of Parent, neither Parent nor any of its controlled Affiliates is a party to any agreement with respect to the voting of any Parent Securities.

Section 3.5         Available Cash. Parent has, on the date hereof, the financial capability and sufficient funds on hand, or otherwise readily available, necessary to pay in immediately available funds the Closing Cash Consideration and all other amounts payable under this Agreement, any Ancillary Documents and the Transactions, on the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents, as applicable, and to pay all related fees and expenses. Parent acknowledges that its obligations to consummate the Closing are not contingent upon its ability to obtain any third-party financing and affirms that obtaining such financing is not a condition to Closing.

Section 3.6          Parent SEC Documents; Financial Statements.

(a)          An accurate copy of each Parent SEC Document filed in the past three (3) years (collectively, the “Parent Reports”) is publicly available, and no such Parent Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not materially misleading, except that information filed as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act, complied in all material respects with to the extent applicable, the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, as well as the published rules and regulations of the SEC with respect thereto. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange. As of the date hereof, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports.

(b)          The consolidated financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments, the absences of notes and to any other adjustments described therein, including in any notes thereto or with respect to pro forma financial information, subject to the qualifications stated therein), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have, in the past three (3) years, been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

Section 3.7          Legal Compliance. Each of Parent and the Merger Subs is, and has been, in compliance in all material respects with all applicable Laws. During the past three (3) years, neither Parent nor the Merger Subs has received notice of any alleged material violation of or material non-compliance with any Law from any Governmental Authority or current or former employee and to the Knowledge of Parent, neither Parent nor the Merger Subs is under investigation with respect to the material violation of any Law and there are no facts or circumstances which could reasonably form the basis for any such material violation. Neither Parent nor the Merger Subs is in default under any Governmental Order to which Parent or the Merger Subs is subject. To the Knowledge of Parent, no officer, director, agent, consultant or employee of Parent or the Merger Subs is subject to any Governmental Order that prohibits such officer, director, agent, consultant or employee from engaging in or continuing any conduct, activity or practice relating to Parent’s business.

Section 3.8          Brokers’ Fees. No Person other than Morgan Stanley & Co. LLC is entitled to any investment banking fees, financial advisory fees, brokerage fees, finders’ fees or commissions in connection with the Transactions based upon arrangements made, directly or indirectly, by or on behalf of Parent, the Merger Subs, or any of its or their Affiliates.

Section 3.9          Litigation. There are no Proceedings seeking injunctive relief or damages in excess of $500,000 pending or, to the Knowledge of Parent, threatened against Parent or the Merger Subs that would have a material adverse effect on the ability of Parent or the Merger Subs to consummate the Transactions.

Section 3.10        Tax Matters. None of Parent, its Subsidiaries or either of the Merger Subs (or their respective Affiliates) has taken, or has agreed to take, any action that would (or is aware of any fact, event, agreement, plan or other circumstances that would) prevent the Intended Tax Treatment.

Section 3.11       Merger Sub Activities. Each of the Merger Subs was organized solely for the purpose of entering into this Agreement and the Ancillary Documents and consummating the Transactions and has not engaged in any activities or business, and not incurred any liabilities or obligations whatsoever, in each case, other than those incidental to its organization and the execution of this Agreement and the Ancillary Documents and the consummation of the Transactions.

Section 3.12        No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and in the other Ancillary Documents to which Parent or either of the Merger Subs is or will be a party, neither Parent, the Merger Subs, nor any other Person on behalf of Parent or the Merger Subs makes any other express or implied representation or warranty with respect to Parent, the Merger Subs, their respective business or the operations, assets, liabilities, condition (financial or otherwise) or prospects of any of the foregoing, or with respect to any other information provided to the Company Group or any other Person at any time and by any means, and Parent and the Merger Subs specifically disclaim any other representations or warranties of Parent and the Merger Subs not contained in this Article III, whether made by Parent, the Merger Subs, or any of their Affiliates or Representatives.

ARTICLE IV

COVENANTS

Section 4.1          Conduct of Business.

(a)          During the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, except as required by any Governmental Order or Law or otherwise expressly required by this Agreement or consented to in writing by Parent (which consent (i) shall not be unreasonably withheld, conditioned or delayed, and (ii) shall be deemed to have been granted if Parent shall not have objected to the Company’s request within seven (7) Business Days following the Company’s provision of notice of such request in compliance with Section 8.2), the Company shall, and shall cause the other members of the Company Group to (x) conduct the business of the Company Group in the Ordinary Course of Business and (y) use their respective commercially reasonable efforts to maintain and preserve intact their respective current organization, operations, goodwill and business and preserve their respective relationships with employees, customers, suppliers, and others having material business relationships with the Company Group.

(b)          During the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, except (i) as set forth on Section 4.1(b) of the Disclosure Schedule, (ii) as required by any Governmental Order or Law or (iii) otherwise expressly required by this Agreement or consented to in writing by Parent (which consent (A) shall not be unreasonably withheld, conditioned or delayed, and (B) shall be deemed to have been granted if Parent shall not have objected to the Company’s request within seven (7) Business Days following the Company’s provision of notice of such request in compliance with Section 8.2) the Company shall not, and shall cause the other members of the Company Group not to:

(i)          amend such entity’s Organizational Documents (other than, with respect to the Company, solely to the extent required to reflect a Permitted Financing) or form a Subsidiary;

(ii)         effect any split, combination, recapitalization, reclassification or like change of its Equity Interests;

(iii)        transfer, issue, sell, pledge, encumber, grant or otherwise dispose of any of its Equity Interests or any instruments or securities convertible into or exchangeable for, or any options, warrants, calls or other rights of any kind to purchase or otherwise obtain (including upon conversion, exchange or exercise) any of its Equity Interests, in each case, other than, with respect to the Company, issuances of Preferred Units or Voting Units to the Members or their Affiliates in connection with bona fide financing transactions with respect to the Company Group, provided that such issuances would not, individually or in the aggregate, change any element of Estimated Purchase Price or Final Purchase Price or reasonably be expected to (A) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents or any approval referenced in Section 4.7 or the expiration or termination of any applicable waiting period under the Antitrust Laws or Foreign Investment Laws, (B) increase the risk of any Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Transactions or increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (C) delay or prevent the consummation of the Transactions (a “Permitted Financing”);

(iv)        transfer, issue, sell, pledge, encumber, grant or otherwise dispose of any of the Equity Interests held by the Company in its Subsidiaries;

(v)         except for transactions among the members of the Company Group, redeem, repurchase or otherwise acquire (directly or indirectly) any of its Equity Interests;

(vi)      declare, accrue, set aside, authorize or pay any dividends on, or make any other distributions in respect of, any Equity Interests of the Company, or any non-wholly owned Subsidiary (unless required by such non-wholly owned Subsidiary’s Organizational Documents) except in accordance with Section 4.1(c);

(vii)       (A) change its accounting methods, practices, policies or principles, except as required by GAAP or applicable Law or (B) make any change in existing credit, collection and payment policies, procedures and practices, or how it manages working capital; provided, however, this provision shall not prohibit changes to the Company Group’s bill-back policy if such changes are (x) not detrimental to Parent or its Affiliates (including the Company Group) following the Closing and (y) terminable at or prior to the Closing without cost to Parent or its Affiliates (including the Company Group);

(viii)    create, incur or assume any Debt unless it is required to be repaid by the Company Group prior to the Reference Time at no additional cost to Parent or its Affiliates (including the Company Group) (and in no event greater than $15,000,000 in the aggregate) other than (A) borrowings under the Second Lien Credit Agreement (provided such borrowings are extinguished prior to the Closing in accordance with Section 4.12(b)) or (B) borrowings under the First Lien Credit Agreement that are in the Ordinary Course of Business up to a maximum of $14,500,000 in the aggregate (provided that any borrowings under this prong (B) that are not repaid by the Company Group prior to the Reference Time, at no additional cost to Parent or its Affiliates (including the Company Group), may, at Parent’s election, reduce the Closing Cash Consideration on a dollar-for-dollar basis);

(ix)        sell, assign, transfer, convey, lease, pledge, mortgage or otherwise dispose of, or create or incur a Lien (other than a Permitted Lien) on, any of its properties or assets (tangible or intangible), except (A) dispositions of obsolete assets, (B) in the Ordinary Course of Business and having an aggregate value of less than $1,000,000, (C) Liens created in connection with an arrangement between the Company Group and its existing Members and disclosed to Parent (provided that such Liens are able to be released and terminated at or prior to the Closing without any cost to Parent or its Affiliates (including after the Closing, the Company Group), other than de minimis costs reasonably incurred in connection therewith (including reasonable attorney fees, costs and expenses) which shall be treated as Transaction Expenses) or (D) Liens created in connection with borrowings permitted by Section 4.1(b)(viii) (provided that such Liens are able to be released and terminated at or prior to the Closing without any cost to Parent or its Affiliates (including after the Closing, the Company Group), other than de minimis costs reasonably incurred in connection therewith (including reasonable attorney fees, costs and expenses) which shall be treated as Transaction Expenses);

(x)        sell, assign, transfer, lease, abandon, license or sublicense, allow to let lapse, terminate or expire, grant a Lien with respect to, or otherwise dispose of any Company Owned Intellectual Property material to the Company Business as currently conducted, except (A) Permitted Liens, (B) expirations of contractual obligations pursuant to their terms, and (C) lapse of Registered Company Intellectual Property upon the expiration of its term in the Ordinary Course of Business;

(xi)        hire, promote or engage, or make an offer to hire, promote or engage, any individual as, or terminate the employment or services of (except to the extent that the chief executive officer and chief experience & technology officer of the Company confirm to Parent in writing that in such officers’ reasonable business judgment, such termination(s) would not, by themselves, negatively impact service levels) an officer, employee, worker or individual independent contractor of any member of the Company Group with an annual base salary or fees in excess of $225,000 (other than hiring, promoting or engaging, or making an offer to hire, promote or engage, any individual to replace an officer, employee, worker or independent contractor who has resigned or had his or her employment or engagement terminated on the same or substantially similar terms and conditions of employment or engagement, as applicable, as similarly-situated individuals of the Company Group, including base compensation or fee arrangement and bonus opportunity, if applicable);

(xii)       implement any plant closing or mass layoff requiring notice under the WARN Act;

(xiii)     (A) enter into, extend, renew or amend any collective bargaining agreement or other agreement with any Labor Organization or other bargaining representative of any employees of the Company Group other than entry into a social plan in connection with a reduction-in-force that has been disclosed and with respect to which any costs, including severance and notice obligations, are taken into account in the calculation of Debt-Like Items, (B) recognize or certify any Labor Organization or group of employees as the bargaining representative for any employees of the Company Group or (C) enter into any agreement or make any commitment to any Labor Organization or other bargaining representative of any employees or to any group of employees of the Company Group that confers any rights upon or creates an obligation for Parent or any of its Affiliates (including, following the Closing, the Company Group) in relation to any Continuing Employee that will apply to such Continuing Employee following the Closing Date;

(xiv)     waive, release, amend the restrictive covenant obligations of any current or former employee, independent contractor, officer or director of the Company Group or fail to enforce any such obligations;

(xv)       increase the compensation or benefits of, or grant any equity or equity-based or other incentive compensation to, any current or former employee, worker, consultant, director or other service provider of the Company Group, other than (A) as required by applicable Law or (B) increases in annual base salary or wage rate made in the Ordinary Course of Business for the purposes of annual merit increases to non-executive employees; provided that such increases do not exceed (i) 10% of such non-executive employee’s annual base salary or wage rate in effect as of the date of this Agreement and (ii) $11,000,000 in the aggregate (to the extent consistent with the operating plan set forth on Section 2.33(a) of the Disclosure Schedule or the 2024 cost savings plan set forth on Section 2.33(b) of the Disclosure Schedule);

(xvi)      accelerate the time of payment, vesting or funding of any compensation or benefits under any Employee Benefit Plan (or any plan, policy, program, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof), other than as required pursuant to an Employee Benefit Plan in effect on the date hereof;

(xvii)     pay, grant or amend any bonus or other incentive arrangements to any current or former employee, worker, consultant, director or other individual service provider of the Company Group or make any company matching profit sharing or discretionary contribution to any Employee Benefit Plan that is intended to constitute a Code Section 401(k) plan or similar arrangement, other than (A) as required pursuant to an applicable Employee Benefit Plan in effect on the date hereof or (B) non-recurring retention bonuses which are paid at or prior to Closing and are taken into account in the calculation of Transaction Expenses (provided, however, that the Company Group will consult with Parent and consider in good faith the views of Parent in advance of making any such non-recurring retention bonuses);

(xviii)    adopt, amend, modify or terminate (or give notice to terminate, where notice provisions apply) any Employee Benefit Plan (or any plan, policy, program, agreement or arrangement that would be an Employee Benefit Plan if in effect on the date hereof);

(xix)      acquire any equity interest, enter into a business combination with any Person, enter into any joint venture or partnership involving the sharing of any profits or losses with any other Person (other than adding new partners to the Company Group’s global partner network), or acquire or agree to acquire any assets or properties of any Person for consideration in the aggregate in excess of $200,000 or that would, individually or in the aggregate, reasonably be expected to (A) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents or any approval referenced in Section 4.7 or the expiration or termination of any applicable waiting period under the Antitrust Laws or Foreign Investment Laws, (B) increase the risk of any Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Transactions or increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (C) delay or prevent the consummation of the Transactions;

(xx)      except for the Mergers, approve or adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxi)      incur or commit any capital expenditures, other than (A) in accordance with the Company’s approved capital expenditures plan set forth in Section 4.1(b)(xxi) of the Disclosure Schedule or (B) in the Ordinary Course of Business;

(xxii)      acquire any fee-simple interest in any real property;

(xxiii)   (A) other than in the Ordinary Course of Business amend or modify in any respect any Material Contract (or Contract which if entered into prior to the date of this Agreement would be a Material Contract) (provided that, for the Material Contracts described in Sections 2.11(a)(i), 2.11(a)(viii), 2.11(a)(xi), 2.11(a)(xii), 2.11(a)(xiii), 2.11(a)(xx), such amendment or modification does not (x) materially deviate from existing terms under such Material Contract or (y) impose additional material Liabilities on the Company Group, except, in the case of each of clause (x) and clause (y), to the extent that such amendment or modification is consistent with the past practices of the Company Group and is otherwise consistent with practices followed in the industries in which the Company Group operates), (B) other than in the Ordinary Course of Business, cancel or terminate any Material Contract (or Contract which if entered into prior to the date of this Agreement would be a Material Contract) other than terminations of any Material Contract as a result of the expiration of the term of such Material Contract, (C) other than in the Ordinary Course of Business, enter into any Contract, which if entered into prior to the date of this Agreement would be a Material Contract (other than renewals or replacements of Material Contracts existing as of the date of this Agreement on substantially similar terms to those in effect as of the date of this Agreement) (provided that, except for the Material Contracts described in Sections 2.11(a)(i), 2.11(a)(viii), 2.11(a)(xi), 2.11(a)(xii), 2.11(a)(xiii), 2.11(a)(xx), such Contract does not (x) materially deviate from existing terms under substantially similar Material Contracts or (y) impose material Liabilities on the Company Group except, in the case of each of clause (x) and clause (y), to the extent that such amendment or modification is consistent with the past practices of the Company Group and is otherwise consistent with practices followed in the industries in which the Company Group operates), (D) waive, release or assign any material rights under any Material Contract (or any Contract which if entered into prior to the date of this Agreement would be a Material Contract) or (E) enter into or renew any Contract which, after the Closing, would bind (or purport to bind) Parent or any of its Affiliates (other than the Company Group); provided that, notwithstanding anything to the contrary, the Company Group shall not amend or modify any Material Contract (or Contract which if entered into prior to the date of this Agreement would be a Material Contract) (1) related to Debt or Debt-Like Items that will not be repaid at Closing without Parent’s prior written consent or (2) to modify the payment schedule to or from the Company Group to the detriment of the payments owed to or from the Company Group over the term of such Material Contract (or Contract which if entered into prior to the date of this Agreement would be a Material Contract);

(xxiv)    amend in a manner materially detrimental to the Company Group, violate, terminate, cancel, surrender, permit to lapse or fail to renew or use reasonable best efforts to maintain any Permit material to the conduct of the Company Business as currently conducted;

(xxv)     enter into a new line of business that differs in any material respect from its existing business, taken as a whole, or discontinue any current line of business;

(xxvi)    terminate or cancel without replacement, fail to use commercially reasonable efforts to maintain in full force and effect, or amend, in each case in a manner detrimental to the Company Group, any material Insurance Policy;

(xxvii)  make, change or revoke any material Tax election, adopt or change any annual Tax accounting period or material method of accounting for Tax purposes, settle any claim or assessment in respect of material amount of Taxes, file any amended Tax Return or claim for a refund of Taxes, surrender any right to claim a refund of a material amount of Taxes, or except in connection with an automatic extension of the due date for a Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, in each case, except to the extent such action would not reasonably be expected to have any material adverse impact on Parent or its Affiliates (including the Company Group) after the Closing Date;

(xxviii)  enter into any Contract that would (A) limit the right of any member of the Company Group (or Parent or its Affiliates, after the Closing) to compete in any line of business in any geographical region or with any Person, (B) provide for “exclusivity” or any similar requirement in favor of any other Person, (C) other than in the Ordinary Course of Business, grant “most favored nation” or similar status to any other Person (or provisions in which pricing, discounts or benefits are based on those provided to another Person), (D) other than in the Ordinary Course of Business, agree to a non-solicitation or non-hire provision restricting any member of the Company Group or (E) grant any Person with any rights of first refusal, first negotiation, first offer or similar right; or

(xxix)    agree or commit in writing to do any of the foregoing, or knowingly take any action or omit to take any action that would result in any of the foregoing.

Nothing contained in this Agreement shall give Parent or Merger Subs, directly or indirectly, the right to control or direct the operations of any member of the Company Group prior to the Closing.

(c)         If the Company determines, acting in good faith, that the Company Group would reasonably be expected to, as of immediately following the Closing (and after giving effect to the obligations required to be performed and actions to be taken at or prior to the Closing by all members of the Company Group under this Agreement and the Ancillary Documents, including the payment of the Estimated Closing Transaction Expenses), have an aggregate amount of Estimated Closing Cash that is greater than the Minimum Cash Amount, then (i) during the period from the date of this Agreement until the date that is five (5) Business Days prior to the anticipated Closing Date, at Parent’s request, the Company shall, and (ii) during the period from five (5) Business Days prior to the anticipated Closing Date to the date that is three (3) Business Days prior to the anticipated Closing Date, the Company may, at its election after notice to Parent of the details related thereto, distribute, or cause to be distributed, Cash to its Members in compliance with the Company LLC Agreement in an amount determined by Parent; provided, however, that such distribution shall not result in the Company Group having an aggregate amount of Estimated Closing Cash less than the Minimum Cash Amount.

(d)         During the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, the Company shall not, and shall cause the other members of the Company Group not to: (i) amend or modify Section 8.10 of the First Lien Credit Agreement or any other provision relating to such section, including the terms used therein (the “Liquidity Covenant”) without Parent’s prior written consent, or (ii) permit to exist any “Event of Default” under and as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement (“Event of Default”). The Company shall give prompt written notice to Parent of the occurrence of any Event of Default, with a reasonably detailed description of the relevant circumstances and the actions (if any) that have been, and are anticipated to be, taken to remedy such Event of Default. For purposes of Section 7.1(c) and Section 6.2(b): (A) the Company will be deemed not to have duly performed or complied in all material respects with this Section 4.1(d) if any amendment or modification of the Liquidity Covenant occurs without Parent’s prior written consent, or any Event of Default exists, at any time during the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms and (B) no waiver or other cure of any Event of Default under the terms of the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable, shall cause such Event of Default to have been cured for purposes of this Agreement; provided that, solely with respect to an Event of Default occurring as a result of a breach of the Liquidity Covenant, the Company shall be deemed to have duly performed or complied with this Section 4.1(d) for purposes of Section 7.1(c) and Section 6.2(b) if (1) an Event of Default as a result of such breach of the Liquidity Covenant has been waived in accordance with the terms of the First Lien Credit Agreement and (2) the Company shall have demonstrated no later than thirty (30) days after the occurrence of such breach (in a manner reasonably satisfactory to Parent) that the Liquidity Covenant would be satisfied if retested at such time.

(e)          The Parties agree to the actions set forth on Section 4.1(e) of the Disclosure Schedule.

(f)          During the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, the Company shall, and shall cause the other members of the Company Group and its and their respective Representatives to, use good faith efforts to sell the German Business to a third-party purchaser (a “Potential Germany Business Sale”) with effect prior to the First Merger Effective Time; provided, however, the Company shall not, and shall not permit any other member of the Company Group or its or their Representatives to, agree to any Potential Germany Business Sale without the prior written consent of Parent. The Company shall, and shall cause the other members of the Company Group and its and their respective Representatives to, use their respective reasonable best efforts to maximize the German Sale Proceeds. Notwithstanding Sections 4.1(a) and 4.1(b)(vi), the Company shall dividend the full proceeds from any Potential Germany Business Sale (the “German Sale Proceeds”) at the Closing to its Members, provided that the Estimated Purchase Price and the Final Purchase Price shall be correspondingly reduced on a dollar-for-dollar basis in an amount equal to the German Sale Proceeds (net of reasonable and documented out-of-pocket costs and expenses of financial advisors, accountants and legal counsel actually incurred by the Company to the extent related to the Potential Germany Business Sale) (and, for the avoidance of doubt, in the event that a Potential Germany Business Sale occurs, such German Sale Proceeds shall not be treated as Divestiture Proceeds, which are governed by Section 4.7(d), and this Section 4.1(f) shall govern the treatment of German Sale Proceeds). In the event that (i) the Company breaches its obligations under the first two sentences of this Section 4.1(f) and (ii) this Agreement is terminated in accordance with Article VII and Parent is obligated to pay an Initial Termination Fee, Extended Termination Fee or Second Extended Termination Fee, then such Initial Termination Fee, Extended Termination Fee or Second Extended Termination Fee, as applicable, shall be reduced by $10,000,000, which reduction shall be the sole and exclusive monetary remedy of Parent for a breach by the Company of its obligations under the first and second sentences of this Section 4.1(f), it being understood that in no event shall a breach by the Company of its obligations under the first and second sentences of this Section 4.1(f) give rise to a right of termination by Parent pursuant to Section 7.1(c)(i) of this Agreement.

Section 4.2          Access to Information; Confidentiality.

(a)         From the date hereof until the Closing, the Company shall, and shall cause the other members of the Company Group to, (i) afford Parent and its Representatives reasonable access to, and the right to inspect all of, the properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company Group, (ii) furnish Parent and its Representatives with such financial, tax, operating and other data and information related to the Company Group as Parent or its Representatives may reasonably request, and (iii) instruct the Representatives of the Company Group to cooperate with Parent and its Representatives in Parent’s investigation of the Company Group and to promptly respond to any questions or document requests from Parent or its Representatives (including all requests made prior to the date hereof) and participate in any meetings requested by Parent; provided, however, that (A) any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to materially interfere with the normal operations of the Company, and (B) in no event shall Parent or any of its Representatives contact or engage in any discussions with any of the Persons listed on Section 4.2(a) of the Disclosure Schedule without the prior written consent of the Company other than for such contact or engagement (x) with such Persons who have knowledge of the Transactions or (y) in the Ordinary Course of Business, and otherwise conducted in compliance with the terms of the Confidentiality Agreement, so long as such contact does not relate to this Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent if such disclosure would, (i) jeopardize any attorney-client or other privilege or (ii) contravene any applicable Law (including Privacy and Data Security Obligations, Antitrust Laws or Foreign Investment Laws), fiduciary duty or binding Contract entered into prior to the date of this Agreement (provided that (A) the Company shall advise Parent that the Company Group is withholding such information and the reasons therefor and (B) the Company shall, and shall cause the other members of the Company Group to, use reasonable efforts to (x) allow for such disclosure in a manner that would not violate any such privilege or conflict with any such obligations or applicable Law and (y) develop an alternative method to providing such information so as to address such matters that are reasonably acceptable to the Company and Parent). Parent shall not, other than in the ordinary course of business, contact any known suppliers to, or customers of, the Company Group with respect to the Transactions.

(b)         Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein. In addition, and without limiting the foregoing, from the date hereof until the earlier of the Closing or the first (1st) anniversary of the termination of this Agreement, each of Parent and the Company will not, and each will cause their respective controlled Affiliates not to, directly or indirectly, solicit (x) in the case of Parent, any employee of the Company Group with whom Parent first came into direct contact with or who first became known to Parent (excluding through any employee census) in connection with the negotiation of this Agreement and evaluation of the Transactions and (y) in the case of the Company, any employee of Parent or its controlled Affiliates with whom the Company Group first came into direct contact with or who first became known to the Company (excluding through any employee census) in connection with the negotiation of this Agreement and the evaluation of the Transactions (the “Restricted Employees”); provided, however, that this Section 4.2(b) will not prevent Parent or Company, as applicable, or such controlled Affiliates from (i) causing to be placed any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet) that are not targeted specifically at the Restricted Employees of the other Party, (ii) engaging any recruiting firm or similar organization to identify and solicit persons for employment on behalf of Parent or the Company, as applicable, or such controlled Affiliates, so long as such recruiting firm or organization is not instructed to target the Restricted Employees of the other Party or (iii) soliciting any Restricted Employee of the other Party who first contacts Parent or its controlled Affiliates or the Company or its controlled Affiliates, as applicable, without any breach by Parent or the Company, as applicable, of its obligations under this second sentence of Section 4.2(b).

(c)         The Confidentiality Agreement shall terminate upon the Closing. From and after the Closing, the Member Representative and each Member shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence any written, oral or other information that is confidential, proprietary or otherwise not generally available to the public relating to the Company Group or obtained from Parent or any of its Affiliates or Representatives, unless such information (i) is or becomes generally available to and known by the public (other than as a result of its disclosure by the Member Representative, any Member or any of their respective Affiliates or Representatives in breach of this Agreement), (ii) becomes available to the general public on a non-confidential basis from a source, other than the Member Representative, any Member or any of their respective Affiliates or Representatives, which source is not known by such Member Representative, Member or their respective Affiliates or Representatives to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation to Parent, the Company, the Surviving Companies or any of their respective Subsidiaries or any other Person or (iii) is independently developed by the Member Representative, a Member or their respective Affiliates or Representatives without reference to or use of such information and without violation of this Agreement.

(d)         During the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, the Company shall deliver to Parent, no later than thirty (30) days after the end of each month, the monthly management accounts of the Company Group, which shall include the Company’s levels of Cash, Debt and Debt-Like Items as of the end of such prior month. Without limiting the foregoing, during the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, the Company shall deliver to Parent a copy of all financial statements and compliance related documents and materials provided by it or any of its Subsidiaries to the Board of Managers of the Company or equivalent governing bodies or person(s) of the other members of the Company Group, the administrative agent or any lender under the First Lien Credit Agreement or the administrative agent or any lender under the Second Lien Credit Agreement, in each case, concurrently with the delivery to such Persons.

Section 4.3         Resignations. The Company shall deliver to Parent (a) written resignations or (b) evidence of removal, in each case, effective as of the Closing Date, of the officer, directors or managers (or equivalent governing person(s)) of the Company Group requested by Parent at least ten (10) Business Days prior to the Closing Date.

Section 4.4          Employee Matters.

(a)         Each employee of the Company Group who remains employed with Parent or any of its Affiliates (including the Company Group) after the Closing (a “Continuing Employee”) shall receive credit for service with the Company Group with respect to eligibility and the level of benefits under employee benefit plans providing for health, welfare or retirement benefits (other than with respect to any defined benefit pensions, retirement subsidies, retiree health or welfare benefits, severance, compensation, or equity- or other incentive-based plans or arrangements, in each case, except as required by applicable Law), under which the Continuing Employee becomes eligible to participate in after the Closing Date, to the extent such service is currently recognized under the corresponding comparable Employee Benefit Plan for purposes of eligibility and the level of benefits; provided, however, that (i) in no event shall such credit result in the duplication of benefits or the funding thereof and (ii) such service credit shall not be required to be given with respect to any Parent benefit plans for which Parent reasonably determines there is not a comparable Employee Benefit Plan.

(b)         For a period of at least one (1) year following the Closing Date, each Continuing Employee shall be entitled to receive at least (i) the same base salary or wages that were provided to such Continuing Employee immediately prior to the Closing, and (ii) employee benefits (including retirement, welfare and fringe benefits, and severance (as provided under the Company Group’s severance guidelines previously disclosed to Parent as set forth on Section 2.20(b) of the Disclosure Schedule), but excluding any incentives, bonuses, retention, transaction, change in control bonuses or similar compensation, defined benefit pension plans or retiree health and welfare plans), that are substantially comparable in the aggregate to those benefits provided to such Continuing Employee immediately prior to the date of this Agreement.

(c)         If requested by Parent at least five (5) Business Days prior to the Closing Date, the Company Group shall take all actions necessary to terminate the Company’s tax-qualified defined contribution retirement plan (the “Company 401(k) Plan”), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If such request to terminate the Company 401(k) Plan is made, the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated (effective no later than immediately prior to the Closing Date and contingent on the occurrence of the Closing) pursuant to resolutions of the Company Group. The form and substance of such resolutions shall be subject to prior review by Parent. If the Company 401(k) Plan is so terminated, Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Parent or one of its Affiliates (the “Parent 401(k) Plan”) that will cover Continuing Employees effective on or as soon as practicable following the Closing Date. In connection with the termination of the Company 401(k) Plan, Parent shall cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance of each Continuing Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code. Parent shall take, or shall cause the Surviving Companies to take, all necessary action required by applicable Law after the Closing with respect to the termination of the Company 401(k) Plan, including the filing of annual reports on Form 5500 and the timely distribution of the assets of the Company 401(k) Plan. Parent and its Affiliates, including after the Closing, the Company Group, shall take all necessary action required by applicable Law with respect to the Company 401(k) Plan on and after the Closing, including required filings and timeliness of terminal distributions.

(d)         This Section 4.4 shall be binding and inure solely to the benefit of each of the Parties, and nothing in this Section 4.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.4. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or shall limit the right of Parent or any of its Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan following the Closing. The Parties acknowledge and agree that the terms set forth in this Section 4.4 shall not create any right in any employee or any other Person to any continued employment or service with any of the Company Group, Parent or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(e)         No later than five (5) Business Days prior to the Closing Date, the Company Group shall (i) use commercially reasonable efforts to secure a written waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of all or a portion of such Person’s rights to or potential right to any payments and/or benefits that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code and would result in the imposition of an excise tax on such individual pursuant to Section 4999 of the Code (the “Waived 280G Payments”) unless such Waived 280G Payments are approved by the shareholders of the Company in accordance with the provisions of Section 280G of the Code and the regulations thereunder and (ii) for all such obtained waivers, submit for approval by the Company’s shareholders entitled to vote on such matters the Waived 280G Payments, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. At least seven (7) Business Days prior to delivery to each disqualified individual and the Company’s eligible shareholders of such waiver agreement and disclosure statement, respectively, the Company Group shall provide Parent and its counsel with drafts of the waiver agreement and the disclosure statement contemplated by this Section 4.4(e) (as well as the Section 280G calculations, and the assumptions used to make the calculations, relating to such documentation), and the Company Group shall consider in good faith any changes to such documents reasonably requested by Parent and/or its counsel. No later than three (3) Business Days prior to the Closing Date, the Company Group shall deliver to Parent evidence reasonably satisfactory to Parent that a vote of the Company’s eligible shareholders was solicited in accordance with the foregoing provisions of this Section 4.4(e) and that either (A) the requisite number of votes was obtained or (B) the Section 280G approval was not obtained, and, as a consequence, the Waived 280G Payments will not be made or provided.

(f)         No later than thirty (30) days following the date of this Agreement, the Company Group shall provide a true, correct and complete list of the names or unique ID numbers of all current employees, workers and all individual independent contractors of the Company Group, showing each such Person’s current (i) position (including job title, and whether an employee, worker or an individual independent contractor of the Company Group), (ii) status as full-time or part-time, (iii) if an employee, his or her status as exempt or non-exempt (to the extent applicable under law), (iv) date of commencement of employment or service (and anticipated termination date, if applicable), (v) rate of cash compensation (e.g., annual base salary, hourly wage rate, or rate of pay, as applicable), (vi) target equity or equity-based compensation (as applicable), (vii) incentive cash compensation (including whether any such incentive compensation is guaranteed or subject to a minimum – e.g., a guaranteed draw on commissions), including commission, bonuses paid in 2022, 2023, or year to date, any accrued but unpaid bonuses, and target bonus for 2024, (viii) primary work location (city, state, and country), (ix) type and expiration date of any required visa or work permit, (x) accrued but unused paid vacation and other paid time off balance, (xi) whether such Person is on a leave of absence, and if so, the cause of such leave of absence and the date the Person is expected to return to active service, (xii) employing entity of employees, and legal entity engaging any worker or individual independent contractor, (xiii) employment or engagement status (whether such person is party to an employment agreement or individual independent contractor agreement, or is employed “at will”), and (xiv) notice period or term of employment, in each such case effective as of a date not more than thirty (30) days prior to the date of this Agreement (such list, the “Company Group Worker List”). Prior to the Closing, the Company Group shall, periodically and not less frequently than bi-monthly, update the Company Group Worker List reflecting new hires or engagements, terminations or other personnel changes occurring between the date the last Company Group Worker List was provided and the date of such update, as permitted by this Agreement. The Company Group shall provide a final Company Group Worker List thirty (30) days prior to the Closing Date reflecting new hires or engagements, terminations or other personnel changes occurring between the date of the last Company Group Worker List and the date of the final Company Group Worker List, as permitted by this Agreement.

Section 4.5          Director and Officer Indemnification and Insurance.

(a)         For a period of six (6) years after the Closing Date, Parent shall cause the Surviving Companies and each of their respective Subsidiaries to indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director or member of a board of managers of the Company Group (each such person, a “D&O Indemnified Party”), against all losses in connection with any claim or Proceeding based in whole or in part on or arising in whole or in part out of the fact that such Person is or was an officer, director or member of a board of managers of the Company Group, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, or at or after, the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), to the same extent as provided in the Organizational Documents of the Company Group in effect as of the date hereof and any indemnification agreements of the Company Group, if any, in existence on the date hereof and made available to Parent prior to the date hereof.

(b)         For a period of six (6) years after the Closing Date, Parent shall not (and shall not cause or permit the Surviving Companies, any member of the Company Group or any of Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the D&O Indemnified Parties, the exculpation and indemnification provisions set forth in the Organizational Documents of the Company Group. The Surviving Companies shall, and Parent shall cause the Surviving Companies to, procure and maintain directors’ and officers’ liability insurance covering the D&O Indemnified Parties with respect to acts or omissions occurring prior to the Closing Date with at least the same coverage and amounts as, and with other terms and conditions that are not less advantageous to the insureds thereunder than, the directors’ and officers’ liability insurance maintained by the Company Group as of the date hereof (the “Existing Policies”); provided that the Surviving Companies shall not be required to expend an aggregate annual premium for such insurance in excess of three hundred percent (300%) of the premium for the Existing Policies (the “Maximum Amount”); provided, further, that if such insurance is not available or the aggregate annual premium for such insurance exceeds the Maximum Amount, then the Surviving Companies shall at least obtain the most coverage available for a cost not exceeding the Maximum Amount. In lieu of the foregoing, at or prior to the Closing Date, Parent may, in its sole discretion require the Company to purchase directors’ and officers’ liability “tail” insurance with a reporting period of six (6) years from and after the Closing Date covering the D&O Indemnified Parties with respect to acts or omissions occurring prior to the Closing Date with terms and conditions, including limits and retentions, that are not less advantageous to the insureds thereunder than the Existing Policies; provided that the aggregate premium for such “tail” insurance shall not exceed the Maximum Amount without Parent’s express prior written consent; provided, further, that if such “tail” insurance is not available or the aggregate premium for such “tail” insurance exceeds the Maximum Amount, then the Company, in consultation with Parent, shall obtain the most coverage available for a cost not exceeding the Maximum Amount unless otherwise directed by Parent. The Company Group shall cooperate with Parent in connection with the procurement of the insurance required by this Section 4.5(b).

(c)        With respect to any indemnification obligations of the Surviving Companies pursuant to this Section 4.5, Parent hereby acknowledges and agrees that (i) the Surviving Companies shall be the indemnitors of first resort with respect to all indemnification obligations of the Surviving Companies pursuant to this Section 4.5 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities incurred by such D&O Indemnified Party are secondary) and (ii) the Surviving Companies irrevocably waive, relinquish and release any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(d)        The obligations of Parent and the Surviving Companies under this Section 4.5 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 4.5 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 4.5 applies shall be third-party beneficiaries of this Section 4.5, each of whom may enforce the provisions of this Section 4.5).

(e)          In the event Parent, the Surviving Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Companies, as the case may be, shall assume all of the obligations set forth in this Section 4.5.

Section 4.6         Exclusivity. During the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, except for the Transactions, the Company shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage any inquiry, indication of interest, proposal or offer from any Person (other than Parent, its Affiliates and their Representatives), with respect to a Competing Transaction, (b) (i) participate in any discussions or negotiations with any Person (other than Parent, its Affiliates and their Representatives) regarding a Competing Transaction, (ii) furnish to any Person (other than Parent, its Affiliates and their Representatives) any information or documentation with respect to a Competing Transaction or the Company Group and (iii) cooperate with, assist in, participate in, facilitate or encourage a Competing Transaction or (c) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any Person (other than Parent, its Affiliates and their Representatives) regarding a Competing Transaction. Promptly following the execution hereof (and in any event within one (1) Business Day), the Company shall (i) terminate access to any Person (other than Parent, the Company Group and their respective Affiliates and Representatives) to any electronic data room maintained by, or on behalf of, the Company Group or its Representatives with respect to any Competing Transaction, the Company Group or the Transactions and (ii) exercise any contractual rights available to it (or any other member of the Company Group) to cause each Person (other than Parent, its Affiliates and their Representatives) who received non-public or confidential information of the Company Group in connection with any possible Competing Transaction to cause such Persons to promptly return such information to the Company or destroy such information. To the extent any member of the Company Group or its Representatives receives any written proposal during the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, with respect to a Competing Transaction, the Company shall promptly notify Parent in writing of the material terms of such proposal and keep Parent informed with respect to such proposal.

Section 4.7          Governmental Approvals; Consents.

(a)        In connection with the Transactions, each Party, to the extent applicable to such Party, shall (and, to the extent required, shall cause its Affiliates to) (i) promptly comply, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act, (ii) as soon as practicable and advisable (and in any event within the required time periods for filing under the applicable Antitrust Law or Foreign Investment Law), make the filings under any other Antitrust Laws or Foreign Investment Law (other than CFIUS) as may be necessary, proper or advisable under any applicable similar foreign Antitrust Laws or Foreign Investment Laws, including in the jurisdictions set forth on Section 6.1(a) of the Disclosure Schedule, (iii) (x) promptly prepare and submit as soon as practicable after the date hereof, a draft CFIUS Notice pursuant to the DPA, and (y) after prompt resolution of all questions and comments received from CFIUS on such draft CFIUS Notice, prepare and submit the final CFIUS Notice, which shall in any event be made promptly after the date all questions and comments received from CFIUS on such draft have been resolved or after CFIUS staff shall have indicated to the Parties that it has no questions or comments, and (iv) promptly submit, but in no event later than ten (10) Business Days after the date hereof, a required notification to the CSA in accordance with the NISPOM. Each Party shall diligently respond to and use its reasonable best efforts to substantially comply with any Information or Document Requests, or other information requests made of such Party or any of its Affiliates. Parent shall pay all filing fees under the HSR Act or any other Antitrust Law or Foreign Investment Law.

(b)         On the terms and subject to the conditions herein provided, each Party shall exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign Antitrust Laws or Foreign Investment Laws, including the CFIUS Clearance, in each case, as soon as practicable, (ii) furnish to each other all information required for any application or other filing to be made pursuant to any Antitrust Law or Foreign Investment Law in connection with the Transactions (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with the other Parties’ prior filings), and (iii) otherwise cooperate with each other in connection with any filing and with resolving any investigation or other inquiry of any Foreign Investment Authority related to the Foreign Investment Laws, Antitrust Authority related to the Antitrust Laws and the Transactions.

(c)          On the terms and subject to the conditions herein provided, each Party shall exercise its reasonable best efforts to negotiate and enter into any FOCI Mitigation Plan required by the CSA in connection with obtaining CSA Approval.

(d)        Without limiting the foregoing, each of the Parties shall, and shall cause its Affiliates to, cooperate in good faith with the Antitrust Authorities and Foreign Investment Authorities (including using good faith efforts to avoid a phase 2 review process in any applicable jurisdiction) and use their reasonable best efforts to undertake promptly (i) any and all actions (including cooperating and negotiating in good faith with the Antitrust Authorities and Foreign Investment Authorities) necessary, proper or advisable to satisfy the conditions set forth in Article VI, including but not limited to appropriate divestitures, offered and executed as promptly as possible, and to complete lawfully the Transactions as soon as practicable and (ii) any and all actions necessary, proper or advisable to avoid or prevent the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Antitrust Authority or Foreign Investment Authority or the issuance by an Antitrust Authority or Foreign Investment Authority of any Governmental Order that would (or to obtain the agreement or consent of any Antitrust Authority or Foreign Investment Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 4.7(d) of the Disclosure Schedule, none of Parent, its equityholders or any of its or their respective Affiliates shall be required to, and the Company shall not be required to (and shall not and shall cause the other members of the Company Group not to, without Parent’s prior written request), take, or agree to take, any action with respect to, or agree to any limitation (i) on any business, product line, or asset of such Party (and, in the case of Parent, the Company Group), its equityholders or any of their respective Affiliates, that would, individually or in the aggregate, reasonably be expected to, have a material impact on either Party or any of their respective Affiliates, measured relative to the size of the Company or (ii) which would reasonably be expected to adversely affect the economic benefits to be received by such Party and its Affiliates as a result of the Transactions in any material respect, measured relative to the size of the Company.  For the avoidance of doubt, and subject to the subsequent proviso, any and all actions necessary, proper or advisable to satisfy the conditions set forth in Article VI, including, but not limited to, any divestitures made in accordance with the terms of this Agreement or any Ancillary Document shall have no impact on the consideration to be paid hereunder; provided, however, if Parent, the Company or any of their respective Affiliates makes or commits to make any divestiture, the Parties agree that the full proceeds of any such divestiture (the “Divestiture Proceeds”) shall (x) in the case of any such divesture prior to the First Merger Effective Time, be retained within the Company Group until the First Merger Effective Time and (y) in the case of any divestiture following the First Merger Effective Time, be paid to Parent or, if at the direction of Parent, one of its Affiliates, and no Party shall enter into any agreement, arrangement or understanding with any third-party acquirer of such assets in connection with any such divestiture, the effect of which would mean that the Company Group, Parent or an Affiliate of Parent, as applicable, would not receive the full Divestiture Proceeds from such divestiture; provided, further, that the Divestiture Proceeds shall not be taken into account for purposes of calculating Estimated Closing Cash, Closing Cash, Minimum Cash Amount, Estimated Purchase Price or Final Purchase Price. Subject to applicable Law, each Party shall use its reasonable best efforts to cooperate with the other Party in connection with (i) any filings with the Antitrust Authorities and Foreign Investment Authorities, (ii) any information requests from any such agency in connection with a filing, and (iii) any investigation or other inquiry of any such agency or other Antitrust Authorities under any Antitrust Laws and Foreign Investment Authorities under any Foreign Investment Laws. Notwithstanding the above, Parent shall have the final authority to direct and implement (or direct the implementation by the Company Group of) the strategy and timing for seeking and securing any actions with the Antitrust Authorities and Foreign Investment Authorities; provided that Parent will consult with the Company and consider in good faith the views of the Company in advance of making any material decisions with respect to such strategy.

(e)        All analyses, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Antitrust Authority, Foreign Investment Authority or the staff or regulators of any Antitrust Authority or Foreign Investment Authority in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between any Party and Antitrust Authorities or Foreign Investment Authorities in the Ordinary Course of Business unrelated to the Transactions) shall, subject to reasonable measures to protect the confidentiality of each Party’s competitively sensitive information and applicable Law, be disclosed to the other Party hereunder in advance of any filing, submission or attendance to the extent practicable, it being the intent that the Parties will reasonably consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, presentations, memoranda, briefs, filings, arguments and proposals. Any such materials or information provided on an outside counsel-only basis shall be provided only to a receiving party’s outside counsel and not disclosed by such counsel to any employees (including in-house counsel), officers or directors of the receiving party without the advance written consent of the party supplying such materials or information. Each Party shall give notice to the other Party to the extent practicable and permitted by Law with respect to any material meeting, discussion, appearance or contact with any Antitrust Authority, Foreign Investment Authority or the staff or regulators of any Antitrust Authority or Foreign Investment Authority in connection with the Transactions, with such notice being reasonably sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact (to the extent permitted by such Antitrust Authority or Foreign Investment Authority); provided that Parent shall take the lead in all such meetings, discussions, appearances or contacts.

(f)          In the event any Proceeding is commenced by an Antitrust Authority or Foreign Investment Authority which questions the validity or legality of the First Merger, the Parties agree to cooperate and use reasonable best efforts to defend against such Proceeding and, if a Governmental Order is issued by an Antitrust Authority or Foreign Investment Authority in any such Proceeding, to use reasonable best efforts to have such Governmental Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the First Merger.

(g)        The Company Group shall use commercially reasonable efforts, and Parent shall use commercially reasonable efforts to cooperate in all reasonable respects with the Company Group, to obtain any required consent or approval of any third party to the consummation of the Transactions, of the Persons who are parties to the Contracts specified in Section 2.3 of the Disclosure Schedule; provided, however, that, without limitation of the covenants in this Agreement, receipt of any such consent in and of itself shall not be a condition to the Closing under this Agreement. Notwithstanding anything to the contrary, this Section 4.7(g) shall not apply with respect to the approvals, consents and clearances as may be necessary, proper or advisable under any Antitrust Laws or Foreign Investment Authorities, which shall be governed exclusively by Section 4.7(a)-(f).

Section 4.8          Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Company and Parent. During the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, unless otherwise required by applicable Law, no Party to this Agreement shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement; provided, however, that without the consent of any Person, the Company, Parent and their respective controlled Affiliates may make statements that are substantially identical in form and substance to previous press releases, public disclosures or public statements made by the Parties in compliance with this Section 4.8; provided, further, that if any Party determines a press release or public announcement is required by applicable Law, the Party making such determination will, if practicable under the circumstances, use commercially reasonable efforts to allow the other Parties reasonable time to comment on such press release or announcement in advance of its issuance.

Section 4.9          Affiliate Transactions. Except as set forth in Section 4.9 of the Disclosure Schedule, the Company shall, and shall cause the other members of the Company Group to, cause all Affiliate Transactions to be unconditionally and irrevocably terminated and to be rescinded and cease to be in force and effect, without any further right, obligation or liability of the Company or any of its Affiliates (and, after the Closing, Parent and its Affiliates) thereunder, effective at or prior to the Closing and execute and deliver to Parent such releases or termination or settlement agreements in form and substance reasonably acceptable to Parent as are necessary to release and discharge every member of the Company Group from any and all liabilities owed under such Affiliate Transactions, in each case, without further liability to Parent or any of its Affiliates (including the Surviving Companies and their Subsidiaries following the Closing). Without limiting the foregoing and except as set forth in Section 4.9 of the Disclosure Schedule, all obligations and duties owed or required to be performed by the Company or any of its Affiliates pursuant to the Affiliate Transactions shall automatically, unconditionally and irrevocably be waived and released effective as of the Closing. Notwithstanding the foregoing, nothing contained in this Section 4.9 shall operate or be deemed to limit or eliminate the obligations of Parent, the Surviving Companies or their respective Subsidiaries under Section 4.5 of this Agreement with respect to the D&O Indemnified Parties.

Section 4.10         Release.

(a)          By virtue of the approval and adoption of this Agreement by the Members, effective as of the Closing, and except with respect to any covenants or agreements in this Agreement to be performed following the Closing or any Proceedings arising out of or related to this Agreement or any Ancillary Document or the Transactions (except as set forth in the following sentences), the Member Representative, each Member, and their respective Affiliates, successors and assigns, hereby fully and unconditionally releases, acquits, remises, relinquishes and forever discharges Parent, Merger Subs, the Company Group, the Surviving Companies, the current and former managers and directors (or equivalent persons) of the Company Group, and their respective Affiliates, successors and assigns, and their respective Affiliates’ former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing), each in their respective capacities as such, from any and all manner of Proceedings, obligations, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at Law or in equity, solely arising out of or relating to or accruing from their relationship with or equity ownership of the Company Group prior to the Closing. Notwithstanding the foregoing, nothing in this Section 4.10(a) shall be deemed to release (a) a claim for Fraud against a Party hereto and (b) with respect to a Member who is an employee or other service provider to the Company Group, the Company Group from any obligation with respect to (i) compensation or employee benefits with respect to services to the Company Group to the extent such compensation or employee benefits are accrued and vested as of the Closing, (ii) any rights to indemnification in connection with employment with or service to the Company Group under the existing Organizational Documents thereof or (iii) any claims or rights that cannot be waived under applicable Law.

(b)         By virtue of the execution of this Agreement by Parent and Merger Subs, effective as of the Closing, and except with respect to any covenants or agreements in this Agreement to be performed following the Closing or any Proceedings arising out of or related to this Agreement or any Ancillary Document or the Transactions (except as set forth in the following sentences), Parent, Merger Subs, the Surviving Companies, and their respective Affiliates, successors and assigns, hereby fully and unconditionally release, acquit, remise, relinquish and forever discharge each Member from any Proceedings, whether known or unknown, whether at Law or in equity, solely arising out of or relating to or accruing from their equity ownership of Company Equity. Notwithstanding the foregoing, nothing in this Section 4.10(b) shall be deemed to release a claim for (i) Fraud against a Party hereto or (ii) any breach by any Member of any Ancillary Document.

Section 4.11        Further Assurances. Following the Closing, each of the Member Representative, Parent and the Surviving Companies shall execute and deliver, or shall cause to be executed and delivered, such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably requested by any other such Party or either Surviving Company that is required to carry out the provisions hereof and give effect to the Transactions.

Section 4.12         Payoff Letter; Financing Matters.

(a)         The Company shall deliver (or cause to be delivered) to Parent on or prior to the Closing Date (with drafts delivered at least five (5) Business Days prior to the anticipated Closing Date) a fully executed copy of a payoff letter (each, a “Payoff Letter”) with respect to the obligations under (x) each of the Contracts listed on Section 4.12(a) of the Disclosure Schedule and (y) each other debt financing arrangement for which any member of the Company Group is an obligor (including as a result of any creation, incurrence or assumption of obligations pursuant to Section 4.1(b)) that is identified by Parent prior to the anticipated Closing Date as a debt financing arrangement to be repaid in connection with the Closing (each, an “Existing Financing Agreement”). Each Payoff Letter shall (i) indicate the applicable Payoff Amount, together with wire transfer and payment instructions (or otherwise confirm prior receipt of such Payoff Amount), (ii) provide that upon receipt by the holders of the obligations under the applicable Existing Financing Agreement (or an agent or other representative on their behalf) of the applicable Payoff Amount in accordance with such Payoff Letter (or if the Payoff Letter confirms prior receipt of such Payoff Amount, further confirm that), (A) such Existing Financing Agreement and all related loan documents and guarantees shall be (or have been) automatically discharged and terminated (excluding contingent indemnification and expense reimbursement obligations for which no claim has been made), (B) all Liens (if any) securing the obligations under such Existing Financing Agreement or under any related loan document (i) shall be (or have been) automatically released and terminated, or (ii) solely if the release and termination of such Liens cannot occur at (or has not occurred as of) the Closing due to procedural requirements of local Law, then (x) the applicable borrower thereunder or its designees (including the Company and its designees) shall be expressly authorized to file any statements or other documents terminating such Liens and (y) upon the effectiveness of such filings, such Liens shall be released and terminated, and (C) all possessory collateral (if any) held by the holders of the obligations under the applicable Existing Financing Agreement (or an agent or other representative on their behalf) shall be (or has been) returned to or at the direction of the Company (to the extent reasonably practicable, on the Closing Date) and (iii) include customary further assurance undertakings from the holders of the obligations under the applicable Existing Financing Agreement (or an agent or other representative on their behalf). The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, provide all customary cooperation reasonably requested by Parent in connection with this Section 4.12(a).

(b)         It is the express intent of the Parties that (i) the Second Lien Payoff Amount shall be fully paid and satisfied substantially concurrently with Closing, at no cost to Parent or any of its Affiliates and solely by the issuance of Voting Units or Preferred Units prior to the First Merger Effective Time, and (ii) there shall be no Debt or Debt-Like Items or other obligations (excluding contingent indemnification and expense reimbursement obligations for which no claim has been made) owing by any member of the Company Group in connection with the Second Lien Credit Agreement substantially concurrently with the Closing. In furtherance of the foregoing intention, the Company shall deliver (or cause to be delivered) to Parent prior to the Reference Time evidence reasonably acceptable to Parent (the “Second Lien Payoff Evidence”) that the Second Lien Payoff Amount shall be fully satisfied substantially concurrently with the Closing pursuant to a fully executed payoff letter or other agreement with the same effect (with a draft delivered to Parent at least five (5) Business Days prior to the Closing) from the applicable holders of the obligations under the Second Lien Credit Agreement (or an agent or other representative on their behalf) with respect to the obligations under the Second Lien Credit Agreement. The Second Lien Payoff Evidence shall demonstrate to Parent that substantially concurrently with Closing, (i) there shall be no Debt or Debt-Like Items or any other obligation (excluding contingent indemnification and expense reimbursement obligations for which no claim has been made) owing by any member of the Company Group in connection with the Second Lien Credit Agreement, (ii) the Second Lien Payoff Amount shall have been fully satisfied, (iii) the Second Lien Credit Agreement and all related loan documents and guarantees shall be discharged and terminated, (iv) all Liens securing the obligations under the Second Lien Credit Agreement or under any related loan document (A) shall be released and terminated or (B) solely if the release and termination of such Liens cannot occur at the Closing due to procedural requirements of local Law, then (x) the applicable borrower thereunder or its designees (including the Company and its designees) shall be expressly authorized to file any statements or other documents terminating such Liens and (y) upon the effectiveness of such filings, such Liens shall be released and terminated, (v) all possessory collateral (if any) held by the holders of the obligations under the Second Lien Credit Agreement (or an agent or other representative on their behalf) shall be returned to or at the direction of the Company (to the extent reasonably practicable, on the Closing Date), and (vi) the holders of the obligations under the Second Lien Credit Agreement (or an agent or other representative on their behalf) have agreed to customary further assurance undertakings. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, in each case, provide all customary cooperation reasonably requested by Parent in connection with this Section 4.12(b).

(c)         During the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, the Company agrees to provide, and shall cause the other members of the Company Group and their respective Representatives to provide, in each case at Parent’s sole expense, all reasonable and customary cooperation as may be reasonably requested by Parent to assist Parent in obtaining, or satisfying obligations under, any debt financing in connection with the Transactions or otherwise (each, a “Debt Financing”).

(d)         Notwithstanding Section 4.12(c), (i) no member of the Company Group nor any of their respective Affiliates shall be required to pay (or agree to pay) any commitment or other fee, pay any expense, provide any indemnities or incur any potential or actual liability or enter into any agreement in connection with any Debt Financing prior to the Closing (other than ordinary course amounts payable to existing employees or Representatives of any member of the Company Group or any of their respective Affiliates with respect to services provided prior to the Closing), (ii) nothing in Section 4.12(c) shall require any director, manager or officer of any member of the Company Group to execute or deliver any document or instrument other than, with respect to directors, managers and officers that will continue in their positions after the Closing, in such person’s capacity as a director, manager or officer upon and following the Closing and solely on behalf of the applicable member of the Company Group (and not in any personal capacity), (iii) no member of the Company Group nor any of their respective Representatives shall be required to take any action that would unreasonably interfere with the operation of their respective businesses, (iv) no member of the Company Group nor any of their respective Representatives shall be required to disclose any information that is legally privileged (provided that the Company Group and their respective Representatives shall use commercially reasonable efforts to provide such information in a manner that would not jeopardize such privilege) and (v) no member of the Company Group nor any of their respective Representatives shall be required to take any action that would conflict with, or result in any violation of or default under, any Contract that is material to such Person or any Law or organizational document applicable to such Person. The Company, on behalf of each member of the Company Group, hereby consents to the use of the trademark, trade names and logos of each member of the Company Group by Parent and its debt financing sources, in each case, only to the extent reasonably required in connection with any Debt Financing; provided that such consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that such use of trademark, trade names and logos shall be limited to the above permitted parties solely in a customary manner that is not intended, or that is not reasonably likely, to harm, disparage or otherwise adversely affect any member of the Company Group’s reputation or goodwill. Parent shall indemnify, defend and hold harmless each member of the Company Group and each of their respective Representatives from and against any and all claims, losses, liabilities and damages incurred, directly or indirectly, in connection with any cooperation provided pursuant to Section 4.12(c) (other than (x) as a result of the gross negligence, bad faith or willful misconduct of any member of the Company Group or any of their respective Representatives as determined by any court of competent jurisdiction in a final non-appealable judgment or (y) relating to any financial statement or other written financial information provided by or on behalf of any member of the Company Group). Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs incurred by any member of the Company Group in connection with any cooperation provided pursuant to Section 4.12(c).

Section 4.13         Audited Financial Statements.

(a)         As promptly as practicable after the date hereof and in no event later than May 30, 2024, the Company shall, at the Company’s sole cost and expense, engage its auditors to perform an audit of the financial statements of the Company Group and provide Parent with (1) audited combined and consolidated balance sheets of the Company Group as of December 31, 2023, and any other Required Periods, and (2) audited combined and consolidated statements of earnings, cash flows and parent equity of the Company Group for the fiscal years ended December 31, 2023 and any other Required Periods, in each case in accordance with GAAP, together with an audit report, without qualification or exception thereto, on the financial statements from the independent accountants for the Company Group (the “2023 Audited Financial Statements”). Upon the request of Parent, the Company shall, as promptly as practicable, procure, at its expense, the delivery of such consents of such independent accountants as may be required in connection with the Securities Filings. Upon delivery of such 2023 Audited Financial Statements, such financial statements shall be deemed “Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 2.6 shall be deemed to apply to the 2023 Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b)        The Company shall deliver to Parent, (i) as promptly as practicable after the end of any fiscal quarter (other than any fourth fiscal quarter) ending after the date of this Agreement, copies of the unaudited combined and consolidated balance sheets of the Company Group as of the end of such fiscal quarter and the corresponding quarter in the prior year and the combined and consolidated statements of earnings, cash flows and parent equity of the Company Group for such fiscal quarter and year-to-date period ended and the corresponding quarter and year-to-date period in the prior year, including footnotes thereto, prepared on the same basis as the Annual Financial Statements (collectively, the “Subsequent Unaudited Company Financial Statements”), which Subsequent Unaudited Company Financial Statements shall have been reviewed by the independent accountant for the Company Group in accordance with the procedures specified by the Public Company Accounting Oversight Board (United States) in AS 4105, Reviews of Interim Financial Information, and (ii) following the delivery of the 2023 Audited Financial Statements and for periods subsequent thereto, as promptly as practicable after the end of each fiscal year prior to Closing, copies of (1) the audited combined and consolidated balance sheets as of the end of each fiscal year of the Company Group and the combined and consolidated statements of earnings, cash flows and parent equity of the Company Group for such fiscal year, together with comparable financial statements for the prior fiscal year (collectively, the “Subsequent Audited Company Financial Statements”) and (2) an audit report, without qualification or exception thereto, on each of the Subsequent Audited Company Financial Statements from the independent accountant for the Company Group. Upon delivery of such (i) Subsequent Unaudited Company Financial Statements, such financial statements shall be deemed “Interim Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 2.6 shall be deemed to apply to the Subsequent Unaudited Company Financial Statements with the same force and effect as if made as of the date of this Agreement and (ii) such Subsequent Audited Company Financial Statements (if any), such financial statements shall be deemed “Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 2.6 shall be deemed to apply to the Subsequent Audited Company Financial Statements (if any) with the same force and effect as if made as of the date of this Agreement.

(c)         Upon the request of Parent, the Company shall (i) cooperate with Parent and its Representatives in connection with the preparation of pro forma financial statements that comply with the rules and regulations of the SEC (including the requirements of Regulation S-X), or those of any other applicable regulatory authority or stock exchange or its Representatives may determine to be necessary, advisable or appropriate in connection with the Transactions and any Debt Financing and (ii) subject to Section 4.2(a), provide and make reasonably available upon reasonable notice and during regular business hours the appropriate senior management employees of the Company Group to discuss the materials prepared and delivered pursuant to this Section 4.13.

Section 4.14        Notification of Certain Matters. During the period from the date of this Agreement to the earlier of the Closing and such time as this Agreement is terminated in accordance with its terms, each of Parent and the Company shall promptly notify the other in writing of (a) subject to applicable Law, any notice or other communication from any Governmental Authority in connection with the Transactions, (b) any Proceeding that shall be instituted or threatened in writing against such Party to restrain, prohibit, delay or otherwise challenge the legality of the Transactions, this Agreement or any Ancillary Document and (c) any variances from the representations and warranties made by such Party in this Agreement that would cause the conditions set forth in Section 6.2(a) or Section 6.3(a), as applicable, not to be satisfied. No information or knowledge obtained by the Parties pursuant to this Section 4.14 or through its due diligence investigation of the other Parties shall (x) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the Parties to consummate the Closing in Article VI or otherwise prejudice in any way the rights and remedies of any Party hereunder or (y) be deemed to affect or modify any Party’s reliance on the representations, warranties, covenants and agreements made by the other Parties in this Agreement.

Section 4.15        R&W Insurance Policy. Parent may obtain the R&W Insurance Policy. If Parent obtains the R&W Insurance Policy, such policy shall include a provision whereby the insurer(s) expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against each member of the Company Group and any former equityholder, director, officer, employee, member or manager of any member of the Company Group except in the case of Fraud by such Person. Such Persons shall be express third-party beneficiaries of the foregoing subrogation provision in the R&W Insurance Policy, and such provision shall not be amended or waived in any manner that is adverse to such Persons without their prior written consent. The Company Group shall reasonably cooperate with Parent and any of its Affiliates in obtaining the R&W Insurance Policy, including by providing information reasonably requested by or on behalf of the insurer(s) of the R&W Insurance Policy. Parent shall be solely responsible for all costs to procure the R&W Insurance Policy, including all premiums, retentions, taxes, broker’s fees, expenses and costs of any nature whatsoever.

Section 4.16        Lock-Up. From and after the Closing until the date that is ninety (90) days following the Closing Date, no Member shall, except in connection with the Transactions and a Parent M&A Transaction, directly or indirectly, sell, transfer, assign, encumber, tender in any tender or exchange offer, pledge, hedge or loan, hypothecate, exchange or otherwise dispose of (including by merger, consolidation, operation of Law or otherwise) (“Transfer”), and each Member shall be restricted from Transferring, any shares of Parent Class A Common Stock (or economic interests or rights therein (directly or by means of any derivative securities)) issued to such Member pursuant to this Agreement. From and after the date that is ninety-one (91) days following the Closing Date until the date that is two hundred and seventy (270) days following the Closing Date, no Member shall Transfer, and each Member shall be restricted from Transferring, more than fifty percent (50%) of the shares of Parent Class A Common Stock issued to such Member pursuant to this Agreement.

Section 4.17      Transition Committee. As promptly as practicable after the date of this Agreement and to the extent permitted by applicable Law, the Company and Parent shall form a special transition committee for the purposes of integration planning (the “Transition Committee”), to be led by one lead officer designated by the Company (the “Company Transition Lead”), and one lead officer designated by Parent (the “Parent Transition Lead”), and which Transition Committee will otherwise be comprised of such other number of senior members of management of the Company appointed by the Company Transition Lead and such other number of senior members of management of Parent appointed by the Parent Transition Lead as may be mutually agreed by the Company and Parent acting reasonably. The Transition Committee shall meet in the frequency and have the powers and responsibilities set forth on Section 4.17 of the Disclosure Schedule. Each member of the Transition Committee shall be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with antitrust and any other applicable Laws, in each case, as reasonably agreed by the Parties.

Section 4.18        Registration Rights. The Registration Rights Agreement shall not inure to the benefit of, or be enforceable by, any Member unless and until such Member duly executes and delivers to Parent a Letter of Transmittal and a signature page to the Registration Rights Agreement. Section 4.18 of the Disclosure Schedule sets forth the true, correct and complete list of Members that are eligible to be party to the Registration Rights Agreement.

ARTICLE V

TAX MATTERS

Section 5.1        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (including the costs of preparing and filing any Tax Returns related to such Taxes and any real property transfer Tax and any similar Tax) (“Transfer Taxes”) shall be borne fifty percent (50%) by the Members and fifty percent (50%) by Parent. The parties shall reasonably cooperate in connection with the filing of all necessary Tax Returns and other documentation with respect to the Transfer Taxes.

Section 5.2         Intended Tax Treatment. The Parties to this Agreement intend that the Mergers, taken together, shall be treated as a single integrated transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and each of Parent and the Company shall be treated as a “party to the reorganization” within the meaning of Section 368(b) of the Code (such tax treatment, the “Intended Tax Treatment”), and each Party will use its reasonable best efforts to cause the Mergers to so qualify and will not, and will not permit any of its respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided that any adjustment to the consideration pursuant to Section 1.12 shall be deemed not to be a breach of any of the foregoing covenants.

Section 5.3          Cooperation. The Parties agree to cooperate fully and, to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns or conducting any audit, litigation or other proceeding with respect to Taxes. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

Section 5.4          CTH Returns. The Company shall use commercially reasonable efforts to prepare, or cause to be prepared, a draft of each CTH Income Tax Return for the 2023 Tax year that has not been filed by the date hereof as promptly as possible following the date hereof, and shall furnish each such draft to Parent, together with work papers and any other supporting documentation in the Company’s possession that is reasonably requested by Parent. The Company shall, in its sole discretion exercised in good faith, incorporate reasonable comments to such draft provided by Parent in writing at least five (5) Business Days prior to the due date for filing such Tax Return (taking into account applicable extensions); provided that the Parties agree that in connection with the 2023 U.S. federal income Tax Return for the consolidated group of which CTH was the common parent, the following elections shall be made in relation to CWT Travel, Inc. ceasing to be a member of such consolidated group, to the extent the Company and Parent jointly determine that it is tax efficient for the Company to do so: (a) an election pursuant to section 1.1502-36(d) of the Treasury Regulations (or a protective election under such section, as the case may be) to reduce basis in the stock of CWT Travel, Inc., rather than reducing CWT Travel, Inc.’s attributes in the event of any attribute reduction under such section, and (b) an election pursuant to section 1.1502‑95 of the Treasury Regulations to allocate any Section 382 limitation and net unrealized built-in gain to CWT Travel, Inc. to the maximum extent permitted by Law. As promptly as possible following the date hereof (if not previously filed by CTH or the Company), the Company shall file (or cause to be filed by CTH) a statement with the IRS in accordance with the requirements of Section 1.1502-77 of the Treasury Regulations designating CWT Travel, Inc. as the “agent” of such consolidated group, and shall keep Parent reasonably informed with respect to developments in connection therewith. In the event that the Company determines that such statement was previously filed with the IRS, it shall notify Parent in writing and promptly furnish Parent with a copy of such statement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1          Conditions to Obligations of All Parties. The respective obligations of each Party to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by a Party with respect to itself (to the extent permitted by Law):

(a)         (i) all applicable waiting periods under the HSR Act shall have expired or been terminated and (ii) all permits, approvals, clearances, non-objections, waiting periods and consents of the Governmental Authorities listed on Section 6.1(a) of the Disclosure Schedule shall have been procured or obtained or shall have expired or been terminated, in the case of each of (i), and (ii), without the imposition of any requirement or condition that would require any action constituting a Burdensome Condition;

(b)          The following shall have occurred:

(i)          as of the date on which all other conditions to Closing in this Article VI are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time), the CMA not having: (A) requested submission of a Merger Notice in relation to the Mergers, (B) given notice to any Party that it intends to carry out an investigation to determine whether to make a reference within the meaning of section 33 of the Enterprise Act (a “Phase 1 Investigation”), (C) indicated that the statutory review period in which the CMA has to decide whether to make a reference under Section 34ZA of the Enterprise Act has begun or (D) requested information or documents and has not provided confirmation that it has no further questions in relation to the Mergers;

(ii)         if the CMA opens a Phase 1 Investigation, confirmation that the Mergers will not be subject to a reference under section 33 of the Enterprise Act (a “Phase 2 CMA Reference”); or

(iii)       in the event that a Phase 2 CMA Reference is made in relation to the Mergers, confirmation from the CMA that the Mergers may proceed without the imposition of any requirement or condition that would require any action constituting a Burdensome Condition;

(c)          CSA Approval shall have been obtained and shall be in full force and effect;

(d)          CFIUS Clearance shall have been obtained and shall be in full force and effect; and

(e)          no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law or Governmental Order that is in effect and has the effect of making illegal or otherwise restraining or prohibiting the Mergers or imposing a Burdensome Condition.

Section 6.2          Conditions to Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to consummate the Closing shall be further subject to the satisfaction or Parent’s waiver (to the extent permitted by Law), at or prior to the Closing, of each of the following conditions:

(a)          (i) the Company Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except those Company Fundamental Representations that address matters only as of a specified date, in which case, such Company Fundamental Representations shall be true and correct in all respects as though made on and as of that specified date) and (ii) the other representations and warranties of the Company contained in Article II shall be true and correct in all respects (without giving effect to any qualifications as to materiality, Material Adverse Effect or similar phrases or qualifications in such representations and warranties (apart from the word “Material” where the defined term Material Contract is used)) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, in which case, such representations and warranties shall be true and correct in all respects as though made on and as of that specified date), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(b)         the Company shall have duly performed and complied in all material respects with each of the agreements and covenants required by this Agreement and each of the Ancillary Documents, as applicable, to be performed or complied with by it prior to or at the Closing; and

(c)          since the date of this Agreement, there shall not have occurred any Event that has had or would reasonably be expected to have, a Material Adverse Effect.

Section 6.3         Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing shall be further subject to the satisfaction or the Company’s waiver (to the extent permitted by Law), at or prior to the Closing, of each of the following conditions:

(a)         (i) each of the representations and warranties of Parent and the Merger Subs contained in Section 3.4(a) shall be true and correct in all respects other than de minimis inaccuracies and (ii) all other representations and warranties of Parent and the Merger Subs contained in Article III shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, in which case, such representations and warranties shall be true and correct in all respects as though made on and as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the ability of Parent or the Merger Subs to consummate the Mergers; and

(b)         each of Parent and the Merger Subs shall have duly performed and complied in all material respects with each of the agreements and covenants required by this Agreement and each of the Ancillary Documents, as applicable, to be performed or complied with by it prior to or at the Closing.

Section 6.4          Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Closing or terminating this Agreement in accordance with Article VII, on the failure of any condition set forth in this Article VI to be satisfied, if such failure was caused in whole or in part by, or resulted in whole or in part from, such Party’s or any Affiliate of such Party’s breach of this Agreement, including any failure to perform any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1          Termination. This Agreement may be terminated and the Mergers contemplated hereby may be abandoned at any time prior to the Closing:

(a)          by the written mutual consent of the Company and Parent;

(b)         by Parent or the Company, upon written notice to the other, if the Closing shall not have occurred on or prior to January 24, 2025 (the “Drop Dead Date”); provided, however, that the Drop Dead Date may be extended at the option of Parent or the Company, by written notice to the other Party, to May 24, 2025 (as so extended, the “Extended Drop Dead Date”) if the conditions set forth in Section 6.1 (in each case, only to the extent such Law or Governmental Order relates to Antitrust Laws or Foreign Investment Laws) have not been satisfied or waived on or prior to the Drop Dead Date, but all other conditions to Closing set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time; provided, further, that the Extended Drop Dead Date may be further extended at the option of Parent or the Company, by written notice to the other Party, to September 24, 2025 (as so extended, the “Second Extended Drop Dead Date”) if the conditions set forth in Section 6.1 (in each case, only to the extent such Law or Governmental Order relates to Antitrust Laws or Foreign Investment Laws) have not been satisfied or waived on or prior to the Extended Drop Dead Date, but all other conditions to Closing set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any provision of this Agreement resulted in or caused the failure of Closing to occur by the Drop Dead Date, Extended Drop Dead Date or Second Extended Drop Dead Date, as applicable;

(c)         by Parent upon written notice to the Company if the Company has (i) breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the condition to Closing set forth in Section 6.2(b) would not be satisfied or (ii) breached any representation or warranty made by the Company in this Agreement such that the condition to Closing in Section 6.2(a) would not be satisfied, and in the case of both (i) and (ii), such breach or failure to perform (1) is not cured within thirty (30) days after receipt by the Company of written notice thereof or (2) is incapable of being cured by the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c) if Parent is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has caused or resulted in the failure of any conditions to Closing set forth in Section 6.3 to be satisfied at such time of determination;

(d)         by the Company upon written notice to Parent if Parent, Merger Sub I or Merger Sub II has (i) breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the condition to Closing set forth in Section 6.3(b) would not be satisfied or (ii) breached any representation or warranty made by Parent, Merger Sub I or Merger Sub II, as applicable, in this Agreement such that the condition to Closing in Section 6.3(a) would not be satisfied, and in the case of both (i) and (ii), such breach or failure to perform (A) is not cured within thirty (30) days after receipt by Parent of written notice thereof or (B) is incapable of being cured by Parent, Merger Sub I or Merger Sub II; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d) if the Company is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has caused or resulted in the failure of any conditions to Closing set forth in Section 6.2, to be satisfied at such time of determination; or

(e)          by either the Company or Parent by written notice to the other if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered an applicable Law or Governmental Order that is in effect and has the effect of making illegal or otherwise restraining or prohibiting the Transactions, and such Law or Governmental Order shall have become final and nonappealable or there has been a CFIUS Final Determination; provided that (i) if Parent is the Party seeking to terminate this Agreement pursuant to this Section 7.1(e), such Law or Governmental Order or CFIUS Final Determination shall not have been principally caused by the breach by Parent, Merger Sub I or Merger Sub II of its covenants or agreements under this Agreement, and (ii) if the Company is the Party seeking to terminate this Agreement pursuant to this Section 7.1(e), such Law or Governmental Order or CFIUS Final Determination shall not have been principally caused by the breach by the Company or any member of the Company Group of its covenants or agreements under this Agreement.

Section 7.2       Effect of Termination.

(a)         If this Agreement is validly terminated pursuant to Section 7.1, this Agreement shall forthwith become null and void, and such Agreement shall have no force or effect, and there shall be no liability on the part of any Party, any of their respective Affiliates or any of their respective officers, directors, employees, equityholders, Representatives, agents or advisors, except that: (i) any such termination shall not affect the Parties’ respective rights and obligations under this Section 7.2, Section 4.2(b), Section 4.8, Article VIII and the Confidentiality Agreement, all of which shall survive such termination, (ii) no such termination will relieve Parent from any liability to pay the Initial Termination Fee, Extended Termination Fee or Second Extended Termination Fee, if payable pursuant to Section 7.2(b) (subject to Section 4.1(f)) and (iii) subject to the terms of Section 7.2(c), no such termination will relieve any Party from liability for any Fraud or willful breach of this Agreement by such Party. For purposes of this Agreement, “willful breach” means a material breach of a provision of this Agreement that is a consequence of an act deliberately taken by the breaching Party, or the deliberate failure by the breaching Party to take an act, in each case with knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement; provided that any failure of the Company, Parent or Merger Subs to consummate the Mergers when required pursuant to Section 1.2 of this Agreement will be deemed to be a willful and material breach by the Company, Parent or Merger Subs, as applicable.

(b)        Subject to Section 4.1(f), in the event that this Agreement is terminated pursuant to (x) Section 7.1(b) because the Closing shall not have occurred on or prior to the, or (y) Section 7.1(e) (solely to the extent such Law or Governmental Order relates to Antitrust Laws) on or prior to the:

(i)         Drop Dead Date, and at the time of such termination, (1) the conditions to Closing set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(e) (in each case, solely to the extent such Law or Governmental Order relates to Antitrust Laws) shall not have been satisfied or waived, but all other conditions to Closing in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time) and (2) the Company is not in breach of its obligations under this Agreement in any manner that shall have contributed to the imposition of such Law or Governmental Order referred to in the preceding clause (1) or the failure of such conditions referred to in the preceding clause (1), then Parent shall pay, or cause to be paid, to the Company a fee in the amount of $32,000,000 (the “Initial Termination Fee”);

(ii)        Extended Drop Dead Date (if applicable), and at the time of such termination, (1) the conditions to Closing set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(e) (in each case, solely to the extent such Law or Governmental Order relates to Antitrust Laws) shall not have been satisfied or waived, but all other conditions to Closing in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time) and (2) the Company is not in breach of its obligations under this Agreement in any manner that shall have contributed to the imposition of such Law or Governmental Order referred to in the preceding clause (1) or the failure of such conditions referred to in the preceding clause (1), then Parent shall pay, or cause to be paid, to the Company a fee in the amount of (A) $32,000,000 if the Company was the Party that extended the Drop Dead Date to the Extended Drop Dead Date or (B) $33,500,000 if Parent was the Party that extended the Drop Dead Date to the Extended Drop Dead Date (the “Extended Termination Fee”); or

(iii)       Second Extended Drop Dead Date (if applicable), and at the time of such termination, (1) the conditions to Closing set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(e) (in each case, solely to the extent such Law or Governmental Order relates to Antitrust Laws) shall not have been satisfied or waived, but all other conditions to Closing in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time) and (2) the Company is not in breach of its obligations under this Agreement in any manner that shall have contributed to the imposition of such Law or Governmental Order referred to in the preceding clause (1) or the failure of such conditions referred to in the preceding clause (1), then Parent shall pay, or cause to be paid, to the Company a fee in the amount of (A) $32,000,000 if the Company was the Party that extended the Drop Dead Date to the Extended Drop Dead Date and the Extended Drop Dead Date to the Second Extended Drop Dead Date, (B) $33,500,000 if (x) Parent was the Party that extended the Drop Dead Date to the Extended Drop Dead Date and the Company was the Party that extended the Extended Drop Dead Date to the Second Extended Drop Dead Date or (y) the Company was the Party that extended the Drop Dead Date to the Extended Drop Dead Date and Parent was the Party that extended the Extended Drop Dead Date to the Second Extended Drop Dead Date or (C) $35,000,000 if Parent was the Party that extended the Drop Dead Date to the Extended Drop Dead Date and the Extended Drop Dead Date to the Second Extended Drop Dead Date (the “Second Extended Termination Fee”).

(c)        In the event that the Company receives full payment of the Initial Termination Fee, Extended Termination Fee or Second Extended Termination Fee pursuant to Section 7.2(b) (if and as applicable), the receipt of any such Initial Termination Fee, Extended Termination Fee or Second Extended Termination Fee (if and as applicable) shall be the sole and exclusive remedy (whether in contract, tort or otherwise, and including with respect to willful breach) for any and all liabilities, losses, damages, obligations, costs or expenses suffered or incurred by the Company, the Members, the Member Representative, or any of their respective Affiliates, including, but not limited to, special, consequential, indirect or punitive damages, suffered or incurred by the Company, the Members, the Member Representative or any other Person in connection with this Agreement and the Transactions (and the termination thereof) against Parent, its Affiliates, and any past, present or future director, officer, employee, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing, except as expressly set forth herein.

(d)         Each of the Company, Parent and Merger Subs acknowledges and agrees that (i) the agreements contained in this Section 7.2 are an integral part of the Transactions, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement and (ii) the Initial Termination Fee, Extended Termination Fee or Second Extended Termination Fee (if and as applicable) is not a penalty and instead constitutes liquidated damages, in a reasonable amount that will compensate the Company in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. For the avoidance of doubt, under no circumstances will the Company, its Affiliates, successors and assigns or any of their respective equityholders or officers, directors, managers, employees, agents or other Representatives be permitted or entitled to (A) receive both a grant of specific performance to cause the Closing to occur and all or a portion of the Initial Termination Fee, Extended Termination Fee or Second Extended Termination Fee (as applicable) or (B) both the payment of all or any portion of Initial Termination Fee, Extended Termination Fee or Second Extended Termination Fee (as applicable) and a payment of any monetary damages whatsoever (which for the avoidance of doubt, shall not exceed the Initial Termination Fee, Extended Termination Fee or Second Extended Termination Fee (as applicable)). In no circumstances will Parent be required to pay more than one of the Initial Termination Fee, Extended Termination Fee or Second Extended Termination Fee (as applicable) or in addition to any other remedy or damages in connection with this Agreement. All payments required by this Section 7.2 shall be made by wire transfer (to an account designated by the Company) in immediately available funds within four (4) Business Days of such termination of this Agreement.

(e)          The Parties acknowledge and agree that nothing in this Section 7.2 shall be deemed to affect their right to specific performance under Section 8.8 prior to the termination of this Agreement in accordance with this Article VII.

ARTICLE VIII

MISCELLANEOUS

Section 8.1          Fees and Expenses. Except as otherwise expressly provided herein, each Party shall pay, or cause to be paid, its own fees, costs and expenses incurred in connection with this Agreement and the Transactions, including the fees, costs and expenses of its financial advisors, accountants and counsel; provided that (a) all filing and other similar fees payable in connection with any filings or submissions under the HSR Act shall be borne by Parent and (b) the Company shall pay all amounts payable to any Person identified in Section 2.14 of the Disclosure Schedule.

Section 8.2          Notices. All notices, requests, demands, waivers, claims, consents, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested) or (c) on the date sent by email (without receipt of a delivery failure message), as follows:

If to Parent or Merger Subs, or following the Closing, the Surviving Companies, to:

General Counsel’s Office
666 Third Avenue
New York, NY 10017
Attn: Chief Legal Officer
Email: Eric.J.Bock@amexgbt.com

with a copy (which shall not constitute notice, request, demand, waiver, claim, consent, approval or other communication) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Peter D. Serating; Thaddeus P. Hartmann
Email: Peter.Serating@skadden.com; Thaddeus.Hartmann@skadden.com

If to the Company prior to the Closing, to:

701 Carlson Parkway
Minnetonka, Minnesota 55305
Attention: Chief Legal Officer
Email: cwtlegalnotices@mycwt.com; laste@mycwt.com

with a copy (which shall not constitute notice, request, demand, waiver, claim, consent, approval or other communication) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Allison Miller; Joseph C. Swanson
Email: allisonmiller@paulhastings.com; josephswanson@paulhastings.com

If to the Member Representative, to:

Redwood Drawdown Partners III, LLC
c/o Redwood Capital Management
250 West 55th Street, 26th Floor
New York, NY 10019
Attention: Adam Bensley
Email: abensley@redwoodcap.com

with a copy (which shall not constitute notice, request, demand, waiver, claim, consent, approval or other communication) to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Allison Miller; Joseph C. Swanson
Email: allisonmiller@paulhastings.com; josephswanson@paulhastings.com

A Party may designate a new address to which notices, requests, demands, waivers, claims, consents, approvals and other communications shall thereafter be transmitted by providing written notice to that effect to the other Parties (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver).

Section 8.3          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal under applicable Law, in whole or in part, by a court of competent jurisdiction under any circumstances for any reason: (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to such Parties provided by, such provision; or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided to the maximum extent permitted by applicable Law.

Section 8.4          Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned without the prior written consent of Parent (if being purported to be assigned by the Company) or (if being purported to be assigned by Parent or the Merger Subs) without the prior written consent of either (a) prior to the Closing, the prior written consent of the Company or (b) after the Closing, the prior written consent of the Member Representative; provided that Parent or the Merger Subs may assign or transfer their respective rights, interests or obligations under this Agreement to (i) an Affiliate of Parent, but such assignment shall not relieve Parent or Merger Subs of their respective obligations under this Agreement (including the obligation to pay the amounts required under Article I) to the extent such Affiliate fails to perform such obligations or enlarge, alter or change any obligation of any other Party or due to Parent or Merger Subs, (ii) after Closing, any third party in connection with the sale of all or substantially all of Parent’s or the Surviving Companies’ business or assets (whether by operation of Law, merger, consolidation, sale of stock or assets, recapitalization or otherwise) or (iii) the insurer(s) under the R&W Insurance Policy, but only to the extent of any subrogation and contribution rights of such insurer(s) in the case of Fraud as permitted by the R&W Insurance Policy. Any purported assignment of this Agreement or any rights, interests or obligations hereunder in violation of this Section 8.4 shall be void and of no force or effect. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

Section 8.5          Third-Party Beneficiaries. Except as provided in Section 4.5, Section 4.10, Section 8.15 and Section 8.16, no Person other than the Parties has, is intended to have, or shall have any rights, remedies, obligations or benefits under any provision of this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 8.6        Interpretation. All references in this Agreement to exhibits, annexes, schedules, articles, sections, subsections and other subdivisions refer to the corresponding exhibits, annexes, schedules, articles, sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any articles, sections, subsections or other subdivisions of this Agreement are for convenience only and shall be disregarded in construing the language hereof. The Recitals, Preamble, Disclosure Schedule, together with any other exhibits, annexes and schedules referred to herein, shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used but not defined in an annex or schedule to this Agreement have the meaning set forth in this Agreement. The words “this Agreement,” “herein,” “hereby,” “hereunder,” “herewith,” “hereto” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular article, section, subsection or other subdivision hereof unless expressly so limited herein. The words “either,” “or,” “neither,” “nor,” and “any” are not exclusive. The words “shall” and “will” are used interchangeably and have the same meaning. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.” The words “include,” “includes” and “including” (and any variation thereof) are deemed to be followed by the phrase “without limitation.” All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Unless expressly stated to the contrary, references in this Agreement or Annex A to any reference herein to a particular Law shall be construed as referring to such Law and all regulations and formal guidance issued thereunder, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. For purposes of this Agreement, the terms “delivered,” “furnished” or “made available” (or any phrase of similar import) to Parent by the Company means the relevant documents were made available to Parent or its Representatives in the Data Room on or prior to 5:30 p.m. (New York Time) on the date that is at least two (2) days prior to the date of this Agreement (and continuously available from the time of posting to the Data Room through the date hereof). Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. With respect to the determination of any period of time, “from” or “through” means “from and including” and “to” means “to but excluding”. Each Party hereby acknowledges that it and its Representatives have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

Section 8.7          Entire Agreement. This Agreement (including the Disclosure Schedule, and any exhibits, schedules or annexes attached hereto or thereto), the Confidentiality Agreement and the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior and contemporaneous agreements and understandings, both written and oral, by and among the Parties with respect to the subject matter hereof, including any letter of intent, term sheet or memorandum of terms entered into or exchanged by the Parties or any of their respective Affiliates. Without limiting the generality of the foregoing, there are no representations or warranties of any Party, express or implied, with respect to the subject matter of this Agreement other than as set forth in this Agreement.

Section 8.8          Specific Performance. The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies available to a Party, in the event of any breach or threatened breach by a Party of any of its respective covenants or obligations set forth in this Agreement, the other Parties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without the necessity of posting a bond and without proof of damages. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege or assert, and each Party hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity. Except as otherwise expressly set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 8.9         Governing Law. This Agreement, including all matters of construction, validity, interpretation, performance and enforceability, any Proceeding (in contract, in tort or otherwise) arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.10        Consent to Jurisdiction; Waiver of Jury Trial.

(a)       EXCEPT AS EXPRESSLY PROVIDED IN SECTION 1.10, EACH PARTY AGREES THAT ANY PROCEEDING (IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OR DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) AND ANY APPELLATE COURTS THEREFROM (COLLECTIVELY, THE “DELAWARE COURTS”). EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY OF THE DELAWARE COURTS IN RESPECT OF ANY SUCH PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT SENT OR DELIVERED TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES SET FORTH IN SECTION 8.2 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY PROCEEDING BROUGHT IN ANY SUCH COURT IN ADDITION TO THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MATTER PERMITTED BY LAW.

(b)         EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS IN ANY OF THE DELAWARE COURTS. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE DELAWARE COURTS.

(c)         EACH PARTY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS ARE LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY.

(d)         EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVERS IN THE EVENT OF A PROCEEDING, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11         Counterparts. This Agreement may be executed in counterparts, each of which (when executed and delivered) shall be considered one and the same Agreement and shall become effective when one or more counterpart signature pages have been signed by each Party and delivered by each Party to the other Parties, it being understood that each of the Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by email shall be as effective as delivery of a manually executed counterpart of this Agreement, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 8.12        Amendment; Modification. This Agreement may not be amended, modified or supplemented except by an instrument in writing executed by each of the Parties; provided, however, that there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Members, without the receipt of such further approval. Any failure of a Party to comply with any obligation, covenant, agreement or condition may be waived (i) by Parent or Merger Subs, with respect to any failure by the Company or the Member Representative, (ii) the Company, with respect to any failure by Parent or Merger Subs prior to the Closing, and (iii) the Member Representative, with respect to any failure by Parent or the Surviving Companies after the Closing, and in each case only by written instrument signed by the Party granting such waiver. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise by a Party, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power, breach or remedy of a Party shall be deemed to be a waiver of any other right, power, breach or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

Section 8.13         Member Representative.

(a)        Authority. By their execution of the Letter of Transmittal and/or their acceptance of any consideration pursuant to this Agreement, the Members irrevocably appoint the Member Representative and any duly appointed successor thereto as the representative, exclusive agent and attorney-in-fact for the benefit of the Members, and their respective heirs, legal representatives, successors and assigns, to act on behalf of each Member in connection with any and all actions to be taken by the Members following the Closing, as explicitly specified in this Agreement. From and after the Closing, the Member Representative shall represent, and shall take all action for and on behalf of, Members and their respective heirs, executors, administrators, legal representatives, successors and assigns, with respect to all matters arising under this Agreement, including:

(i)          giving and receiving notices and communications;

(ii)         agreeing to, negotiating, entering into settlements and compromises of, and complying with orders or otherwise handling any other matters described in Section 1.10;

(iii)        executing and delivering all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement and the Exchange Agent Agreement);

(iv)        making all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement and the Exchange Agent Agreement);

(v)         engaging, employing or appointing any agents or representatives (including attorneys, accountants and consultants) to assist the Member Representative in complying with its duties and obligations; and

(vi)        taking all actions necessary or appropriate in the good faith judgment of the Member Representative for the accomplishment of the foregoing.

All decisions and actions by the Member Representative, including any agreement the between Member Representative and Parent relating to any purchase price adjustment pursuant to Section 1.10, shall be deemed to be facts ascertainable outside of this Agreement and shall be final, binding and conclusive upon all Members and their respective heirs, executors, administrators, legal representatives, successors and assigns, and no Member, nor any of their respective heirs, executors, administrators, legal representatives, successors or assigns shall have the right to take any such actions or to object to, dissent from, protest or otherwise contest the same. The grant of authority to the Member Representative under this Agreement (a) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Member and shall be binding on the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Member and (b) shall survive (i) the consummation of the Transactions and (ii) delivery of an assignment by any Member of the whole or any fraction of his, her or its rights to receive consideration hereunder. The Member Representative is authorized to act on behalf of the Members notwithstanding any dispute or disagreement among the Members. For all purposes of this Agreement, no Member shall have any right to bring any Proceeding except through the Member Representative and the Member Representative shall have the sole authority to act for, and to enforce the rights of, all Members in connection with this Agreement, the Ancillary Documents and the Transactions.

(b)       Reliance. Parent, Merger Subs and the Surviving Companies shall be entitled to rely, without any independent investigation or verification, unconditionally and conclusively on all statements, representations, instructions and decisions of the Member Representative with respect to any purchase price adjustment pursuant to Section 1.10 or as to any other actions required or permitted to be taken by Member Representative under this Agreement, any Ancillary Document or in connection with the Transactions and assume that any action taken or omitted, or any document executed by, the Member Representative under or pursuant to this Agreement, any Ancillary Document or in connection with the Transactions, has been unconditionally authorized by the Members to be taken, omitted to be taken, or executed on their behalf, without any independent verification or investigation, so that each Member will be legally bound thereby as if such Member had taken such action or omitted to take such action, and no Member, or any Party, shall have any cause of action against Parent, Merger Subs, the Surviving Companies or any of their respective Affiliates and Representatives to the extent that such Person has relied upon the statements, representations, instructions or decisions of the Member Representative with respect thereto. Each of Parent, Merger Subs, the Surviving Companies and each of their respective Affiliates and Representatives are hereby relieved from any liability to any Person for any acts taken or omitted to be taken by any of Parent, Merger Subs or the Surviving Companies in accordance with any such decision, act, consent or instruction of the Member Representative.

(c)         Resignation, Removal and Replacement of the Member Representative. The Member Representative may resign at any time, and may be removed for any reason or no reason by the written consent of Members holding, in the aggregate, at least sixty percent (60%) of the issued and outstanding Voting Units as of immediately prior to the Closing; provided, however, in no event shall the Member Representative resign or be removed without the Members holding, in the aggregate, at least sixty percent (60%) of the issued and outstanding Voting Units as of immediately prior to the Closing having first appointed a new Member Representative who shall assume such duties immediately upon the resignation or removal of the Member Representative. In the event of the death, incapacity, resignation or removal of the Member Representative, a new Member Representative shall be appointed by the vote or written consent of Members holding, in the aggregate, at least sixty percent (60%) of the issued and outstanding Voting Units as of immediately prior to the Closing. Notice of such vote or a copy of the written consent appointing such new Member Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent and the date such notice is received by Parent; provided that until such notice is received, Parent, Merger Subs and the Surviving Companies shall be entitled to rely on the decisions and actions of the prior Member Representative as described in Section 8.13(a).

(d)         Exculpation; Indemnity; Expenses. The Member Representative shall not be entitled to compensation for providing services as the Member Representative, but shall be entitled to reimbursement from the Members of all of its out-of-pocket costs and expenses incurred as the Member Representative (including through the Member Representative Account). The Member Representative shall not be liable to the Members for actions taken pursuant to this Agreement, the Escrow Agreement or the Exchange Agent Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Member Representative shall be conclusive evidence of good faith). The Members shall severally and not jointly (in accordance with their Allocation Percentages) indemnify and hold harmless the Member Representative from and against, compensate it for, reimburse it for and pay any and all reasonable-and-out-of-pocket losses, liabilities, fines, penalties and costs and expenses of advisors, arising out of and in connection with its activities as the Member Representative under this Agreement, the Escrow Agreement or the Exchange Agent Agreement, in each case as such loss is suffered or incurred (collectively, “Representative Losses”); provided that in the event it is finally adjudicated that any such indemnified Representative Losses or any portion thereof were primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Member Representative, the Member Representative shall reimburse the Members the amount of such indemnified Representative Losses attributable to such gross negligence, fraud, intentional misconduct or bad faith. Such Representative Losses shall be satisfied (i) first, from the Member Representative Account until such fund is exhausted and (ii) thereafter, from the Members, severally and not jointly (in accordance with their Allocation Percentages). As soon as practicable after the date on which the final obligation of the Member Representative under this Agreement, the Escrow Agreement and the Exchange Agent Agreement has been discharged or such other date as the Member Representative deems appropriate, the Member Representative shall pay any amounts remaining in the Member Representative Account to the Members in accordance with their Allocation Percentages. In no event shall Parent, Merger Subs or the Surviving Companies be required to reimburse or otherwise be responsible for any Representative Losses.

Section 8.14        Disclosure Schedule. All section headings in the Disclosure Schedule correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedule shall constitute disclosure for purposes of each section of this Agreement where such information is reasonably apparent on the face of such disclosure that such disclosure shall apply to such other section of this Agreement. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedule is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment that, in and of itself, such information is material to or outside the Ordinary Course of Business or is required to be disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule shall be deemed to create any rights in any third party.

Section 8.15        Conflict Waiver; Attorney-Client Privilege.

(a)          Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)         Paul Hastings LLP (“Company Counsel”) has acted as counsel to the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions. Parent agrees, and shall cause the Surviving Companies to agree, that, following consummation of the Transactions, such representation and any prior representation of the Company by Company Counsel shall not preclude Company Counsel from serving as counsel to the Member Representative or any of the Members (collectively, the “Cape Group”), in each case, to the extent in connection with any issues arising out of this Agreement, the Ancillary Documents or the Transactions.

(ii)          Parent shall not, and shall cause the Surviving Companies not to, seek or have Company Counsel disqualified from any such representation based on its prior representation of the Company. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 8.15(a) shall not be deemed exclusive of any other rights to which Company Counsel is entitled whether pursuant to law, contract or otherwise.

(b)         All communications between the Company and Company Counsel to the extent relating to the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Documents and the consummation of the Transactions that predate the Closing (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the applicable member of the Cape Group and shall not pass to or be claimed by Parent or the Surviving Companies. Accordingly, Parent and the Company shall not have access to any Privileged Communications or to the files of Company Counsel relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Cape Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the applicable members of Cape Group (and not Parent or the Surviving Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent or the Surviving Companies shall be a holder thereof, and such privilege shall be exclusively controlled by the Member Representative (on behalf of the applicable members of the Cape Group), (ii) to the extent that files of Company Counsel in respect of such engagement constitute property of the client, only the Cape Group shall hold such property rights and (iii) Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent or the Surviving Companies by reason of any attorney-client relationship between Company Counsel and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or its Affiliates (including after the Closing, the Surviving Companies), on the one hand, and a third party other than any of the Cape Group, on the other hand, Parent and its Affiliates (including after the Closing, the Surviving Companies) shall be entitled to assert (or cause to be asserted) the attorney-client privilege to prevent disclosure of any such Privileged Communications or files of Company Counsel; provided, however, that neither Parent nor any of its Affiliates (including after the Closing, the Surviving Companies) may waive such privilege without the prior written consent of the Member Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Parent or any of its Affiliates (including after the Closing, the Surviving Companies) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Parent’s counsel, then Parent shall promptly notify the Member Representative in writing so that the Member Representative (at its sole cost and expense) can seek a protective order or other appropriate remedy.

(c)          This Section 8.15 is intended for the benefit of, and shall be enforceable by, Company Counsel. This Section 8.15 shall be irrevocable, and no term of this Section 8.15 may be amended, waived or modified, without the prior written consent of Company Counsel.

Section 8.16        No Recourse. Except with respect to the obligations of the Members set forth in this Agreement or any other instrument delivered pursuant hereto, including the Ancillary Documents, this Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement or the Transactions may only be brought against the Parties and any other Person that executes any other Ancillary Document (each, a “Contracting Party”) and then only to the extent of the specific obligations set forth herein or therein with respect to each such Contracting Party. No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement or for any Proceeding based on, arising out of, or related to this Agreement or the Transactions (other than with respect to the obligations of the Members set forth in this Agreement or any Ancillary Document). Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit or limit any claim for Fraud.

Section 8.17        Survival of Representations and Warranties.

(a)        The representations, warranties, covenants and agreements of the Company, Parent and the Merger Subs contained in this Agreement shall not survive the Closing, and there shall be no liability following the Closing in respect thereof, whether such liability has accrued prior to or after the Closing, except for those covenants and agreements contained herein or therein that by their terms require performance at or after the Closing, and such covenants or agreements shall survive until fully performed. For the avoidance of doubt, nothing in this Section 8.17 shall operate to prohibit or limit any claim for Fraud.

(b)        Parent’s and the Merger Subs’ sole and exclusive remedy for a breach of any (i) representation or warranty made by the Company herein or (ii) covenant made by the Company herein and required to be performed by the Company prior to the Closing, shall, in either case, be limited to (x) the R&W Insurance Policy, (y) Parent’s right to terminate this Agreement to the extent permitted pursuant to Article VII, in which case the Company shall have no liability except to the extent provided in Section 7.2 or (z) Parent’s or Merger Subs’ right to specific performance pursuant to Section 8.8.

(c)          The foregoing is not intended to limit the survival periods contained in the R&W Insurance Policy that Parent obtains from a third-party insurance provider(s) in connection with this Agreement, it being understood and agreed that (for the avoidance of doubt), nothing in the R&W Insurance Policy shall affect any of the terms of this Agreement.

[signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

PARENT:

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Chief Legal Officer, Global
Head of M&A and Compliance and Corporate Secretary

MERGER SUB I:

CAPE MERGER SUB I LLC

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Authorized Officer

MERGER SUB II:

CAPE MERGER SUB II LLC

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Authorized Officer

[Signature Page to Agreement and Plan of Merger]

COMPANY:

CWT HOLDINGS, LLC

By:	/s/ Patrick Andersen
	Name:	Patrick Andersen
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

MEMBER REPRESENTATIVE:

REDWOOD DRAWDOWN PARTNERS III, LLC, solely in its capacity as Member Representative

By:	/s/ Ruben Kliksberg
	Name:	Ruben Kliksberg
	Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]

ANNEX A
DEFINITIONS

The following terms, as used in this Agreement (including this Annex A), have the following meanings:

“2023 Audited Financial Statements” has the meaning set forth in Section 4.13(a).

“Accounting Firm” has the meaning set forth in Section 1.10(c)(iii).

“Accounting Principles” means the accounting principles, policies, practices, methodologies and procedures set forth on Exhibit B hereto.

“Affiliate” of any specified Person means any other Person that directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transactions” has the meaning set forth in Section 2.7.

“Affordable Care Act” means Affordable Care Act, as defined in Treasury Regulation section 54.4980H-1(a)(3) and all regulations, rulings, opinion letters and administrative interpretations promulgated or issued thereunder by any Governmental Authority.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Percentages” means, with respect to any holder of Company Equity, the percentage of each of the Post-Closing Adjustment (if any), the Purchase Price Adjustment Escrow Amount, Released Cash Amount and the Member Representative Expense Amount, in each case payable to such holder in accordance with the applicable provisions of this Agreement and the Company LLC Agreement, as of immediately prior to the First Merger Effective Time.

“Ancillary Documents” means all of the agreements, instruments, certificates and documents being executed or delivered in connection with or pursuant to this Agreement, including the Escrow Agreement, the Exchange Agent Agreement, the Letters of Transmittal, the Registration Rights Agreement, the First Merger Certificate of Merger, the Second Merger Certificate of Merger and the Investor Support Agreement.

“Annual Financial Statements” has the meaning set forth in Section 2.6(a).

“Anti-Corruption Laws” means all applicable Laws of any jurisdiction relating to anti-bribery or anti-corruption (governmental or commercial), which apply to the Company Group, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and other laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, commercial entity or any other Person to obtain a business advantage.

“Anti-Money Laundering Laws” means all applicable Laws of any jurisdiction relating to money laundering, including financial recordkeeping and reporting requirements, which apply to the Company Group, including the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, all money laundering-related laws of other jurisdictions where the Company Group conducts business or owns assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and all other U.S. or non-U.S. Governmental Authorities that are charged with enforcing, applying, administering or investigating any Antitrust Laws.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, and all other U.S. or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction, in any case that are applicable to the Transactions.

“Author” has the meaning set forth in Section 2.12(e).

“Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“Burdensome Condition” has the meaning set forth in Section 4.7(d) of the Disclosure Schedule.

“Business Day” means any day except Saturday, Sunday or any days on which banks are required or authorized by Law to be closed in New York, New York.

“Cape Group” has the meaning set forth in Section 8.15(a)(i).

“Cash” means, without duplication, the aggregate amount of all cash and cash equivalents (which are convertible into cash within thirty (30) days), calculated (a) net of any bank overdrafts and (b) including cash, transfers and checks received but not yet cleared, net of any outstanding transfers, drafts, checks written by, or wires issued by or on behalf of such Person; provided that Cash shall not include Restricted Cash or Trapped Cash.

“Cash Shortfall” has the meaning set forth in Section 1.10(f).

“CFIUS” means the Committee on Foreign Investment in the United States or any member agency thereof acting in its capacity as a member agency.

“CFIUS Clearance” means that, in response to the filing of a CFIUS Notice pursuant to the DPA by Parent and the Company with respect to the Transactions, (a) Parent and the Company have received written notice from CFIUS stating that: (i) CFIUS has determined that none of the Transactions is a “covered transaction” subject to review under the DPA or (ii) the review or investigation of the Transactions under the DPA has been concluded and that CFIUS has determined that there are no unresolved national security concerns with respect to the Transactions; or (b) CFIUS has sent a report to the President of the United States requesting the President’s decision on the Transactions and either (i) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Transactions has expired without any such action being threatened, announced, or taken or (ii) the President has announced a decision not to take any action to suspend, prohibit, or place any limitations on the Transactions.

“CFIUS Final Determination” means (a) Parent and the Company have agreed to request the withdrawal of the CFIUS Notice and abandon the pursuit of the CFIUS Clearance or (b) the President of the United States takes action to suspend or prohibit the Transactions.

“CFIUS Notice” means a joint voluntary notice with respect to the Transactions prepared by Parent and the Company and submitted to CFIUS in accordance with the requirements of the DPA.

“Class A Unitholders” has the meaning set forth in Section 1.7(a)(ii).

“Class A Units” means the Class A Units (as defined in the Company LLC Agreement).

“Class B-1 Unitholders” has the meaning set forth in Section 1.7(a)(iv).

“Class B-1 Units” means the Class B-1 Units (as defined in the Company LLC Agreement).

“Class B-2 Unitholders” has the meaning set forth in Section 1.7(a)(v).

“Class B-2 Units” means the Class B-2 Units (as defined in the Company LLC Agreement).

“Class B Unitholders” has the meaning set forth in Section 1.7(a)(iii).

“Class B Units” means the Class B Units (as defined in the Company LLC Agreement).

“Class C Unitholders” has the meaning set forth in Section 1.7(a)(vi).

“Class C Units” means the Class C Units (as defined in the Company LLC Agreement).

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash” means the aggregate amount (without duplication) of the Cash of the Company Group as of the Reference Time.

“Closing Cash Consideration” means $70,000,000, minus (a) the Purchase Price Adjustment Escrow Amount, minus (b) the Member Representative Expense Amount.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Debt” means the aggregate amount (without duplication) of the Debt of the Company Group as of the Reference Time, in the form of the illustrative calculation set forth on the Company Group Debt and Debt-Like Example Calculation.

“Closing Debt-Like Items” means the aggregate amount (without duplication) of the Debt-Like Items of the Company Group as of the Reference Time, in the form of the illustrative calculation set forth on the Company Group Debt and Debt-Like Example Calculation.

“Closing Statement” has the meaning set forth in Section 1.10(b)(i).

“Closing Stock Consideration” means a number of shares of Parent Class A Common Stock equal to (a) an amount equal to (i) the Estimated Purchase Price, minus (ii) the Purchase Price Adjustment Escrow Amount, minus (iii) the Member Representative Expense Amount, minus (iv) the Closing Cash Consideration, divided by (b) the Parent Trading Price; provided that any payment hereunder to be made in the form of shares of Parent Class A Common Stock shall be made only in whole shares, and any fractional shares shall be subject to Section 1.11, issuable in accordance with Section 1.13.

“Closing Transaction Expenses” means an amount equal to the Transaction Expenses of the Company Group as of the Reference Time.

“Closing Working Capital” means as of the Reference Time (a) the consolidated Current Assets of the Company Group as of such date and time, in the form of the illustrative calculation set forth on Exhibit B, minus (b) the consolidated Current Liabilities of the Company Group, as of such date and time, in the form of the illustrative calculation set forth on Exhibit B, in each case, as determined in accordance with the Accounting Principles. For the avoidance of doubt, “Closing Working Capital” shall not include Closing Cash, Trapped Cash, Deposits, Closing Debt, Closing Debt-Like Items, Closing Transaction Expenses, any loans or amounts receivable from the Members or their Affiliates or any unamortized debt issuance costs, assets or contra Liabilities relating to Debt or Debt-Like Items.

“CMA” means the UK Competition and Markets Authority.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 4.4(c).

“Company Business” means the business and operations performed by the Company Group.

“Company Counsel” has the meaning set forth in Section 8.15(a)(i).

“Company Equity” means the Class A Units, Class B Units, Class B-1 Units, Class B-2 Units, Class C Units and Preferred Units.

“Company Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization; Good Standing; Power), Section 2.2 (Authority; Enforceability), Section 2.4 (Capitalization), Section 2.5 (Subsidiaries), Section 2.14 (Brokers’ Fees) and the first sentence in Section 2.15 (Absence of Certain Developments).

“Company Group” means the Company and its Subsidiaries.

“Company Group Debt and Debt-Like Example Calculation” means the example calculation of Closing Debt and Closing Debt-Like Items as of December 31, 2023 attached hereto as Exhibit G.

“Company Group Worker List” has the meaning set forth in Section 4.4(f).

“Company Intellectual Property” means (a) any and all Company Owned Intellectual Property and (b) any and all Third-Party Intellectual Property.

“Company IT Systems” means computers, computer systems, workstations, networks, servers, routers, hubs, circuits, switches, data communications lines, hardware, software, databases, Internet websites, and all other equipment and systems (including any outsourced systems and processes) used by or on behalf of the Company Group to process, store or maintain data or information (including Personal Information).

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 8, 2023, as amended on the date hereof pursuant to an amendment attached to the Requisite Company Approval and delivered to Parent prior to the execution of this Agreement.

“Company Owned Intellectual Property” means any and all Intellectual Property that are owned (or purported to be owned) by the Company Group, including all Registered Company Intellectual Property.

“Company Transition Lead” has the meaning set forth in Section 4.17.

“Competing Transaction” means any of (a) the issuance, sale or transfer to or investment by a third party (other than Parent and its Affiliates) in any newly issued or currently outstanding Equity Interest, including options, warrants or other rights regarding Equity Interests, in the Company Group (other than equity awards granted to employees of the Company Group employees, or the issuance of securities of the Company Group upon exercise of equity awards by employees in the Ordinary Course of Business), (b) the sale, license, disposal or transfer of assets of the Company Group to a third party (other than Parent and its Affiliates) outside the Ordinary Course of Business, (c) a merger or business combination between any member of the Company Group, on the one hand, and a third party (other than Parent and its Affiliates), on the other hand, or (d) any public offering of securities of any member of the Company Group, including any preparation of materials for, or participation, in investor presentations.

“Confidential Information” has the meaning set forth in Section 2.12(g)(i).

“Confidentiality Agreement” means that confidentiality agreement between CWT Travel Holdings, Inc. and Parent, dated September 19, 2023, as assigned by CWT Travel Holdings, Inc. to the Company pursuant to that Assignment and Assumption Agreement, dated as of November 29, 2023, and as amended on January 30, 2024 (and as may be subsequently amended in accordance with its terms).

“Consideration Spreadsheet” has the meaning set forth in Section 1.13(a).

“Continuing Employee” has the meaning set forth in Section 4.4(a).

“Contract” means any contract, agreement (including basic ordering agreement), obligation, commitment, purchase, task, or sale order, mortgage, note, bond, loan agreement, indenture, license, sublicense, lease, sublease, instrument, quotation or other arrangement, plan, understanding, undertaking or other obligation, whether written or oral.

“Contracting Party” has the meaning set forth in Section 8.16.

“COTS” means commercial, ‘off-the-shelf’ or ‘shrink-wrap’ Software that is not (a) modified or customized on behalf of the Company Group or (b) used in or otherwise incorporated into or distributed with any Product.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“CSA” means the agency designated as having National Industrial Security Program implementation and security responsibilities for Company’s active facility clearances as described in E.O. 12829.

“CSA Approval” means (a) receipt of written acknowledgement (including by email) from the CSA that it has accepted a foreign ownership, control, or influence mitigation plan (“FOCI Mitigation Plan”) proposed by Parent, or (b) the entry into a written commitment notice or commitment letter executed by Parent and/or the Company and acknowledged by the CSA to mitigate foreign ownership, control, or influence over the Company arising as a result of the Transactions.

“CTH” has the meaning set forth in the recitals to the Separation Agreement.

“CTH Entity” has the meaning set forth in the recitals to the Separation Agreement.

“CTH Income Tax Return” means any income Tax Return for any CTH Entity that the Company is responsible for preparing and filing pursuant to Section 2.2 of the Separation Agreement.

“Current Assets” means the consolidated current assets of the Company Group calculated in accordance with the Accounting Principles, which current assets shall include only the line items in the sample calculation of Closing Working Capital set forth on Exhibit B attached hereto under the heading “Current Assets.”

“Current Liabilities” means the consolidated current liabilities of the Company Group calculated in accordance with the Accounting Principles, which current liabilities shall include only the line items in the sample calculation of Closing Working Capital set forth on Exhibit B attached hereto under the heading “Current Liabilities.”

“CWT Travel Interim Balance Sheet” has the meaning set forth in Section 2.6(a).

“D&O Indemnified Party” has the meaning set forth in Section 4.5(a).

“Data Room” means the “Cape” virtual data room hosted on behalf of the Company by Venue by DFIN.

“Debt” means, without duplication, with respect to any Person, (a) all indebtedness for borrowed money, (b) indebtedness evidenced by notes, bonds, debentures, mortgages or similar instruments, (c) for all clauses of this definition, all principal and accrued but unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments or other expenses associated with the actual repayments of such Debt on or prior to the Closing Date and (d) all obligations of such Person in the nature of guarantees of the obligations described in clauses (a) through (c) of this definition of “Debt” of any Person other than such Person. An illustrative calculation of Debt is set forth on Exhibit G attached hereto under the heading “Debt.” For the avoidance of doubt, in no event shall “Debt” include any amounts that are included in Debt-Like Items, Closing Working Capital or Cash.

“Debt-Like Items” means, without duplication, with respect to the Company Group, (1) (a) all capitalized lease obligations (classified as a capital lease or finance lease on the Financial Statements or in accordance with GAAP) of such Person as of such date and time (which, for the avoidance of doubt, excludes any obligations under any operating leases that may be required to be recorded on a balance sheet pursuant to Accounting Standards Codification Topic 840 or 842), (b) all reimbursement obligations of such Person under letters of credit, performance or surety bonds, or other similar obligations, in each case, to the extent drawn and net of any cash collateral securing such obligations; provided that such letters of credit, performance or surety bonds, or other similar obligations (or portions thereof) shall not be treated as Debt-Like Items if such obligations are eliminated or can be eliminated using commercially reasonable efforts (including by substituting or replacing such obligations with such obligations of Parent or its Affiliates), after the Closing without any obligation or cost to Parent or its Affiliates (including, after the Closing, the Company Group) or require Parent or its Affiliates (including, after the Closing, the Company Group) to increase any of their respective obligations (other than the payment of customary de minimis fees) (in no event shall this clause (b) or the term “Debt-Like” include any letters of credit issued or to support any of the Company Group’s collateral requirements with respect to the International Air Transport Association), (c) all obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, hedging arrangements, foreign currency exchange agreements and other similar agreements, (d) for all clauses of this definition, all principal and accrued but unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments or other expenses associated with the actual repayments of such Debt-Like Items on or prior to the Closing Date, (e) the accrued vendor financed liabilities due to Oracle and Citrix associated with past implementations, as recorded on the balance sheet in accordance with historical practices, (f) all accrued restructuring and severance costs listed in line items L15120, L15111 and L15112 of the Company’s general ledger, in each case determined in accordance with GAAP as historically applied by such Person or its Affiliate (as applicable), (g) indebtedness or other obligations, including “earn outs” and “seller notes,” for the deferred purchase price of property, goods or services in connection with any acquisition of any business (whether by acquisition of assets or securities), (h) 50% of the net present value, determined as of the applicable date of calculation, of the remaining lease liabilities associated with the Minnetonka, MN lease that expires in December 2029, calculated in a consistent manner with Exhibit G, (i) the net present value, determined as of the applicable date of calculation, any accrued but unpaid deferred payroll tax settlements in the Netherlands associated with periods prior to 2022, calculated in a consistent manner with Exhibit G, (j) any accrued but unpaid transition tax liabilities, calculated in a consistent manner with Exhibit G, (k) 10% of the net present value, determined as of the applicable date of calculation, of the UK defined benefit funding plan obligation through May 2033, calculated in a consistent manner with Exhibit G, (l) any deferred Taxes payable by such Person or its Affiliate in France that relate to the CARES Act (or any similar Law in another jurisdiction pursuant to which such Person has deferred payroll Taxes), calculated in a consistent manner with Exhibit G, and (m) all obligations of such Person in the nature of guarantees of the obligations described in clauses (a) through (l) of this definition of “Debt-Like Items” of any Person other than such Person, minus (2) $45,000,000 (the sum of which such clauses (1) and (2) may be a positive or negative number). An illustrative calculation of Debt-Like Items is set forth on Exhibit G attached hereto under the heading “Debt-Like Items.” For the avoidance of doubt, in no event shall “Debt-Like Items” include any amounts that are included in Debt, Closing Working Capital or Cash.

“Debt Financing” has the meaning set forth in Section 4.12(c).

“Delaware Courts” has the meaning set forth in Section 8.10(a).

“Deposits” means the sum of the following credit card or bank guarantee cash collateral items included in the Company’s general ledger, in each case, determined as of the Reference Time in accordance with GAAP: (i) “CWT France – Cash Collateral – Amex”; (ii) “UK Operations -  Credit Card Security Deposit – Barclaycard”; (iii) “Italy – Cash Collateral”; (iv) “Belgium – Cash Collateral – Bank Garantees”; (v) “Spain – Credit Card Security Deposit – AMEX”; and (vi) “Italy – Cash Collateral – Amex”; provided, however, that in no event shall Deposits exceed an amount equal to $8,500,000 in the aggregate.

“Disclosure Schedule” means the Disclosure Schedule of the Company delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 1.10(c)(iii).

“Divestiture Proceeds” has the meaning set forth in Section 4.7(d).

“DLLCA” means the Delaware Limited Liability Company Act.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including all regulations of CFIUS promulgated thereunder.

“Drop Dead Date” has the meaning set forth in Section 7.1(b).

“Employee Benefit Plan” means (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and (b) each other policy, program, agreement or arrangement providing for compensation or benefits (whether or not reduced to writing), including employment, consulting, bonuses, stock options, equity or incentive compensation, phantom equity, profits interest, profit-sharing, deferred compensation, loans, life insurance, pension, retirement, savings, tax gross up, expense reimbursements, medical, hospital, disability, welfare or fringe benefits, change in control, severance, vacation pay, or paid time off, in each case, that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Subsidiary of the Company, to which the Company Group is a party or with respect to which the Company Group has or may have any actual or contingent liability, other than any plan to which the Company Group contributes (or has an obligation to contribute) pursuant to applicable Law and that is sponsored or maintained by a Governmental Authority.

“Employment Laws” has the meaning set forth in Section 2.19(a).

“Enterprise Act” means the Enterprise Act 2002 (UK), as amended.

“Enterprise Value” means $590,000,000.

“Environmental Laws” means all Laws relating to or addressing the (a) protection of human or worker health and safety, (b) pollution or the protection, restoration or remediation of, or prevention of harm to, the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air (including indoor air)), (c) the manufacture, processing, registration, distribution, formulation, packaging or labeling of Hazardous Substances, (d) the transport or handling, use, presence, generation, treatment, storage, disposal, Release or threatened Release of or exposure to any Hazardous Substances or (e) recordkeeping, notification, disclosure or reporting requirements respecting Hazardous Substances.

“Equity Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or Section 414 of the Code.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means that certain Escrow Agreement to be entered into at the Closing by and among the Escrow Agent, Parent and the Member Representative, substantially in the form of Exhibit D to this Agreement.

“Estimated Closing Cash” has the meaning set forth in Section 1.10(a)(i).

“Estimated Closing Debt” has the meaning set forth in Section 1.10(a)(i).

“Estimated Closing Debt-Like Items” has the meaning set forth in Section 1.10(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 1.10(a)(i).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 1.10(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 1.10(a)(i).

“Estimated Purchase Price” means an amount equal to the (a) Enterprise Value, plus (b) the Estimated Closing Cash, plus (c) the amount (if any) by which the Estimated Closing Working Capital exceeds the Upper Target Working Capital, minus (d) the amount (if any) by which the Lower Target Working Capital exceeds the Estimated Closing Working Capital, minus (e) the Estimated Closing Debt, minus (f) the Estimated Closing Debt-Like Items, minus (g) the Estimated Closing Transaction Expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means that certain Exchange Agent Agreement to be entered into at the Closing by and among the Exchange Agent, Parent and the Member Representative, substantially in the form of Exhibit E to this Agreement.

“Exchange Documents” has the meaning set forth in Section 1.8(b)(i).

“Exchange Fund” has the meaning set forth in Section 1.8(a)(ii).

“Existing Financing Agreement” has the meaning set forth in Section 4.12(a).

“Existing Policies” has the meaning set forth in Section 4.5(b).

“Export Restricted Persons” has the meaning set forth in Section 2.23.

“Extended Drop Dead Date” has the meaning set forth in Section 7.1(b).

“Extended Termination Fee” has the meaning set forth in Section 7.2(b)(ii).

“Final Purchase Price” means an amount equal to the (a) Enterprise Value, plus (b) the Closing Cash, plus (c) the amount (if any) by which the Closing Working Capital exceeds the Upper Target Working Capital, minus (d) the amount (if any) by which the Lower Target Working Capital exceeds the Closing Working Capital, minus (e) the Closing Debt, minus (f) the Closing Debt-Like Items, minus (g) the Closing Transaction Expenses.

“Financial Statements” has the meaning set forth in Section 2.6(a).

“First Lien Credit Agreement” means that certain Super-Senior Priority First Lien Credit Agreement, dated as of November 19, 2021, as amended by Amendment No. 1, dated as of January 19, 2022, Amendment No. 2, dated as of November 17, 2022, Amendment No. 3, dated as of April 4, 2023, Amendment No. 4 and Limited Waiver, dated as of August 30, 2023, Amendment No. 5, dated as of September 4, 2023, and Amendment No. 6, dated as of November 8, 2023, among CWT Group, LLC, a Delaware limited liability company, CWT US, LLC, a Delaware limited liability company, CWT UK Group LTD., a private limited company organized under the laws of England and Wales, and CWT Beheermaatschappij B.V., a Dutch private limited liability company, CWT Holdings II, LLC, a Delaware limited liability company, the lenders party thereto, and Alter Domus (US) LLC, as administrative agent and as collateral agent.

“First Merger” has the meaning set forth in Section 1.1(a).

“First Merger Certificate of Merger” has the meaning set forth in Section 1.4(a).

“First Merger Effective Time” has the meaning set forth in Section 1.4(a).

“First Merger Surviving Company” has the meaning set forth in the Recitals.

“Foreign Investment Authorities” means all U.S. or non-U.S. Governmental Authorities that are charged with enforcing, applying, administering or investigating any Foreign Investment Laws, including CFIUS and DCSA.

“Foreign Investment Laws” means any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate acquisitions of interests in or control over domestic equities, securities, entities, assets, land or interests on national interest, national security or public order grounds.

“Fractional Share Cash Equivalent Amount” has the meaning set forth in Section 1.11.

“Fraud” means an actual and intentional fraud under the Laws of the State of Delaware in the making of a representation or warranty expressly set forth in Article II or Article III of this Agreement or in any Ancillary Document; provided that “Fraud” shall not include any claim for equitable fraud or any tort (including a claim for fraud) based on negligence.

“Funds Flow” has the meaning set forth in Section 1.13(b).

“GAAP” means United States generally accepted accounting principles.

“German Business” assets of the Company Group necessary to be sold such that the revenue of the assets of the Company Group generated in Germany after the consummation of the Potential Germany Business Sale is less than €17,500,000.

“German Sale Proceeds” has the meaning set forth in Section 4.1(f).

“Global Trade Laws and Regulations” means (a) export, import, and other trade laws and regulations including the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import laws administered by U.S. Customs and Border Protection; (b) economic sanctions rules and regulations administered by the U.S. government, including the U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. Department of State; (c) anti-boycott laws and regulations, including those administered by the U.S. Departments of Commerce and Treasury; (d) European Union Council Regulations on export controls, including Nos. 428/2009 and 267/2012; (e) other EU Council sanctions regulations, as implemented in EU Member States; (f) Canadian sanctions policies; (g) United Nations sanctions policies; (h) all relevant regulations made under any of the foregoing; and (i) other similar economic and trade sanctions, export or import control, trade, or anti-boycott Laws, in each case to the extent they apply to the Company Business.

“Government Bid” means any offer made by a member of the Company Group which is open for being possibly accepted and, if accepted, would result in a Government Contract.

“Government Contract” means any Contract between a member of the Company Group and any (a) Governmental Authority or Governmental Authority-sponsored entity, (b) prime contractor to a Governmental Authority (in its capacity as such), or (c) subcontractor (of any tier) in connection with or with respect to any Contract described in clauses (a) or (b), and including any modification of any of the foregoing.

“Governmental Authority” means any federal, state, regional, county, city, local, municipal, foreign or other government or quasi-governmental entity or authority or any department, branch, agency, commission, board, subdivision, bureau, agency, official, political subdivision or other of the foregoing, any administrative or regulatory body obtaining authority from any of the foregoing, and any court, tribunal, judicial or arbitral body, mediation or conciliation or self-regulatory authority.

“Governmental Order” means any judgment, writ, decree, directive, decision, injunction, ruling, stipulation, award, order (including any consent decree or cease and desist order) or determination of any kind issued, promulgated or entered by or with any Governmental Authority.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos, asbestos-containing materials, polychlorinated biphenyls, per-and polyfluoroalkyl substances, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling, storage, transportation or disposal of which is governed by or subject to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-Bound IP Licenses” has the meaning set forth in Section 2.11(a)(v).

“Information or Document Requests” means any voluntary or compulsory request or demand for the production, delivery or disclosure of documents or other evidence, or any voluntary or compulsory request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any (a) Governmental Authority pursuant to any Foreign Investment Laws applicable to the Transactions or (b) Antitrust Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.

“Initial Termination Fee” has the meaning set forth in Section 7.2(b)(i).

“Insurance Policies” has the meaning set forth in Section 2.24.

“Intellectual Property” means any and all intellectual property rights and other similar proprietary common law or statutory rights, including the following, in any jurisdiction throughout the world: (a) Trademarks and Internet domain names, Internet websites, URLs and social media accounts and identifiers, and any goodwill associated with any of the foregoing; (b) patents, patent applications, inventions, statutory invention registrations, registered designs and similar or equivalent rights in inventions, designs, utility models, industrial models, industrial designs and all related divisionals, continuations, continuations-in-part, reissues, supplemental protection certificates, extensions, substitutions and reexaminations, certificates of invention and design patents, applications for any of the foregoing and all rights therein provided by international treaties and conventions (“Patents”); (c) trade secrets and rights in confidential and proprietary information, including know-how, ideas, invention disclosures, inventions, processes, formulae, models and methodologies, techniques, protocols, source code, algorithms, layouts, specifications, processes, designs, technical information, drawings, quality assurance and control procedures, design tools, simulation capability, manuals and technical information and research data and records (“Trade Secrets”); (d) copyrights (whether registered or unregistered) and all works of authorship (whether or not copyrightable), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications (“Copyrights”); (e) Software and rights therein; (f) moral rights; (g) rights in data and databases; (h) rights of privacy and publicity; and (i) rights to apply for, obtain, prosecute, register, maintain and defend any of the foregoing; (j) rights to sue and otherwise enforce, recover and retain damages, costs and attorneys’ fees for any past, present and future infringement, misappropriation or other violation of any of the foregoing; and (k) other similar rights recognized under the Laws of any applicable jurisdiction.

“Intended Tax Treatment” has the meaning set forth in Section 5.2.

“Interim Balance Sheet” has the meaning set forth in Section 2.6(a).

“Interim Financial Statements” has the meaning set forth in Section 2.6(a).

“Investor Support Agreement” has the meaning set forth in the Recitals.

“IP Licenses” has the meaning set forth in Section 2.11(a)(v).

“IRS” means the U.S. Internal Revenue Service.

“Key Customers” has the meaning set forth in Section 2.27(a).

“Key Investors” means the persons set forth in Section A-1 of the Disclosure Schedule.

“Key Suppliers” has the meaning set forth in Section 2.27(b).

“Knowledge of Parent” means the actual knowledge of the persons set forth in Section A-2 of the Disclosure Schedule or the actual knowledge that each such person would be reasonably expected to have after reasonable inquiry (including of direct reports).

“Knowledge of the Company” means the actual knowledge of the persons set forth in Section A-3 of the Disclosure Schedule or the actual knowledge that each such person would be reasonably expected to have after reasonable inquiry (including of direct reports).

“Labor Agreement” means any collective bargaining agreement, labor union contract, trade union agreement or other employee representative agreement or arrangement with any Labor Organization.

“Labor Organization” has the meaning set forth in Section 2.11(a)(xv).

“Law” means any constitutional provision, statute, ordinance, law (including common law), rule, regulation, code, plan, stock exchange rule, decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Authority, or any legally binding regulatory policy statement, binding standard or guidance, binding directive or decree of any Governmental Authority, in each case, as any of the foregoing may be in effect from time to time.

“Leased Real Property” means all real property in which any member of the Company Group has a valid leasehold interest pursuant to a Lease.

“Leases” means all leases, subleases, licenses or other occupancy agreements for real property to which any member of the Company Group is a party that are currently in effect.

“Letter of Transmittal” has the meaning set forth in Section 1.8(b)(i).

“Liability” means any direct or indirect liability, debt, obligation, commitment, Tax, penalty, fine, damage, obligation, claim, assessment, amount to be paid in settlement, judgment or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Liens” means any lien (including any lien for Taxes), mortgage, security interest, pledge, deposit, option, infringement, charge, claim of any kind or description (including any conditional sale or title retention agreements or leases in the nature thereof), deed of trust, hypothecation, mortgage, contingent sale, title retention, lease or sublease, licenses, building or use restriction, adverse claim, right or intent, covenant, easement, UCC financing statements, conditions or other sales agreements or agreement to file any of the foregoing, encroachment, defect, conditional sales agreement, community property interest or other matter affecting title, or other encumbrance or restriction (including a restriction on transfer such as a right of first refusal) of any nature or kind, whether voluntarily or involuntarily incurred, arising by operation of Law, by Contract or otherwise, and including any Contract to give any of the foregoing in the future (in each case, whether or not filed, recorded or otherwise perfected or effective under applicable Law).

“Lower Target Working Capital” means -$51,000,000.

“Mapping Plan” has the meaning set forth in Section 2.29.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, effect, state of facts or development (each, an “Event”) that, individually or in the aggregate, when taken together with any other Event, has had, or would reasonably be expected to have, a material and adverse effect on (a) the business, results of operations, condition (financial or otherwise) or properties or assets of the Company Group taken as a whole, or (b) the ability of the Company to consummate the Transactions prior to the Drop Dead Date; provided, however, that clause (a) of this definition of “Material Adverse Effect” shall not include any Event, directly or indirectly, to the extent arising out of or attributable to any of the following: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required by this Agreement (other than the requirements of Section 4.1(a)) or taken at the written request of Parent; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or official interpretation thereof; (vi) the announcement, pendency or consummation of the Transactions (provided, that this clause shall not apply to, and shall be disregarded with respect to, references to “Material Adverse Effect” in representations and warranties made by the Company the express purpose of which is to address the consequences resulting from, relating to or arising out of the announcement, pendency or consummation of the Transactions); (vii) any natural or man-made disasters or acts of God; (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that, with respect to clauses (i) – (iii), (v), (vii) and (viii), any such Event shall only be disregarded to the extent that such Event does not have a disproportionate effect on the Company Group, taken as a whole, relative to other participants in any industry and geographic market in which the Company Group participates.

“Material Contract” has the meaning set forth in Section 2.11(a).

“Material Leases” has the meaning set forth in Section 2.8(b).

“Maximum Amount” has the meaning set forth in Section 4.5(b).

“Maximum Share Number” has the meaning set forth in Section 1.12(b).

“Member” means any holder of Company Equity as of immediately prior to the First Merger Effective Time.

“Member Representative” has the meaning set forth in the Preamble.

“Member Representative Account” has the meaning set forth in Section 1.8(a)(iii).

“Member Representative Expense Amount” means $50,000.

“Merger Notice” means a notice to the CMA in the prescribed form as contemplated by Section 96 of the Enterprise Act.

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Merger Subs” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in Section 1.1(b).

“Minimum Cash Amount” means, $40,000,000.

“NISPOM” means the National Industrial Security Program Operating Manual as set forth in 32 CFR §117 et al.

“Non-US Employee Benefit Plan” means each Employee Benefit Plan that provides compensation or benefits to or for the benefit of any current or former employee, director, officer or individual independent contractor engaged by the Company Group located outside of the United States.

“OCI” has the meaning set forth in Section 2.22(c)(xii).

“Open Source Software” means any Software that is licensed pursuant to a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/alphabetical or that is considered “free” or “open source software” by the Free Software Foundation.

“Ordinary Course of Business” means, with respect to any action taken or omitted to be taken by any Person, that such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s certificate of incorporation, certificate of formation, articles of association, articles of organization, bylaws, partnership agreement, operating agreement, voting agreement and all similar or equivalent organizational or constitutional documents, in each case, as amended, modified, restated or supplemented from time to time.

“Out-Bound IP Licenses” has the meaning set forth in Section 2.11(a)(v).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 4.4(c).

“Parent Class A Common Stock” means the Class A common stock of Parent, par value $0.0001 per share.

“Parent Class B Common Stock” means the Class B common stock of Parent, par value $0.0001 per share.

“Parent Equity Awards” means any equity-based awards granted under the Global Business Travel Group, Inc. 2022 Equity Incentive Plan, the Global Business Travel Group, Inc. Management Incentive Plan, or the Global Business Travel Group, Inc. Employee Stock Purchase Plan, or, in each case, any predecessor or successor plans.

“Parent M&A Transaction” means any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Parent or its Subsidiaries equal to 50% or more of the consolidated assets of Parent, or to which 50% or more of the revenues or earnings of Parent on a consolidated basis are attributable, (b) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of (i) 50% or more of any class of equity or voting securities of Parent or (ii) any equity or voting securities of Parent or any of its Subsidiaries representing, directly or indirectly, 50% or more of the consolidated assets of Parent or 50% or more of the revenues or earnings of Parent and its Subsidiaries on a consolidated basis, (c) tender offer or exchange offer that, if consummated, would result in such person or group beneficially owning (i) 50% or more of any class of equity or voting securities of Parent or (ii) any equity or voting securities of Parent or any of its Subsidiaries representing, directly or indirectly, 50% or more of the consolidated assets of Parent and its Subsidiaries or 50% or more of the revenues or earnings of Parent and its Subsidiaries on a consolidated basis or (d) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries, under which such person or group would acquire, directly or indirectly, (i) assets (including securities of Parent’s Subsidiaries) equal to 50% or more of the consolidated assets of Parent and its Subsidiaries, or to which 50% or more of the revenues or earnings of Parent and its Subsidiaries on a consolidated basis are attributable, or (ii) beneficial ownership of (x) 50% or more of any class of equity or voting securities of Parent or (y) any equity or voting securities of Parent or any of its Subsidiaries representing, directly or indirectly, 50% or more of the consolidated assets of Parent and its Subsidiaries or 50% or more of the revenues or earnings of Parent and its Subsidiaries on a consolidated basis; provided in the case of each of the foregoing clauses (a) through (d), that such transaction requires the payment of consideration (whether in cash, securities or otherwise) to all holders of Parent Class A Common Stock.

“Parent Reports” has the meaning set forth in Section 3.6(a).

“Parent SEC Document” means any registration statement, application, schedule, form, declaration, notice, notification, report, submission or other filing filed with or furnished to the SEC by Parent together with any exhibits and schedules thereto and other information incorporated therein, as amended from time to time.

“Parent Securities” has the meaning set forth in Section 3.4(d).

“Parent Trading Price” means $6.00.

“Parent Transition Lead” has the meaning set forth in Section 4.17.

“Parties” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Payment Fund Account” has the meaning set forth in Section 1.8(a)(ii).

“Payoff Amount” means, with respect to any Existing Financing Agreement, the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under such Existing Financing Agreement and its related loan documents as of the anticipated Closing Date (and, if applicable, the daily accrual thereafter).

“Payoff Letter” has the meaning set forth in Section 4.12(a).

“Permit” has the meaning set forth in Section 2.10.

“Permitted Financing” has the meaning set forth in Section 4.1(b)(iii).

“Permitted Liens” means (a) statutory Liens for Taxes or assessments, to the extent not yet delinquent or, if delinquent, to the extent being contested in good faith by appropriate proceedings for which adequate reserves have been established on the Interim Balance Sheet, (b) statutory Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet due and payable, the existence of which does not and would not reasonably be expected to impair the marketability, value, use and enjoyment of any leased property or the assets subject to such Lien or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established on the Interim Balance Sheet in accordance with GAAP and (c) in the case of Company Owned Intellectual Property, non-exclusive licenses entered into in the Ordinary Course of Business.

“Person” means any individual, partnership, joint venture, corporation, trust, estate, limited liability company, association, unincorporated organization or other entity, Governmental Authority or any other entity or body of any kind.

“Personal Information” means any data or information identifying, relating to, describing, that is reasonably capable of being associated with, or that could reasonably be linked, directly or indirectly, with an identified or identifiable natural individual or household and any other data or information, that constitutes “personal data,” “personally identifiable information,” “personal information” or equivalent terms under any applicable Privacy and Data Security Obligation, including by reference to an identifier such as a name, an identification number, location data or an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person; provided that Personal Information includes all other individually identifiable data or information relating to an individual that is regulated by one or more Laws or protected by Contract, policy, standard, public statement or guidance of the Company Group.

“Personal Property” has the meaning set forth in Section 2.9.

“Phase 1 Investigation” has the meaning set forth in Section 6.1(b)(i).

“Phase 2 CMA Reference” has the meaning set forth in Section 6.1(b)(ii).

“Post-Closing Adjustment” has the meaning set forth in Section 1.10(b)(ii).

“Potential Germany Business Sale” has the meaning set forth in Section 4.1(f).

“Preferred Unit” means a Preferred Unit (as defined in the Company LLC Agreement).

“Preferred Unitholders” has the meaning set forth in Section 1.7(a)(vii).

“Premises” means the premises that are leased by the Company Group pursuant to a Lease.

“Prior GBT Transaction Documents” means (a) that certain Business Combination Agreement, dated as of December 2, 2021, by and between GBT JerseyCo Limited and Parent (f/k/a Apollo Strategic Growth Capital), as amended by such parties pursuant to that certain Amendment No. 1 dated as of July 10, 2023, as may be further amended from time to time and (b) that certain Letter Agreement, dated as of April 19, 2023, by and among Parent, GBT JerseyCo Limited, Expedia, Inc. and Juweel Investors (SPC) Limited, as may be further amended from time to time.

“Privacy and Data Security Obligations” means all (a) Privacy Laws, (b) Contracts to which the Company Group is bound that impose obligations on the Company Group relating to Personal Information, and (c) Privacy Policies.

“Privacy Laws” means all applicable Laws, and any rules of self-regulatory, industry or other organizations in which the Company Group is or has been a member, in each case relating to medical records, medical or health information privacy, data privacy or data security or the processing or protection of Personal Information including Laws relating to (a) privacy of Personal Information, (b) the collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction or disclosure of or other activity regarding Personal Information, (c) cybersecurity, (d) electronic data transaction standards and code sets and (e) standard unique identifiers for employers, providers or health plans (as applicable). For the avoidance of doubt, Privacy Laws includes the General Data Protection Regulation (EU) 2016/679 (the “GDPR”), the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”), any applicable law or national law supplementing or implementing the GDPR or UK GDPR, and the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020).

“Privacy Policy” means each of the Company’s or its Subsidiaries’ policies, procedures, notices (internal or external), standards, rules, public statements or guidance relating to Personal Information, privacy or the security of Personal Information and the Company IT Systems.

“Privileged Communications” has the meaning set forth in Section 8.15(b).

“Proceeding” means any suit, action, cause of action (whether at Law or in equity), arbitration, audit, hearing, mediation, investigation, inquiry, examination, citation, summons, charge, prosecution, litigation, demand, claim, request for equitable adjustment, subpoena, request for information, complaint, administrative or similar proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private), which in any case is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Process” or “Processing” means the collection, retention, access, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company Group and all products or services currently under development by the Company Group, in each case, including any Software that is made available to end users through a computer network (e.g., software-as-a-service).

“Purchase Price Adjustment Escrow Account” has the meaning set forth in Section 1.8(a)(i).

“Purchase Price Adjustment Escrow Amount” means $15,000,000.

“R&W Insurance Policy” means a representations and warranties insurance policy issued to Parent or an Affiliate thereof in connection with the Transactions.

“Reference Time” means as of immediately prior to the Closing.

“Registered Company Intellectual Property” has the meaning set forth in Section 2.12(b)(i).

“Registration Rights Agreement” means that certain Registration Rights Agreement, substantially in the form of Exhibit F to this Agreement.

“Related Person” means with respect to any Person, (a) the members of its board of directors or managers or Persons serving on a similar governing body of such Person, (b) any current officer, director, employee, manager or direct or indirect equityholder of such Person, (c) any natural person related by blood, marriage or adoption to, or who resides in the same home as, any Person in clauses (a), (b) or (c), or (d) any Affiliate of such Person or of any Person in clauses (a), (b) or (c).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Release Date” has the meaning set forth in Section 1.10(g).

“Released Cash Amount” has the meaning set forth in Section 1.10(g).

“Relevant Persons” means, with respect to a Person, its current officers, directors and, subject to such Person’s knowledge, the employees and agents of any of the foregoing.

“Remedies Exception” means, when used with respect to any Person, performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

“Representative Losses” has the meaning set forth in Section 8.13(d).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their directors, officers, employees, accountants, agents, consultants, legal or financial advisors or any representatives of such legal or financial advisors or any other representatives of such Person.

“Required Periods” means, in the case of a balance sheet, such date or dates, or, in the case of statements of earnings, cash flows and equity, such periods or periods, as are required to be provided by applicable Law (in each case, after giving effect to any waiver, amendment, modification, interpretation, guidance, or other form of relief made available by the applicable Governmental Authority) in connection with Parent’s ongoing filing obligations as a reporting company (including any required 8-K filing), in connection with Securities Filings, or as may be determined by Parent, the Company or their respective Representatives to be necessary, advisable or appropriate.

“Requisite Company Approval” has the meaning set forth in the Recitals.

“Resolution Period” has the meaning set forth in Section 1.10(c)(ii).

“Restricted Cash” means “restricted cash” as determined under GAAP.

“Restricted Employees” has the meaning set forth in Section 4.2(b).

“Restructuring” means the recapitalization of CWT Travel Holdings, Inc. and certain of its Subsidiaries, which such recapitalization was consummated effective as of November 8, 2023 with the issuance of Preferred Units and Voting Units to the Members pursuant to the Company LLC Agreement.

“Review Period” has the meaning set forth in Section 1.10(c)(i).

“Sanctioned Jurisdiction” means a country or territory that is itself the subject or target of any Global Trade Laws and Regulations (at the time of this Agreement, Iran, Cuba, Syria, North Korea, the Crimea region of Ukraine, the so-called Donetsk and Luhansk People’s Republic regions of Ukraine, and the non-controlled regions of the oblasts of Zaporizhzhia and Kherson).

“Sanctioned Person” means any Person subject to the Global Trade Laws and Regulations, including as a result of being (a) listed in any sanctions-related list maintained by (i) the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (ii) the European Union or any European Union member state, (iii) the United Nations, (iv) the United Kingdom, or (v) any other Governmental Authority of a jurisdiction where the Company Group conducts business; (b) located, organized, or resident in a Sanctioned Jurisdiction; or (c) directly or indirectly owned fifty percent (50%) or more or controlled, individually or in the aggregate, by one or more Persons described in the foregoing clauses (a) or (b).

“Scheduled Permits” has the meaning set forth in Section 2.10.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Second Extended Drop Dead Date” has the meaning set forth in Section 7.1(b).

“Second Extended Termination Fee” has the meaning set forth in Section 7.2(b)(iii).

“Second Lien Credit Agreement” means that certain Senior Secured Second Lien Term Loan Credit Agreement, dated as of November 8, 2023, among CWT Group, LLC, a Delaware limited liability, CWT US, LLC, a Delaware limited liability company, CWT UK Group LTD., a private limited company organized under the laws of England and Wales, and CWT Beheermaatschappij B.V., a Dutch private limited liability company, CWT Holdings II, LLC, a Delaware limited liability company, the lenders party thereto, and Wilmington Trust, National Association, as administrative agent and as collateral agent.

“Second Lien Payoff Amount” means the total amount required to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Second Lien Credit Agreement and its related loan documents as of the date of such payoff (and, if applicable, the daily accrual thereafter); provided that such amount shall be satisfied solely by the issuance of Voting Units or Preferred Units prior to the First Merger Effective Time.

“Second Lien Payoff Evidence” has the meaning set forth in Section 4.12(b).

“Second Merger” has the meaning set forth in Section 1.1(b).

“Second Merger Certificate of Merger” has the meaning set forth in Section 1.4(b).

“Second Merger Effective Time” has the meaning set forth in Section 1.4(b).

“Second Merger Surviving Company” has the meaning set forth in Section 1.1(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Securities Filings” means such securities related filings with and submissions to the U.S. SEC or other securities regulatory authority or securities exchange as may be determined by Parent or its Representatives to be necessary, advisable or appropriate.

“Security Policies” has the meaning set forth in Section 2.13(c).

“Separation Agreement” means that certain Separation Agreement by and among CWT Travel Holdings, Inc., a Delaware corporation, CWT Travel Holdings II, Inc., a Delaware corporation, CWT Travel Group, Inc., a Delaware corporation, and CWT Holdings, LLC, a Delaware limited liability company, dated as of November 8, 2023.

“Software” means any (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, (b) databases, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, in each case, in any and all forms of media and (d) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Source Code” means any Software source code or database specifications or designs, in each case subsisting in any Company Intellectual Property or Products.

“Statement of Objections” has the meaning set forth in Section 1.10(c)(ii).

“Subsequent Audited Company Financial Statements” has the meaning set forth in Section 4.13(b).

“Subsequent Unaudited Company Financial Statements” has the meaning set forth in Section 4.13(b).

“Subsidiaries” means, with respect to any Person, any and all corporations, partnerships, limited liability companies and other entities of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the total voting power of shares of stock or other equity interest (without regard to the occurrence of any contingency), the holders of which are generally entitled to vote for the election of the board of directors or other governing body thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which 50% or more of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have an ownership interest of 50% or more in a partnership, association or other business entity if such Person is allocated 50% or more of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Surviving Companies” has the meaning set forth in Section 1.1(b).

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information, including any schedule or attachment thereto, and any amendments thereof, required or permitted to be supplied to a Taxing Authority in connection with Taxes.

“Taxes” means any U.S. federal, state, local or foreign government, or any agency or political subdivision thereof, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, including any interest, penalties, fees or additions to tax imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the imposition of Taxes.

“Third-Party Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by a third party and licensed (or purported to be licensed) to any member of the Company Group.

“Trademarks” means (whether registered or unregistered) any and all trademarks, service marks, trade dress, corporate names, trade names, logos, slogans and other source indicia and all translations, adaptations, derivations and combinations of the foregoing, and applications and registrations of the foregoing.

“Transaction Expenses” means without duplication, and only to the extent not paid prior to Closing, any fees, costs and expenses incurred or to be incurred by the Company Group or subject to reimbursement by the Company Group, whether accrued for or not, in each case as a result of or triggered by the Transactions, including (a) the aggregate amount of all out-of-pocket fees, costs, commissions and expenses of legal counsel, investment bankers, accountants, auditors, consultants or other advisors, service providers, experts or representatives (including all broker’s and finder’s fees and financial advisory fees) payable by or on behalf of the Company incurred in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Transactions, including fifty percent (50%) of the fees, costs and expenses of the Escrow Agent pursuant to Section 1.8(a)(v), fifty percent (50%) of the fees, costs and expenses of the Exchange Agent pursuant to Section 1.8(a)(v), one hundred percent (100%) of the fees, costs and expenses for purchasing the directors’ and officers’ liability insurance procured in accordance with Section 4.5(b), plus (b) the amount of any transaction, discretionary, retention or change-in-control bonuses or severance (or other payments or benefits similar to any of the foregoing) to be paid to any current or former employee, director, manager, officer or other service provider of any of the member of the Company Group pursuant to any agreement to which any member of the Company Group is a party prior to the Closing and that become payable as a result of the execution of this Agreement or the consummation of the Transactions (whether or not in combination with the occurrence of another event), and the employer portion of any employment Taxes (including the local equivalent of any social security, Medicare, unemployment, insurance contribution or similar Taxes) incurred as a result of any such payments (provided, that in no event shall “Transaction Expenses” include any severance payments triggered by a termination of employment that occurs at or following the Closing to the extent such termination occurs at the direction of Parent or any of its Affiliates), plus (c) any change-in-control or similar payments payable by any member of the Company Group in order to obtain required third-party consents to the Transactions. For the avoidance of doubt, in no event shall “Transaction Expenses” include any amounts that are included in Closing Working Capital, Debt or Debt-Like Items.

“Transactions” has the meaning set forth in the Recitals.

“Transfer” has the meaning set forth in Section 4.16.

“Transfer Taxes” has the meaning set forth in Section 5.1.

“Transition Committee” has the meaning set forth in Section 4.17.

“Trapped Cash” means Cash (a) which is held in the cash pool established by the Company Group with respect to the Company’s Subsidiaries in Europe, (b) which is 100% of the Cash of the Company’s Subsidiaries in China, India, Morocco, Egypt, Ukraine, Romania and Brazil or (c) subject to deduction or withholding or an actual tax payment (where, in respect of a withholding charge, such withholding is not received as an actual tax credit or refund within 365 days) in connection with the repatriation of such Cash, in which case, the amount of such deduction, withholding or tax charge shall be deemed Trapped Cash.

“Upper Target Working Capital” means -$36,000,000.

“U.S.” or “United States” means the United States of America.

“Voting Units” means the Class A Units, the Class B Units and the Class B-1 Units.

“Waived 280G Payments” has meaning set forth in Section 4.4(e).

“WARN Act” has the meaning set forth in Section 2.19(a).

CONFIDENTIAL
EXHIBIT F

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [_], 202[_], is made and entered into by and among:

(i)          Global Business Travel Group, Inc., a Delaware corporation (the “Company”) (formerly known as Apollo Strategic Growth Capital, a blank check company); and
(ii)        certain equityholders of the Company as set forth on Schedule A hereto, and any persons or entities that are assigned their rights hereunder in accordance with Section 5.2 (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company, CWT Holdings, LLC (“CWT”) and the other parties named therein are party to that certain Agreement and Plan of Merger Agreement, dated as of March 24, 2024 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, immediately prior to the Closing (as defined below), each Holder was an equityholder of CWT and, following the Closing and upon execution of a Letter of Transmittal (as defined below), received shares of Common Stock (as defined below);

WHEREAS, the entities set forth on Schedule B hereto (such entities, each a “Beneficial Holder”) have voting and dispositive power over the shares of Common Stock owned by record by the Holders as described in Schedule B; and

WHEREAS, in connection with the Closing, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1         Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President, any other principal executive officer, or the principal financial officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Agreement” shall have the meaning given in the Preamble hereto.

“Beneficial Holders” shall have the meaning given in the Recitals hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” means the board of directors of the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the Class A common stock of the Company, par value $0.0001 per share.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“CWT” shall have the meaning given in the Recitals hereto.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Demanding Holder Representative” shall have the meaning given in Section 2.1.4(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“FINRA” shall mean the Financial Industry Regulatory Authority Inc.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holder Information” shall have the meaning given in Section 4.1.2.

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“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Letter of Transmittal” shall have the meaning given in the Merger Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock received by a Holder pursuant to the Merger Agreement and (b) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)        all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock is then listed;

(B)         fees and expenses of compliance with securities or blue sky laws (including reasonable and documented fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)         printing, messenger, telephone and delivery expenses;

(D)         reasonable fees and disbursements of counsel for the Company;

(E)        reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)          reasonable and documented fees and expenses of one (1) legal counsel selected by the Beneficial Holder(s) of the Demanding Holder in an Underwritten Offering or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities in an Underwritten Offering as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal” shall have the meaning given in Section 2.1.4(a).

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II
REGISTRATIONS AND OFFERINGS

2.1         Shelf Registration.

2.1.1       Filing. The Company shall submit or file within 60 days following the Closing Date a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such submission or filing) on a delayed or continuous basis (and which may also cover any other securities of the Company) and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) 60 calendar days after the filing thereof (or the 90th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement) and (b) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2        Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3        Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are issued by the Company following the Closing Date as a result of the purchase price adjustment provision in Section 1.10 of the Merger Agreement and are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Beneficial Holder of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for the Holders.

2.1.4         Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Beneficial Holder or group of Beneficial Holders (such Beneficial Holder or group of Beneficial Holders being, in such case, referred to collectively as a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). To the extent that the Demanding Holder consists of more than one Beneficial Holder, the Beneficial Holder of such group shall designate one representative (the “Demanding Holder Representative”) that will coordinate with the Company on behalf of such group of Beneficial Holders on all interactions pursuant to this Agreement. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall select the Underwriters for such offering, including the lead managing Underwriter (provided that such Underwriters shall consist of reputable nationally recognized investment banks). The Beneficial Holders may demand not more than one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.4 per fiscal quarter. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3 Shelf, that is then available for such offering.

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(a)          If an Underwritten Offering (other than a registered offering solely for the Company’s account), Block Trade involving multiple Beneficial Holders by mutual agreement or Other Coordinated Offering involving multiple Beneficial Holders by mutual agreement registered pursuant to a Registration Statement includes a secondary offering (irrespective of whether it includes any primary offering by the Company), the Demanding Holder Representative shall determine, on behalf of all Beneficial Holders, whether to accept the purchase price for the Registrable Securities presented by the Underwriters. Without prejudice to the rights described in Section 2.1.6, in the event that the Demanding Holder Representative does not approve of the purchase price for the Registrable Securities, each Beneficial Holder consisting of the Demanding Holder shall be deemed to have elected not to sell its Registrable Securities (each, a “Withdrawal”) and the secondary offering shall automatically terminate.

2.1.5         Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested to be included; provided that, if any Demanding Holder or Requesting Holder is a natural person, the Company shall include in such Underwritten Offering the Registrable Securities of such natural person, in an amount of up to $5 million or such Registrable Securities representing all of such natural person’s Registrable Securities, without any pro rata reduction) that can be sold without exceeding the Maximum Number of Securities.  To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as negotiated in good faith and agreed upon among the Company, the Demanding Holders participating in such Underwritten Shelf Takedown and the Underwriters.

2.1.6        Withdrawal. Without prejudice to the rights described in Section 2.1.4(a), prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a Beneficial Holder that is part of a group consisting of the Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that any remaining Beneficial Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the remaining Beneficial Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4, unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if the Demanding Holder consists of a group of Beneficial Holders, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Beneficial Holder has requested be included in such Underwritten Shelf Takedown); provided that, if a Beneficial Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Beneficial Holders for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Beneficial Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

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2.2         Piggyback Registration.

2.2.1          Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) for a rights offering, (vi) for a Block Trade, or (vii) for an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Beneficial Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the proposed estimated filing date, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Beneficial Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Beneficial Holders may request in writing within five days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering, as negotiated in good faith and agreed upon among the Company, the Holders participating in such Underwritten Offering and the Underwriters.

2.2.2         Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

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(a)          If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has so requested (provided that, if any Demanding Holder or Requesting Holder is a natural person, the Company shall include in such Underwritten Offering the Registrable Securities of such natural person, in an amount of up to $5 million or such Registrable Securities representing all of such natural person’s Registrable Securities, without any pro rata reduction), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)          If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the total number of Registrable Securities that each Holder has so requested (provided that, if any Demanding Holder or Requesting Holder is a natural person, the Company shall include in such Underwritten Offering the Registrable Securities of such natural person, in an amount of up to $5 million or such Registrable Securities representing all of such natural person’s Registrable Securities, without any pro rata reduction), which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)          If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

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2.2.3       Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4          Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3        Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that participates in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall execute a customary lock-up agreement (including customary exceptions) in favor of the Underwriters (in each case on substantially the same terms and conditions as all such Holders) to the effect that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent.

2.4         Block Trades; Other Coordinated Offerings.

2.4.1         Notwithstanding the foregoing but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a two day or less marketing period (a “Block Trade”) or an otherwise coordinated registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with an anticipated offering price of at least $25 million, then such Demanding Holder needs to notify the Company of the Block Trade or Other Coordinated Offering at least five Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holder wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2          Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, any Demanding Holder shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

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2.4.3       Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4         Upon receipt of the notice of such Block Trade or Other Coordinated Offering, the Company shall select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5       Any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not constitute a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof; provided that the Company shall not be required to effect a Block Trade or Other Coordinated Offering on behalf of any Holder in any fiscal quarter during which such Holder has already participated in an Underwritten Shelf Takedown that was not reduced pursuant to Section 2.1.5 or 2.2.2 hereof.

ARTICLE III
COMPANY PROCEDURES

3.1        General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request and as permitted by Law, including distribution of Registrable Securities to a Holder’s members, security holders or partners), and pursuant thereto the Company shall:

3.1.1        prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2         prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by (i) any Holder that holds at least five (5.0%) percent of the Registrable Securities registered on such Registration Statement or (ii) any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3         prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

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3.1.4       prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be reasonably necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5        cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6        provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7        advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8        at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9         notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10      in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering that is registered pursuant to a Registration Statement, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter or other financial institutions facilitating such Underwritten Offering, Block Trade or Other Coordinated Offering to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.11      in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering that is registered pursuant to a Registration Statement, obtain a “comfort” letter from the Company’s independent registered public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to Demanding Holder Representative;

3.1.12      in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering that is registered pursuant to a Registration Statement, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the Demanding Holder Representative;

3.1.13     in the event of any Underwritten Offering, Block Trade or Other Coordinated Offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;

3.1.14       make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15        if the Registration involves the Registration of Registrable Securities involving an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering;

3.1.16        in the event of any Underwritten Offering, obtain customary lock-up agreements from each executive officer and director of the Company to the extent requested by the Underwriters; and

3.1.17      otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.

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3.2         Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and fees, applicable transfer taxes and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3        Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4         Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1       Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2       Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Beneficial Holders (which notice shall, to the extent reasonably practicable and permitted by applicable law, specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Beneficial Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Beneficial Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3        Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Beneficial Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

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3.4.4        The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than one occasion, or for not more than thirty (30) consecutive calendar days or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12)-month period. In the event that the Company exercises the right to delay or suspend contemplated by the immediately precedent sentence of this Section 3.4.4, each of the Holders shall be entitled to demand one additional Underwritten Shelf Takedown than they would otherwise be entitled to demand pursuant to the penultimate sentence of the first paragraph of Section 2.1.4 during the fiscal quarter in which such suspension or delay occurs or the immediately following fiscal quarter.

3.4.5       Notwithstanding anything to the contrary set forth herein, the Company shall not provide any Beneficial Holder with any material, nonpublic information regarding the Company other than to the extent that providing notice to such Beneficial Holder hereunder constitutes material, nonpublic information regarding the Company.

3.5       Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1         Indemnification.

4.1.1         The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents, each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.

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4.1.2        In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3        Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4         The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5       If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1        Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows.  Any notice or communication under this Agreement must be addressed, if to the Company, to General Counsel’s Office, 666 Third Avenue, New York, NY 10017, Attn: Eric J. Bock, Email: eric.j.bock@amexgbt.com with required copies, which shall not constitute notice, to Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001-8602, Attention: Gregory A. Fernicola, Email: gregory.fernicola@skadden.com, and, if to any Beneficial Holder, at such Beneficial Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten days after delivery of such notice as provided in this Section 5.1.

5.2         Assignment; No Third Party Beneficiaries.

5.2.1        Except as otherwise provided in this Section 5.2, this Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2         Subject to Section 5.2.3 and Section 5.2.5, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any person to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer and such person agrees to become bound by the terms and provisions of this Agreement.

5.2.3         No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

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5.2.4          Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Any attempted assignment or delegation in violation of the terms of this Section 5.2 shall be null and void, ab initio.

5.2.5       This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement, Section 4.1.1 and Section 5.2 hereof.

5.3       Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.4      Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

5.5          Jurisdiction; Waiver of Jury Trial.

5.5.1          Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 5.5.1.

5.5.2          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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5.6        Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder of at least five percent (5.0%) of the Registrable Securities, then the written consent of such Holder will also be required; provided, further, that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7        Term. This Agreement shall become effective upon the Closing and shall not inure to the benefit of, or be enforceable by, any Holder unless and until such Holder duly executes and delivers to the Company a Letter of Transmittal and a signature page to this Agreement This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.8        Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:
Name:
Title:

HOLDERS:
[ ● ]

By:
Name:
Title:

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